SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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                                  METROBANCORP
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                                  METROBANCORP
                       10333 N. Meridian Street, Suite 111
                           Indianapolis, Indiana 46290
                                 (317) 573-2400

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         to be held on December 19, 2002

To Our Shareholders:

         We will hold a special meeting of shareholders of MetroBanCorp on:

                           Thursday, December 19, 2002
                           1:00 p.m., local time
                           First Floor Conference Center
                           10333 North Meridian Street
                           Indianapolis, Indiana 46290

The purposes of the special meeting are:

         1. To consider and vote upon the Agreement and Plan of Merger, dated as of September 4, 2002, by and among MetroBanCorp, MetroBank, First Indiana Corporation, First Indiana Acquisition Corporation, and First Indiana Bank. Under the terms of the merger agreement, First Indiana Acquisition Corp. will merge into MetroBanCorp and each outstanding share of MetroBanCorp common stock will be converted into the right to receive a cash amount equal to seventeen dollars ($17.00). In addition, each outstanding option to purchase MetroBanCorp common stock will be converted into the right to receive a cash amount equal to seventeen dollars ($17.00) less the exercise price of the option.

         2. To transact such other business as may properly be presented at the special meeting or any adjournment thereof.

         We have fixed the close of business on November 18, 2002, as the record date for determining those shareholders who are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of it. Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least the majority of the outstanding shares of MetroBanCorp common stock.

         Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Charles V. Turean
                                        ----------------------------
                                        Charles V. Turean, Secretary

Dissenting shareholders who comply with the procedures required by the Indiana Business Corporation Law will be entitled to receive payment of the fair value of their shares. We have attached a copy of this law as an appendix to the accompanying proxy statement. MetroBanCorp shareholders considering the exercise of their dissenters' rights should carefully review these materials and information before voting at the special meeting.

The Board of Directors unanimously recommends that shareholders vote "FOR" approval of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

              The date of this Proxy Statement is November 20, 2002 and it is being mailed to MetroBanCorp shareholders on that same date.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Questions and Answers About the Merger.......................................iii
Summary........................................................................1
   The Parties to the Merger and the Merger Agreement..........................1
   The Merger..................................................................2
   Interests of Certain Persons in the Merger..................................3
   Break-Up Fee................................................................4
   Special Meeting.............................................................4
Special Meeting................................................................4
   General.....................................................................4
   Matters to be Considered....................................................4
   Proxies.....................................................................4
   Solicitation of Proxies.....................................................5
   Record Date and Voting Rights...............................................5
   Recommendation of MetroBanCorp Board of Directors...........................6
Proposed Merger................................................................6
   General.....................................................................6
   Description of the Merger...................................................6
   Background of the Merger....................................................6
   Reasons for the Merger......................................................8
   Fairness Opinion of MetroBanCorp's Financial Advisor........................9
   Opinion of MetroBanCorp's Financial Advisor.................................9
   Recommendation of the MetroBanCorp Board of Directors......................15
   Conversion of MetroBanCorp Common Stock....................................15
   Treatment of MetroBanCorp Stock Options....................................15
   Exchange of Certificates...................................................15
   Security Ownership of Management and Certain Beneficial Owners.............15
   Dissenters' Rights.........................................................18
   Conditions to the Completion of the Merger.................................19
   Interests of Certain Persons in the Merger.................................20
   Break-Up Fee...............................................................20
   Termination of the Merger Agreement........................................21
   Restrictions Affecting MetroBanCorp........................................22
   Regulatory Approvals Required for the Merger and the Bank Merger...........23
   Effective Time.............................................................23
   Management, Personnel and Employee Benefits after the Merger...............24
   Termination of Employment Agreements.......................................25
   Indemnification; Directors' and Officers' Liability Insurance..............25
Federal Income Tax Consequences...............................................26
Description of First Indiana..................................................27
Description of MetroBanCorp...................................................27
Legal Matters.................................................................27
Other Matters.................................................................27
Forward-Looking Statements....................................................28
Where You Can Find More Information...........................................28

APPENDIX A...................................................................A-1
APPENDIX B...................................................................B-1
APPENDIX C...................................................................C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       What do I need to do now?

A: After you carefully read this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed envelope as soon as possible. The instructions on the accompanying proxy card will give you more information on how to vote by mail. This will enable your shares to be represented at the special meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted. If you fail to return a proxy card or abstain from voting, the effect will be a vote against the merger.

Q:       Can I change my vote after I submit my proxy with voting instructions?

A: Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card by mail or submit your proxy with new voting instructions. Your shares will be voted in accordance with the latest proxy actually received by MetroBanCorp prior to the special meeting of the shareholders of MetroBanCorp. Any earlier proxies will be revoked. Third, you may attend the special meeting. Any earlier proxies will be revoked. Simply attending the meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions you will receive from your broker to change or revoke your proxy.

Q:       Should I send in my stock certificates now?

A:       No. You should not send in your stock certificates at this time.

         First Indiana will send you instructions for exchanging your MetroBanCorp common stock certificates for the conversion price promptly after the merger is completed.

Q: How much will I receive for each share of MetroBanCorp common stock that I own?

A: Following the effective time of the merger you will receive a cash payment equal to seventeen dollars ($17.00) per share of MetroBanCorp common stock for each share of MetroBanCorp common stock that you properly deliver to First Indiana. This amount is referred to in the merger agreement as the Conversion Price.

Q:       What are the Federal income tax consequences of the merger?

A: The cash that you receive in the merger in exchange for your shares of MetroBanCorp common stock and any cash you may receive from exercising statutory dissenters' rights will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign tax laws. In general, you may recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in your shares of MetroBanCorp common stock. It is recommended that you read the section entitled "Federal Income Tax Consequences" in the proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor regarding the specific tax consequences of the merger applicable to you.

Q:       What other matters will be voted on at the meeting?

A: MetroBanCorp does not expect that any matter other than the merger will be voted on at the meeting.

Q:       Whom should I call with questions?

A: You should call Charles V. Turean, Secretary of MetroBanCorp, at (317) 573-2400.

                                     SUMMARY

         This summary highlights some of the information contained in this document. Because this is a summary, it does not contain all the information that may be important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you.

         THE PARTIES TO THE MERGER AND THE MERGER AGREEMENT

         MetroBanCorp
         10333 N. Meridian Street, Suite 111
         Indianapolis, Indiana 46290
         (317) 573-2400

         MetroBanCorp is an Indiana corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal office located in Indianapolis, Hamilton County, Indiana. MetroBanCorp is the holding company for MetroBank, an Indiana state-chartered bank. As of September 30, 2002 MetroBanCorp had consolidated total assets of $198.9 million, consolidated total deposits of $159.3 million and shareholders' equity of $15 million. MetroBanCorp's common stock is listed on the NASDAQ Small-Cap Market under the symbol "METB".

         MetroBank
         10333 N. Meridian Street, Suite 111
         Indianapolis, Indiana 46290
         (317) 573-2400

         MetroBank is an Indiana state-chartered bank with its principal office located in Indianapolis, Indiana. MetroBank serves its customers in the northern suburbs of Indianapolis, Indiana from seven (7) branch locations.

         First Indiana Corporation
         First Indiana Plaza
         135 N. Pennsylvania Street, Suite 2800
         Indianapolis, Indiana 46204
         (317) 269-1200

         First Indiana Corporation is an Indiana corporation registered as a bank holding company under the Bank Holding Company Act which has elected to be a financial holding company under the Bank Holding Company Act. First Indiana Corporation's principal office is located in Indianapolis, Marion County, Indiana. First Indiana Corporation's common stock is listed on the NASDAQ National Market System under the symbol "FINB".

         First Indiana Acquisition Corporation
         First Indiana Plaza
         135 N. Pennsylvania Street, Suite 2800
         Indianapolis, Indiana 46204
         (317) 269-1200

         First Indiana Acquisition Corp. is an Indiana corporation with its principal office located in Indianapolis, Marion County, Indiana. First Indiana Acquisition Corp. is a wholly-owned subsidiary of First Indiana Corporation.

         First Indiana Bank, National Association
         First Indiana Plaza
         135 N. Pennsylvania Street, Suite 2800
         Indianapolis, Indiana 46204
         (317) 269-1200

         First Indiana Bank is a national bank with its principal office located in Indianapolis, Marion County, Indiana. First

Indiana Bank has twenty-six (26) retail offices in Metropolitan Indianapolis, Franklin, Mooresville, Pendleton, Rushville, and Westfield, Indiana.

THE MERGER

         Description of the merger. Under the terms of the merger agreement and subject to the merger of MetroBank and First Indiana Bank occurring immediately after the merger, First Indiana Acquisition Corp. will merge with and into MetroBanCorp, with MetroBanCorp as the surviving entity. MetroBanCorp will thereby become a wholly-owned subsidiary of First Indiana. MetroBanCorp will then merge with and into First Indiana, with First Indiana as the surviving entity. See "Proposed Merger -- Description of the Merger" on page 6.

         Description of the bank merger. Subsequent to the completion of the merger, MetroBank will merge with and into First Indiana Bank. First Indiana Bank will be the surviving entity and will continue its existence under the federal banking laws. See "Proposed Merger -- Description of the Merger" on page 6.

         Recommendation of the Board of Directors of MetroBanCorp. The Board of Directors of MetroBanCorp believes that the merger is in the best interests of MetroBanCorp as a whole, including your interests, and unanimously recommends that you vote "FOR" the proposal to approve the merger. See "Special Meeting -- Recommendation of the MetroBanCorp Board of Directors" on page 6.

         Voting agreement. In connection with the merger, each of the directors of MetroBanCorp have entered into a voting agreement pursuant to which each director has agreed to vote his shares of MetroBanCorp common stock and to use his best efforts to cause all additional shares of MetroBanCorp common stock owned jointly with any other person to be voted in favor of the merger. In addition, each director has agreed, subject to his fiduciary duties, to recommend that the shareholders vote in favor of the merger.

         MetroBanCorp shareholders will receive cash in the merger. Each issued share of MetroBanCorp common stock will be converted into the right to receive a cash amount equal to seventeen dollars ($17.00). Each outstanding and then exercisable option to purchase MetroBanCorp common stock will be converted into the right to receive cash in an amount equal to the excess of seventeen dollars ($17.00) over the option exercise price. See "Proposed Merger -- Conversion of MetroBanCorp Common Stock; Treatment of MetroBanCorp Stock Options" on page 15.

         Merger generally taxable for MetroBanCorp shareholders. Generally, the merger will be treated as a taxable sale or exchange of MetroBanCorp common stock for cash by each shareholder of MetroBanCorp, including shareholders who properly exercise dissenters' rights. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. The directors of MetroBanCorp urge you to consult with your tax advisor for a full understanding of the tax consequences of the merger to you. See "Federal Income Tax Consequences" on page 26.

         Dissenters' rights. MetroBanCorp shareholders have the right, under the Indiana Business Corporation Law to dissent from the merger. Certain specific procedures must be followed to dissent from the merger. A shareholder of MetroBanCorp who complies with the required procedures will be entitled to demand payment of the fair value of his MetroBanCorp shares. A copy of Chapter 44 of Title 23 of the Indiana Business Corporation Law is attached as Appendix C to this proxy statement. See "Proposed Merger -- Dissenter's Rights" on page 18.

         Our reasons for the merger. MetroBanCorp and First Indiana are proposing to merge because they believe that by combining the companies they can create a stronger and more diversified company that will provide significant benefits to the community and MetroBanCorp's customers. The Board of Directors of MetroBanCorp believes that by bringing its customers and banking products together with those of First Indiana, the companies can do a better job of growing their combined revenue than if they did not merge. You can find a more detailed discussion of the background to the merger agreement and MetroBanCorp's and First Indiana's reasons for the merger under "Proposed Merger--Reasons for the Merger" on page 8.

         MetroBanCorp's financial advisor believes the conversion price is fair, from a financial point of view, to MetroBanCorp's shareholders. Among other factors considered in deciding to approve the merger, the MetroBanCorp Board of Directors received the opinion of its financial advisor, Hovde Financial, LLC, that, as of November 15, 2002, seventeen dollars ($17.00) per share of MetroBanCorp common stock was fair to the holders of MetroBanCorp common stock from a financial point of view. MetroBanCorp has received a written opinion from Hovde dated as of November 15, 2002. The opinion is attached to this document as Appendix B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Hovde. See "Proposed Merger -- Fairness Opinion of MetroBanCorp's Financial Advisor" on page 9.

         Conditions to completion of the merger. The completion of the merger depends on a number of conditions being met. Some of the conditions are:

         o The merger agreement is approved by the holders of at least a majority of the outstanding shares of MetroBanCorp common stock.

         o Regulatory approvals required under federal and state banking laws are received and the waiting periods have expired.

         See "Proposed Merger -- Conditions to Completion of the Merger" on page 19.

         We may decide not to complete the merger. First Indiana and MetroBanCorp can agree at any time to not complete the merger, even if the shareholders of MetroBanCorp have approved it. Also, either party can decide, without the consent of the other, to terminate the merger agreement if, among other reasons:

         o The other party breaches any representation or any warranty contained in the merger agreement.

         o The other party breaches any covenant contained in the merger agreement.

         o Certain claims, proceedings or litigation are commenced or threatened.

         o First Indiana experiences a material adverse change in financial condition from that which existed on September 4, 2002.

         o MetroBanCorp experiences a material adverse change in financial condition from that which existed on September 4, 2002.

         o        The merger is not completed by February 28, 2003.

         See "Proposed Merger -- Termination of the Merger Agreement" on page
21.

         Effective time of the merger. The merger shall become effective upon the filing, in the office of the Secretary of State of Indiana, of Articles of Merger in accordance with Indiana Code Section 23-1-40-5, as amended, or at such later date and time as may be set forth in such Articles. First Indiana and MetroBanCorp anticipate that the merger will be completed in January, 2003. See "Proposed Merger -- Effective Time" on page 23.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Some of the directors and officers of MetroBanCorp have interests in the merger in addition to their interests as shareholders generally, including the following:

         o Ike G. Batalis, President of MetroBanCorp, has entered into a Consulting Agreement with First Indiana in connection with the merger; and

         o Some of the executive officers of MetroBanCorp have entered into agreements with First Indiana which provide for the termination of the existing employment agreements of those officers and the payment of a lump sum severance amount.

          See "Proposed Merger -- Interests of Certain Persons in the Merger" on page 20.

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

BREAK-UP FEE

         Break-up Fee. MetroBanCorp has agreed to pay to First Indiana a break-up fee in the amount of $1,500,000, plus out-of-pocket expenses, upon the occurrence of certain actions by MetroBanCorp or the MetroBanCorp Board Of Directors. See "Proposed Merger -- Break-up Fee" on page 20.

SPECIAL MEETING

         Date, time and place of special meeting. The MetroBanCorp special meeting will be held on Thursday, December 19, 2002, at 1:00 p.m., local time, at 10333 North Meridian Street, Indianapolis, Indiana 46290 in the First Floor Conference Center.

         Purposes of special meeting. At the MetroBanCorp special meeting, you will be asked:

         o        to approve the merger agreement; and

         o to act upon any other items that may be submitted to a vote at the special meeting.

         As of the date of this document the MetroBanCorp Board of Directors does not know of any other matters that will be presented at the special meeting. See the discussions under the captions "Special Meeting" and "Proposed Merger" on pages 4 and 6, respectively.

         Required shareholder vote. In order to approve the merger, the holders of at least a majority of the issued and outstanding shares of MetroBanCorp common stock must vote in its favor. See "Special Meeting -- Record Date and Voting Rights" on page 5.

         Proxies. You can revoke your proxy at any time before it is exercised by delivering a later dated proxy to MetroBanCorp, by written notice delivered to the Secretary of MetroBanCorp, or by attending the special meeting and voting in person. See "Special Meeting -- Proxies" on page 4.

         Shares issued and entitled to vote. As of November 18, 2002, there were 2,108,607 shares of MetroBanCorp common stock issued. You can vote at the special meeting of MetroBanCorp shareholders if you owned MetroBanCorp common stock at the close of business on that date. You can cast one vote for each share of MetroBanCorp common stock you owned on that date. See "Special Meeting--Record Date and Voting Rights" on page 5.

                                 SPECIAL MEETING

General

         This document is first being mailed by MetroBanCorp to the holders of MetroBanCorp common stock on November 20, 2002 and is accompanied by the notice of the MetroBanCorp special meeting of shareholders and a form of proxy that is solicited by the Board of Directors of MetroBanCorp for use at the special meeting. The special meeting will be held on Thursday, December 19, 2002, at 1:00 p.m., local time, at 10333 North Meridian Street, Indianapolis, Indiana 46290 in the First Floor Conference Center.

Matters to be Considered

         The purposes of the special meeting are to consider and vote upon the merger agreement, which provides for the merger of MetroBanCorp into First Indiana Acquisition Corp., and to consider and vote upon any other matters that may properly come before the special meeting.

Proxies

         The accompanying form of proxy is for your use at the special meeting if you are unable or do not wish to attend the meeting in person. You may revoke your proxy at any time before it is exercised by delivering to the Secretary of

MetroBanCorp a written notice of revocation, a properly executed proxy having a later date, or by attending the special meeting and voting in person. Written notices of revocation should be addressed to MetroBanCorp, 10333 N. Meridian Street, Suite 111, Indianapolis, Indiana 46290, Attn: Charles V. Turean, Secretary. To be effective, MetroBanCorp must receive the revocation before the shares are voted. The shares represented by proxies, properly signed and returned, will be voted at the special meeting as instructed by the shareholders of MetroBanCorp giving the proxies. If you make no specification as to your vote on the proxy, your proxy will be voted in favor of approval of the merger agreement.

         The MetroBanCorp Board is unaware of any other matters that may be presented for action at the special meeting. However, if other matters do properly come before the special meeting, the shares represented by properly executed proxies will be voted in accordance with the best judgment of the person named in the proxy.

Solicitation of Proxies

         MetroBanCorp will bear the entire cost of soliciting proxies from shareholders. In addition to the solicitation of proxies by mail, MetroBanCorp will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of stock held by them and secure their voting instructions, if necessary. Additionally, proxies may be solicited personally or by telephone by directors, officers and certain employees of MetroBanCorp, who will not be specifically compensated for such soliciting.

Record Date and Voting Rights

         MetroBanCorp has fixed November 18, 2002 as the record date for determining those MetroBanCorp shareholders entitled to notice of, and to vote at, the special meeting. Accordingly, only MetroBanCorp shareholders of record at the close of business on November 18, 2002 will be entitled to notice of and to vote at the special meeting. Each share of MetroBanCorp common stock you own on the record date entitles you to one vote on each matter presented for a vote at the special meeting. At the close of business on the record date, there were 2,108,607 shares of MetroBanCorp common stock issued and held by approximately 340 holders of record. The presence, in person or by proxy, of shares of MetroBanCorp common stock representing a majority of those shares outstanding and entitled to vote on the record date is necessary to constitute a quorum at the special meeting.

         Shares of MetroBanCorp common stock held by persons attending the special meeting but not voting, and shares of MetroBanCorp common stock for which MetroBanCorp has received proxies but with respect to which the holders have abstained from voting, will be counted as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting. Brokers who hold shares of MetroBanCorp common stock in nominee or "street" name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on matters to be considered and voted upon at the special meeting without specific instructions from those customers. These so-called "broker non-votes" will be counted for purposes of determining whether a quorum exists.

         The merger agreement must be approved by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of MetroBanCorp common stock entitled to vote at the special meeting.

         Because approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the issued shares of MetroBanCorp common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Accordingly, the MetroBanCorp Board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

         As of September 30, 2002, directors of MetroBanCorp owned approximately 539,905 shares of MetroBanCorp common stock, and the executive officers owned approximately 85,090 shares of MetroBanCorp common stock, entitling them to exercise 25.87% of the voting power of the MetroBanCorp common stock entitled to vote at the special meeting. On the basis of the unanimous approval of the merger agreement and the Voting Agreement by the MetroBanCorp Board of Directors, we currently expect that each director and executive officer of MetroBanCorp will vote the shares of MetroBanCorp common stock owned by him for approval of the merger agreement and the transactions contemplated by the merger agreement.

Recommendation of MetroBanCorp Board of Directors

         The MetroBanCorp Board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The MetroBanCorp Board believes that the merger agreement is in the best interests of MetroBanCorp as a whole, including the interests of MetroBanCorp shareholders, and recommends that the MetroBanCorp shareholders vote "FOR" approval of the merger agreement. See "Proposed Merger -- Background of the Merger on page 6, -- Reasons for the Merger on page 8, and -- Recommendation of the MetroBanCorp Board of Directors" on page 15.

                                 PROPOSED MERGER

         At the special meeting, the shareholders of MetroBanCorp will consider and vote upon approval of the merger, certain features of which are summarized below. The following summary of aspects of the merger is not a complete description of the terms and conditions of the merger and is qualified in its entirety by reference to the merger agreement, which is attached to this document as Appendix A and is incorporated herein by reference.

General

         The Board of Directors of First Indiana and MetroBanCorp each have unanimously approved the merger agreement, which provides for the merger. First Indiana and MetroBanCorp expect to complete the merger in January 2003. Each share of MetroBanCorp common stock issued and outstanding at the effective time of the merger will be converted into the right to receive a cash amount equal to seventeen dollars ($17.00). Each outstanding and then exercisable option to purchase MetroBanCorp common stock will be converted into the right to receive cash in an amount equal to the excess of seventeen dollars ($17.00) over the option exercise price.

Description of the Merger

         Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger (i) First Indiana Acquisition Corp. will merge with and into MetroBanCorp, with MetroBanCorp as the surviving entity thereby becoming a wholly-owned subsidiary of First Indiana; and (ii) MetroBanCorp will then merge with and into and under the Articles of Incorporation of First Indiana. The merger is subject to the merger of MetroBank and First Indiana Bank occurring immediately after the merger, and if the bank merger will not close immediately thereafter, the merger shall not occur. First Indiana will survive the merger and will continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended.

         As of September 30, 2002, MetroBanCorp had consolidated total assets of approximately $198.9 million, consolidated total deposits of approximately $159.3 million and consolidated shareholders' equity of approximately $15 million.

Background of the Merger

         Over the last several years the financial services industry has become increasingly competitive, with many financial institutions expanding their size and market share through consolidation. MetroBanCorp has from time to time been contacted by other financial institutions to determine whether MetroBanCorp would consider entering into a business combination. In response to these developments, the MetroBanCorp Board, on an ongoing basis, has considered strategic options for increasing shareholder value, including potential business combinations with other institutions.

         One of the objectives of the MetroBanCorp Board has been, and remains, to enhance shareholder value. Over the years the Board has considered various strategies intended to accomplish this goal. In April of 2001, the Board met with representatives of Hovde at a strategic retreat to discuss the various strategic alternatives available to MetroBanCorp. Among the alternatives considered were internal growth, capital management, capital raising, acquisitions of bank and non-bank financial services companies, mergers-of-equals and a business combination with a third party. Shortly after that meeting, the MetroBanCorp Board authorized the executive officers of MetroBanCorp to work with Hovde to generate ideas that would contribute to increasing value for the MetroBanCorp shareholders.

         On September 10, 2001, MetroBanCorp formally retained Hovde as its financial advisor to assist it in exploring a potential business combination with another entity or financial institution or a strategic alliance or a merger of equals. In light of the consolidation that was occurring at that time within the U.S. banking industry, the opportunity for shareholders of MetroBanCorp to receive an immediate premium and the significant interest of potential partners in the Indianapolis and Hamilton County market, MetroBanCorp decided to actively explore whether a transaction with a third party would be the best way to maximize shareholder value.

         Over the next several weeks, meetings were held between Hovde, the MetroBanCorp Executive Committee and the MetroBanCorp management regarding strategies, processes and potential partners in a business combination. Based on its due diligence examination of MetroBanCorp documents and records as well as interviews conducted with MetroBanCorp's management, Hovde assisted MetroBanCorp in preparing a confidential information package for distribution to potential partners. The information package was sent to a selected group of potential partners that were considered to potentially have an interest in exploring a business combination with MetroBanCorp. Each of the potential partners was required to enter into a confidentiality agreement with MetroBanCorp.

         During the time period from late February through March 2002, the management of MetroBanCorp had several contacts with, and responded to various questions from certain of the institutions that had received an information package. In late April 2002, MetroBanCorp received preliminary proposals from several interested parties, including First Indiana. On April 30, 2002, Hovde met with the Executive Committee and presented its conclusions regarding the various proposals. The Executive Committee reviewed and considered each of the proposals and the Hovde presentation. After further discussions the MetroBanCorp Executive Committee decided to continue discussions with three potential partners. At that time, the proposal submitted by First Indiana was not deemed compelling enough for the MetroBanCorp Board to continue to hold discussions with First Indiana. After learning that it was not chosen to continue discussions with MetroBanCorp, First Indiana revised its proposal such that it became compelling enough for MetroBanCorp to include it in further discussions.

         In early June 2002, Hovde and the MetroBanCorp Board participated in meetings with representatives from each of the four potential partners. During these discussions, the parties discussed the strategies of the respective institutions, results of operations, future business plans and preliminary plans for the integration of the companies. Based upon those meetings, the Board of MetroBanCorp decided to permit each of the four potential partners to undertake detailed due diligence. Following due diligence each potential partner was asked to submit a final indication of interest to MetroBanCorp.

         On July 9, 2002, a meeting with Hovde and the Executive Committee was held to discuss the final proposals received from the competing parties. The Executive Committee, with the assistance of Hovde, considered and compared each of the competing final proposals by examining and analyzing, among other things, the (i) nominal value to MetroBanCorp shareholders, (ii) operating characteristics and market data for each of the competing institutions as compared to each institution's individual peer group of companies, (iii) historical stock performance of each entity and as compared to various market indices, (iv) historical daily trading volume, growth rates and dividend yields of the competing entities, (v) consensus analyst ratings, if any, of the competing entities, and (vi) a direct comparison of the key financial and non-financial attributes of each of the competing proposals. Based on the results of that analysis and Hovde's opinion, MetroBanCorp determined to continue discussions with First Indiana and to proceed, if the negotiations were successful, toward the signing of a definitive agreement with First Indiana.

         For the remainder of July, First Indiana performed additional due diligence on MetroBanCorp. During August, management of First Indiana and its counsel together with management and members of the Executive Committee of MetroBanCorp and its counsel exchanged negotiated provisions of the definitive merger agreement.

         On August 5, 2002, the MetroBanCorp Executive Committee met to review and comment upon the preliminary draft of the merger agreement.

         On August 14, 2002, the Executive Committee discussed the revised draft of the merger agreement. The members of the Committee commented upon issues which remained outstanding from the previous draft as well as new matters.

         On August 29, 2002, in preparation for a special meeting, a copy of the proposed merger agreement and related agreements were provided to the MetroBanCorp and MetroBank boards of directors for their review and comment.

         On September 4, 2002, following the approval by the boards of directors of MetroBanCorp and MetroBank, the parties executed the merger agreement. A joint press release announcing the execution of the merger agreement was issued on the same day. Under the terms of the merger agreement, First Indiana Acquisition Corp. will merge into MetroBanCorp and MetroBanCorp will thereby become a wholly-owned subsidiary of First Indiana. Each outstanding share of MetroBanCorp will be converted into the right to receive a cash amount equal to $17.00. In addition, each outstanding option to purchase MetroBanCorp common stock will be converted into the right to receive a cash amount equal to $17.00 less the exercise price of the option.

Reasons for the Merger

         In reaching its decision to approve the merger agreement, the MetroBanCorp Board consulted with management of MetroBanCorp, as well as its financial and legal advisors, and it considered a variety of factors, including the following:

         o The MetroBanCorp Board's knowledge and analysis of the current environment of the financial services industry, which is characterized by rapid consolidation, increased opportunities for cross-industry expansion, evolving trends in technology and increasing nationwide and Internet competition;

         o The MetroBanCorp Board's belief that the financial terms of the merger are fair to and in the best interests of MetroBanCorp as a whole and MetroBanCorp's shareholders;

         o The business, operations, financial condition, earnings and prospects of MetroBanCorp and First Indiana. In making its determination, the MetroBanCorp Board took into account the results of MetroBanCorp's due diligence review of First Indiana;

         o The scale, scope, strength and diversity of operations, product lines and delivery systems that can be achieved by combining MetroBanCorp and First Indiana;

         o        The MetroBanCorp Board's belief that the merger represents:

                  o an opportunity to leverage MetroBanCorp's management, infrastructure, products, marketing and business lines over a larger consumer, business and corporate customer base through First Indiana's geographically diverse network; and

                  o the possibility of achieving expense savings and operating efficiencies through, among other things, the elimination of duplicative efforts;

         o The opinion of Hovde to the MetroBanCorp Board that, based upon and subject to the considerations set forth in the opinion, the conversion price was fair from a financial point of view to MetroBanCorp shareholders (see "Proposed Merger--Fairness Opinion of MetroBanCorp's Financial Advisor");

         o The likelihood of the merger being approved by the appropriate regulatory authorities;

         o Consideration of the effect of the merger on MetroBanCorp's other constituencies, including MetroBanCorp's employees and the customers and communities served by MetroBanCorp, including consideration of the opportunity for training, education and advancement of employees within First Indiana or one of its affiliated companies; and

         o The MetroBanCorp Board's analysis of alternatives to merging with First Indiana, including merging with other potential acquirors and its analysis of relevant price information from recent comparable bank mergers which occurred in the Midwest and across the United States.

         This discussion of the information and factors considered by the MetroBanCorp Board is not intended to be exhaustive, but it does include all material factors considered by the MetroBanCorp Board. In reaching its decision to approve and recommend the merger, the MetroBanCorp Board of Directors did not assign any relative or specific weights to these factors, and individual directors may have given differing weights to different factors. Based upon the foregoing and other factors, the Board of Directors of MetroBanCorp concluded that it was in the best interests of MetroBanCorp and its shareholders to merge with First Indiana.

Fairness Opinion of MetroBanCorp's Financial Advisor

         Hovde was retained by MetroBanCorp to act as MetroBanCorp's financial advisor in connection with the merger. MetroBanCorp's Board of Directors requested Hovde's opinion as to the fairness, from a financial perspective, of the consideration to be paid by First Indiana to MetroBanCorp shareholders as set forth in the merger agreement.

         Hovde is a is an investment bank with offices in Washington, DC, Inverness, Illinois, and West Palm Beach, Florida. Hovde, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Other than as disclosed herein, neither Hovde nor any of its affiliates has a financial interest in MetroBanCorp or First Indiana. Hovde was selected to advise MetroBanCorp's Board of Directors based upon its familiarity with financial institutions and knowledge of the banking industry as a whole.

         Hovde performed certain analyses described herein and presented the range of values for MetroBanCorp resulting from such analyses to the Board of Directors of MetroBanCorp in connection with its advice as to the fairness of the consideration to be paid by First Indiana.

         Hovde delivered its fairness opinion to the Board of Directors of MetroBanCorp on September 4, 2002, at a special meeting of the Board of Directors of MetroBanCorp and it has been updated as of the date of November 15, 2002. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix B to this document and should be read in its entirety.

Opinion of MetroBanCorp's Financial Advisor

         Hovde has delivered to the MetroBanCorp board its opinion that, based upon and subject to the various considerations set forth in its written opinion dated September 4, 2002 and at the request of MetroBanCorp updated as of November 15, 2002, the merger consideration is fair from a financial point of view to the holders of MetroBanCorp common stock as of such date. In requesting Hovde's advice and opinion, no limitations were imposed by MetroBanCorp upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion.

         The full text of the updated opinion of Hovde, dated November 15, 2002, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B. MetroBanCorp shareholders should read this opinion in its entirety. Hovde's opinion is directed only to the fairness, from a financial point of view, of the merger consideration, and does not constitute a recommendation to any MetroBanCorp shareholders as to how the shareholder should vote at the MetroBanCorp meeting. The summary of the opinion of Hovde set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

         Hovde, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Hovde is familiar with MetroBanCorp, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the merger agreement. In the course of their daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of Hovde and their affiliates may from time to time effect transactions and hold securities of First Indiana and MetroBanCorp. As of the date of its opinion, Hovde-affiliated entities owned 30,874 shares of First Indiana and no shares of MetroBanCorp.

         Hovde will receive a fee contingent upon the completion of the merger for services rendered in connection with advising MetroBanCorp regarding the merger, including the fairness opinion and financial advisory services provided to MetroBanCorp. As of the date of this proxy statement, Hovde has received $50,000 for its fairness opinion and other financial advisory services and is expected to receive a completion fee of approximately $798,557 upon completion of the merger. In addition, Hovde will also receive a fairness opinion fee of $5,000 for a fairness opinion issued to Wells Fargo Trust Company, the trustee for MetroBanCorp's Thrift plan.

         The following is a summary of the analyses performed by Hovde in connection with its fairness opinion. Certain of these analyses were presented to the MetroBanCorp Board by Hovde on September 4, 2002 and they were updated as of November 15, 2002. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde in rendering its opinion or the presentation made by Hovde to the MetroBanCorp Board, but it does summarize all of the material analyses performed by Hovde.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde may have given various analyses more or less weight than other analyses. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the MetroBanCorp Board and its fairness opinion.

         In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Indiana and MetroBanCorp. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde's analysis of the fairness of the merger consideration, from a financial point of view, to the MetroBanCorp shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde's opinion does not address the relative merits of the merger as compared to any other business combination in which MetroBanCorp might engage. In addition, as described above, Hovde's opinion to the MetroBanCorp Board was one of many factors taken into consideration by the MetroBanCorp Board in making its determination to approve the merger agreement.

         During the course of its engagement and for the purposes of rendering the opinion set forth herein, Hovde:

         (i)      reviewed the merger agreement;

         (ii) reviewed certain historical publicly available business and financial information concerning First Indiana and MetroBanCorp;

         (iii) reviewed certain internal financial statements and other financial and operating data concerning First Indiana and MetroBanCorp;

         (iv) analyzed certain financial projections prepared by the managements of First Indiana and MetroBanCorp;

         (v) conducted meetings with members of the senior management of First Indiana and MetroBanCorp for the purpose of reviewing the future prospects of First Indiana and MetroBanCorp, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements (the "Synergies") expected to be achieved as a result of the merger

         (vi) reviewed historical market prices and trading volumes for First Indiana common stock and MetroBanCorp common stock;

         (vii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving bank and bank holding companies that we considered relevant;

         (viii) analyzed the pro forma impact of the merger on the combined company's earnings per share, consolidated capitalization and financial ratios; and

         (ix) performed such other analyses and considered such other factors as it deemed appropriate.

         In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by First Indiana and MetroBanCorp and in the discussions with First Indiana and MetroBanCorp management. In that regard, Hovde assumed that the financial forecasts, including, without limitation, the projections regarding under-performing and non-performing assets and net charge-offs were reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of First Indiana and MetroBanCorp and that such forecasts will be realized in the amounts and at the times contemplated thereby. Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and has assumed that such allowances for First Indiana and MetroBanCorp are in the aggregate adequate to cover such losses. Hovde was not retained to and did not conduct a physical inspection of any of the properties or facilities of First Indiana or MetroBanCorp. In addition, Hovde did not review individual credit files nor make an independent evaluation or appraisal of the assets and liabilities of First Indiana and MetroBanCorp and Hovde was not furnished with any such evaluations or appraisals.

         Statement of Offer. Hovde compared merger consideration to MetroBanCorp's book value, tangible book value, last twelve months GAAP net income, last twelve months core GAAP net income, 2002 estimated GAAP net income, and tangible book value to core deposits premium. Assuming merger consideration per share of $17.00 and aggregate merger consideration of approximately $40.0 million, Hovde observed that the implied transaction multiples to MetroBanCorp were as follows:

Merger Consideration to book value                               264.97%
Merger Consideration to tangible book value                      264.97%
Merger Consideration to LTM Net Income                            37.9x
Merger Consideration to LTM Net Income (core)                     27.8x
Merger Consideration to 2002 estimated GAAP Net Income            24.9x
Tangible book value to core deposits premium                     17.96%

         In terms of calculating the transaction multiples and the aggregate transaction value, Hovde utilized the most recent publicly available data from September 30, 2002. Throughout its fairness opinion analysis Hovde utilized MetroBanCorp's September 30, 2002 shares outstanding figure of 2,056,837. On November 15, 2002 there were 2,056,837 MetroBanCorp shares outstanding and 51,770 shares at Raymond James Trust Company for total issued shares of 2,108,607.

         Discounted Cash Flow Analysis. Hovde estimated the discounted present value of MetroBanCorp's common stock by using estimated 2002-2006 GAAP earnings of $1.60 million, $1.76 million, $1.93 million, $2.13 million and $2.34 million, respectively, and 2002-2006 dividends per share of $0.30, $0.33, $0.36, $0.40 and $0.44. In arriving at the terminal value of MetroBanCorp's earnings stream at the end of 2006, Hovde assumed a terminal value multiple at a range of 13.5, 15.0, and 16.5. The terminal value was then discounted, along with yearly cash flows for 2002 through 2006, using a range of discount rates of 11.0%, 13.0% and 15.0% to arrive at the present value for MetroBanCorp's common stock.

         In addition to the 2002 analysis, Hovde estimated the discounted present value of MetroBanCorp's common stock by using estimated 2003-2007 GAAP earnings of $1.64 million, $1.80 million, $1.98 million, $2.18 million and $2.40 million, respectively, and 2003-2007 dividends per share of $0.33, $0.36, $0.40, $0.44 and $0.44. In arriving at the terminal value of MetroBanCorp's earnings stream at the end of 2007, Hovde assumed a terminal value multiple at a range of 13.5, 15.0, and 16.5. The terminal value was then discounted, along with yearly cash flows for 2003 through 2007, using a range of discount rates of 11.0%, 13.0% and 15.0% to arrive at the present value for MetroBanCorp's common stock.

         These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of MetroBanCorp common stock. This analysis and its underlying assumptions yielded a range of values for MetroBanCorp common stock of approximately $8.85 to $12.49 per share (utilizing MetroBanCorp's 2002 estimated earnings) and $9.17 to $12.91 per share (utilizing MetroBanCorp's 2003 estimated earnings). Hovde noted that the merger consideration per share of $17.00 is in excess of all values generated in this analysis.

         Analysis of Selected Mergers. In rendering its opinion, Hovde reviewed several groups of comparable mergers. First Hovde reviewed comparable mergers involving banks and bank holding companies headquartered in the Midwest announced after January 1, 1998, in which the seller's assets were between $100 million and $1.0 billion and the form of consideration was in cash and stock. This Midwest Cash and Stock merger group consisted of the following transactions:

Buyer Name & State                     Seller Name & State
-------------------                    -------------------
MB Financial Inc, IL                   South Holland Bancorp
Midwest Banc Holdings, IL              CoVest Bancshares Inc., IL
First Merchants Corp., IN              CNBC Bancorp, OH
Merchants and Manuf., WI               Fortress Bancshares Inc., WI
MB Financial Inc, IL                   First Lincolnwood Corp., IL
Marshall & Illsley Corp., WI           Century Bancshares, Inc., MN
Macatawa Bank Corp., MI                Grand Bank Financial, MI
Marshall & Illsley Corp., WI           Richfield State Agency, MN
First Merchants Corp., IN              Lafayette Bancorp., IN
First National of NE, NE               Castle BancGroup Inc., IL
Second Bancorp Inc., OH                Commerce Exchange, OH
MAF Bancorp Inc., IL                   Mid Town Bancorp, Inc., IL
Financial Federal MHC, IL              Success Bancshares Inc., IL
Allegiant Bancorp Inc., MO             Southside Bancshares, MO
First National of NE, NE               Commercial Bancshares, SD
Fifth Third Bancorp, OH                Peoples Bank of Indy., IN
State Financial Services, WI           First Waukegan Corp., IL
Otto Bremer Foundation, MN             Dean Financial Services, MN
Popular Inc., PR                       Gore-Bronson Bancorp, IL

         The second group of comparable mergers which Hovde reviewed involved banks and bank holding companies headquartered in the Midwest announced after January 1, 1998, in which the seller's assets were between $100 million and $1.0 billion and the form of consideration was in cash only. This Midwest Cash merger group consisted of the following transactions:

Buyer Name & State                     Seller Name & State
------------------                     -------------------
MB Financial Inc, IL                   South Holland Bancorp, IL
MB Financial Inc, IL                   First Lincolnwood Corp., IL
First National of NE, NE               Castle BancGroup Inc., IL
Second Bancorp Inc., OH                Commerce Exchange, OH
Financial Federal MHC, IL              Success Bancshares Inc., IL
State Financial Services, WI           First Waukegan Corp., IL
Otto Bremer Foundation, MN             Dean Financial Services, MN
Popular Inc., PR                       Gore-Bronson Bancorp, IL

         In the final group, Hovde reviewed comparable mergers involving banks and bank holding companies on a Nationwide basis (excluding Midwest), announced after January 1, 2001, in which the seller's assets were between $100 million and $1.0 billion the form of consideration was in cash and stock and the selling organization was not headquartered in the Midwest. This Nationwide Cash and Stock merger group consisted of the following transactions:

Buyer Name & State                     Seller Name & State
------------------                     -------------------
South Financial Group, SC              Central Bank of Tampa, FL
Synovus Financial, GA                  FNB Newton Bankshares, GA
KeyCorp, OH                            Union Bankshares Ltd., CO
Synovus Financial, GA                  United Financial Holdings, FL
National Penn Banc., PA                FirstService Bank, PA
Royal Bank of Canada                   Admirality Bancorp Inc., FL
United Community, NC                   Community Bancshares, NC
Prosperity Bancshares, TX              Southwest Bank Holding, TX
First State Bancorp, NM                First Community, CO
BOK Financial Corp., OK                Bank of Tanglewood NA, TX
Synovus Financial, GA                  Community Financial, TN
BancorpSouth Inc., MS                  Pinnacle Bancshares, AR

Buyer Name & State                     Seller Name & State
------------------                     -------------------
Washington Trust, RI                   First Financial Corp., RI
Texas Regional, TX                     Riverway Holdings Inc., TX
International Banc., TX                National Bancshares, TX
Regions Financial, AL                  Park Meridian Financial, NC
Three Rivers Bancorp, PA               Pennsylvania Capital, PA
Chittenden Corp., VT                   Maine Bank Corp., ME


         Hovde calculated the medians, averages, high and lows for the following relevant transaction ratios in the Midwest Cash and Stock merger group, Midwest Cash merger group and the Nationwide Cash and Stock merger group: (i) the multiple of the offer value to the acquired company's book value per share and tangible book value per share; (ii) the multiple of the offer value to the acquired companies earnings per share for the twelve months preceding the announcement date of the transaction; and (iii) the tangible book value premium to core deposits, each as of the announcement date of the transaction. Hovde compared these multiples with the corresponding multiples for the merger, based on merger consideration per share of $17.00. The results of this analysis are as follows:

                                                                 Offer Value to
                                                 -----------------------------------------------
                                                                                                 Ratio of Tangible
                                                                                    12 months        Book Value
                                                                    Tangible        Preceding     Premium to Core
                                                  Book Value       Book Value       Earnings          Deposits
                                                      (x)             (x)              (x)              (%)
                                                 --------------  ---------------  -------------- -------------------
MetroBanCorp                                        264.97           264.97           37.9             17.96

Midwest Cash and Stock merger group median          197.65           224.54           18.5             12.95
Midwest Cash and Stock merger group average         212.77           231.16           20.1             14.52
Midwest Cash and Stock merger group high            417.84           417.84           31.7             34.48
Midwest Cash and Stock merger group low             131.28           136.02           12.4              4.24

Midwest Cash merger group median                    178.34           197.62           22.7              9.41
Midwest Cash merger group average                   192.05           219.10           23.4             11.77
Midwest Cash merger group high                      302.30           340.09           31.7             23.39
Midwest Cash merger group low                       131.28           136.02           16.2              4.24

Nationwide merger group median                      218.12           231.75           20.1             18.43
Nationwide merger group average                     237.41           247.89           21.3             18.01
Nationwide merger group high                        414.75           414.75           37.7             30.45
Nationwide merger group low                         146.10           152.54            9.1              4.66

         Mark-to-Market Analysis. Hovde calculated liquidation value of MetroBanCorp based on estimated value of its component assets and liabilities. For purposes of this analysis, Hovde assumed an aggregate value equal to common equity of MetroBanCorp at June 30, 2002, as adjusted to reflect an estimated range of values for transaction costs, premiums paid to retire existing borrowings, deposit premiums, marked-to-market adjustments on the loan and investment portfolios, and appraisals of fixed assets. This analysis imputed a per share value of $12.07, which was lower than the merger consideration per share of $17.00.

         Premium to Market Analysis Based on MetroBanCorp Historical Trading Valuation. Hovde reviewed the merger consideration premium to MetroBanCorp common stock price at different intervals during the period ending September 3, 2002, using the 5-day, 10-day, 20-day, 30-day, 60-day, 90-day, and 120-day average closing price of common stock on days where trades were executed. As of November 15, 2002, Hovde did not update the merger consideration premium to market analysis as the acquisition pricing was reflected in MetroBanCorp's stock price. Using such average closing prices, Hovde observed that the premium to MetroBanCorp common stock was as follows:

                                     MetroBanCorp             Premium
                                        average              to average
                                     closing price         trading price
                                    ----------------    ---------------------
Last Trading Day                         $9.86                 72.41%
Last 5 Trading Days                      $9.36                 81.62%
Last 10 Trading Days                     $9.23                 84.18%
Last 20 Trading Days                     $9.06                 87.64%
Last 30 Trading Days                     $9.25                 83.78%
Last 60 Trading Days                     $9.35                 81.82%
Last 90 Trading Days                     $8.96                 89.73%
Last 120 Trading Days                    $8.66                 96.30%

         Stock Trading History Analysis. Hovde reviewed the history of the reported trading prices and volume of MetroBanCorp common stock and the relationship between the movements in the prices of MetroBanCorp common stock to movements in certain stock indices, including the Standard & Poor's 500 Index, the Russell 2000 Financial Services Index, and the NASDAQ Bank and Thrift Index. Hovde noted that during the one year period ended September 3, 2002, MetroBanCorp common stock outperformed the NASDAQ Bank and Thrift Index, Russell 2000 Financial Services Index and the Standard & Poor's 500 Index.

                                             Beginning Index           Ending Index           Ending Index
                                                 Value on                Value on               Value on
                                            September 3, 2001       September 3, 2002        November 15, 2002
                                            -------------------     -------------------     -------------------
MetroBanCorp                                     100.00%                 125.82%                 197.52%
Nasdaq Bank and Thrift Index                     100.00%                 110.38%                 105.95%
Russell 2000 Financial Services Index            100.00%                 103.21%                 100.81%
S&P 500 Index                                    100.00%                  77.46%                 80.26%

         Hovde also noted that during the three year period ended September 3, 2002, MetroBanCorp common stock underperformed the NASDAQ Bank and Thrift Index, and outperformed the Russell 2000 Financial Services Index and Standard & Poor's 500 Index.

                                             Beginning Index           Ending Index           Ending Index
                                                 Value on                Value on                Value on
                                            September 3, 1999       September 3, 2002        November 15, 2002
                                            -------------------     -------------------     -------------------
MetroBanCorp                                     100.00%                 122.41%                 206.76%
Nasdaq Bank and Thrift Index                     100.00%                 131.99%                 126.70%
Russell 2000 Financial Services Index            100.00%                 120.97%                 118.12%
S&P 500 Index                                    100.00%                  64.69%                 67.04%

         Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the merger consideration per share of $17.00 was fair from a financial point of view to the MetroBanCorp shareholders.

Recommendation of the MetroBanCorp Board of Directors

         The Board of Directors of MetroBanCorp has carefully considered and unanimously approved the merger agreement and unanimously recommends that the shareholders of MetroBanCorp vote "FOR" approval of the merger agreement and the transactions contemplated by the agreement.

Conversion of MetroBanCorp Common Stock

         Under the terms of the merger agreement, shareholders of MetroBanCorp of record when the merger is completed will be entitled to receive a cash amount equal to seventeen dollars ($17.00) per share of MetroBanCorp common stock.

Treatment of MetroBanCorp Stock Options

         Each option to acquire MetroBanCorp common stock granted under MetroBanCorp's stock option and incentive plans, outstanding and exercisable immediately prior to the effective time of the merger, will be converted at the effective time into the right to receive a cash amount equal to the excess of seventeen dollars ($17.00) over the option exercise price.

Exchange of Certificates

         As soon as reasonably practicable but in no event more than ten (10) calendar days after the effective time of the merger, First Indiana will mail a letter of transmittal to shareholders of MetroBanCorp. This transmittal letter will contain instructions with respect to the surrender of certificates representing shares of MetroBanCorp common stock. You should NOT return your MetroBanCorp stock certificates with the enclosed proxy and should not forward them to First Indiana until you receive a letter of transmittal from First Indiana.

         If your certificate for your shares of MetroBanCorp common stock has been lost, stolen or destroyed, First Indiana will pay the conversion price to the registered owner after First Indiana receives from you an agreement to indemnify First Indiana against loss from such lost, stolen or destroyed certificate and appropriate evidence of the loss, theft or destruction, such as an affidavit.

         First Indiana will pay seventeen dollars ($17.00) per share of MetroBanCorp common stock to each former shareholder of MetroBanCorp as soon as practical following the shareholder's delivery to First Indiana of his or her certificate(s) representing shares of MetroBanCorp common stock.

Security Ownership of Management and Certain Beneficial Owners

         The following table sets forth information concerning the beneficial ownership of MetroBanCorp's common stock by directors and executive officers, all directors and executive officers as a group (12 persons), and all persons known to MetroBanCorp to be beneficial owners of more than five percent of MetroBanCorp's common stock. The stock ownership information below has been furnished to MetroBanCorp by the named persons or obtained from information filed with the Commission. Beneficial ownership as reported in this table has been determined in accordance with the regulations of the Commission and includes shares of common stock which may be acquired within 60 days. Unless indicated otherwise, the information below is current as of September 30, 2002, and each named beneficial owner possesses sole voting and investment power with respect to all shares. On September 30, 2002 MetroBanCorp had 2,056,837 shares of common stock outstanding.


                                                                                Shares Beneficially           Percentage of
Name and Address of Beneficial Owner                                                 Owned (1)                   Class (1)
------------------------------------                                            -------------------           -------------
DIRECTORS

  Chris G. Batalis (2,6)                                                                  59,621                   2.86%
  615  W. Colfax Avenue
  South Bend, IN  46601

  Ike G. Batalis (2,3,6,12)                                                              107,197                   4.99%
  10333 N. Meridian, Ste 111
  Indianapolis, IN  46290

  Terry L. Eaton(4,6)                                                                     75,239                   3.60%
  10645 Winterwood
  Carmel, IN  46032

  James F. Keenan(5)                                                                      13,718                   0.67%
  423 Sycamore St., Suite 101
  PO Box 906
  Niles, MI  49120

  Robert L. Lauth, Jr.(6,7)                                                               60,286                   2.89%
  9777 N. College Avenue
  Indianapolis, IN 46280

  James C. Lintzenich(8)                                                                  35,479                   1.71%
  10707 Club Chase
  Fishers, IN  46038

  R.D. "Rusty" Richardson (6,9)                                                           53,866                   2.58%
  1535 Prestwick Lane
  Carmel, IN  46032

  Edward R. Schmidt (6,10)                                                                64,102                   3.07%
  One Indiana Square, suite 2800
  Indianapolis, IN  46204

  Donald F. Walter(6,11)                                                                  70,397                   3.37%
  32578 S. Lyman Ferry Road
  Sedro Woolley, WA  98284

EXECUTIVE OFFICERS

  Charles V. Turean (16)                                                                  41,195                   1.97%
  10333 N. Meridian, Suite 111
  Indianapolis, IN 46290

  Andrew E. Illyes (14)                                                                   26,178                   1.26%
  10333 N. Meridian, Suite 111
  Indianapolis, IN 46290

  Gregory J. Murray (15)                                                                  17,717                   .86%
  10333 N. Meridian, Suite 111
  Indianapolis, IN 46290

                                       16

Directors and Executive Officers as a group of twelve                                    624,995                  25.87%

BENEFICIAL OWNERS OF 5% OR MORE OF METROBANCORP'S COMMON STOCK

  Mary Morris Leighton 1992 Trust (13)                                                   234,651                  11.41%
  Wells Fargo Bank, N. A. Trustee
  112 West Jefferson Boulevard
  South Bend, Indiana 46601

  Judd C. Leighton                                                                       298,831                  14.53%
  211 West Washington Avenue, Suite 2400
  South Bend, Indiana 46601

(1) Based upon information provided to the Company by each director and executive officer.

(2) Chris G. Batalis and Ike G. Batalis are brothers.

(3) Includes 4,074 shares of common stock held by a custodian for Mr. Batalis' benefit in an individual retirement account. Also includes 60,379 shares of common stock issuable under options granted pursuant to the Company's 1994 Stock Option and Stock Appreciation Rights Plan.

(4) Includes 28,554 shares of common stock held jointly with Mr. Eaton's spouse.

(5) Includes 7,483 shares of common stock held by Walter and Keenan Financial Consulting Co., of which Mr. Keenan serves as the President and Chief Executive Officer. Also includes 4,135 shares of common stock issuable under options granted pursuant to the 1994 Directors' Stock Option Plan.

(6) Includes 30,875 shares of common stock issuable under options granted pursuant to the 1994 Directors' Stock Option Plan.

(7) Includes 11,363 shares of common stock held jointly with Mr. Lauth's spouse. Also includes 18,048 shares held by Mr. Lauth's spouse.

(8) Includes 1,667 shares and 1,666 shares of common stock held for the benefit of Mr. Lintzenich's minor son and daughter, respectively. Also includes 14,164 shares of common stock issuable under options granted pursuant to the 1994 Directors' Stock Option Plan.

(9) Includes 264 shares of common stock held in equal amounts for the benefit of Mr. Richardson's minor son and daughter, with respect to which he disclaims any beneficial interest. Also includes 13,369 shares of common stock held jointly with Mr. Richardson's spouse.

(10) Includes 1,000 shares of common stock held by a custodian for Mr. Schmidt's benefit in an individual retirement account.

(11) Includes 2,205 shares of common stock held by a custodian for Mr. Walter's benefit in an individual retirement account. Also includes 5,250 shares held by Donald F. Walter and Charles T. Walter as joint tenants.

(12) Includes 3,820 shares of common stock held in the MetroBanCorp Employees' Thrift and Retirement Plan.

(13) Trust was established in 1992 and funded upon death of Mary Morris Leighton on March 16, 2001.

(14) Includes 64 shares held jointly with Mr. Illyes' spouse. Also includes 4,117 shares held by a custodian for Mr. Illyes' benefit in an individual retirement account and 2,281 shares of common stock held in MetroBanCorp Employees' Thrift and Retirement Plans. Also includes 4,007 shares of common stock under options granted pursuant to the 1994 Directors' Stock Option Plan and 15,285 shares issuable pursuant to options granted under the 1994 Stock Option and Stock Appreciation Rights Plan.

(15) Includes 4,469 shares of common stock held by a custodian for Mr. Murray's benefit in an individual retirement account and 1,493 shares held in the MetroBanCorp Employee's Thrift and Retirement Plan. Also includes 2,000 shares of common stock issuable under the 1994 Directors' Stock Option Plan and 9,678 shares issuable under the 1994 Stock Option and Stock Appreciation Rights Plan.

(16) Includes 1,603 shares of common stock held by a custodian for Mr. Turean's benefit in an individual retirement account. Also includes 2,509 shares held in the MetroBanCorp Employee's Thrift and Retirement Plan and 732 shares of common stock held for the benefit of Mr. Turean's minor son and 732 shares of stock held for the benefit of Mr. Turean's minor daughter. Also includes 4,007 shares of commons stock issuable under options granted pursuant to the 1994 Director's Stock Option Plan and 2,911 shares of common stock issuable under the 1994 Stock Option and Stock Appreciation Rights Plan.

Dissenters' Rights

         The Indiana Business Corporation Law provides shareholders of merging corporations with certain dissenters' rights. The dissenters' rights of MetroBanCorp shareholders are set forth in Indiana Code Chapter 23-1-44, a copy of which is attached to this Proxy Statement as Appendix C. Shareholders of MetroBanCorp will be entitled to dissenters' rights only upon strict compliance with procedures of the Indiana Business Corporation Law.

         The Indiana Business Corporation Law provides that shareholders of MetroBanCorp have the right to demand payment for the fair value of their shares of MetroBanCorp common stock immediately before the merger becomes effective, excluding any appreciation or depreciation in the value in anticipation of the merger, unless a court determines that such exclusion would be inequitable. To claim this right, the shareholder must first:

         o Deliver to MetroBanCorp, before the vote is taken, written notice of the shareholder's intent to demand payment in cash for the shareholder's shares if the merger is consummated, and

         o        Not vote in favor of the merger in person or by proxy.

         Dissenting shareholders may send their written notice to Charles V. Turean, Secretary, MetroBanCorp, 10333 N. Meridian Street, Suite 111, Indianapolis, Indiana 46290.

         If the merger is approved by MetroBanCorp shareholders, First Indiana will send notice of dissenters' rights to those shareholders satisfying the above conditions no later than ten (10) days after shareholder approval has occurred. The notice will state the procedures the dissenting shareholder thereafter must follow to exercise dissenters' rights in accordance with Indiana law.

         A shareholder of MetroBanCorp who is sent such a notice must then:

         o Demand payment for the shareholder's shares of MetroBanCorp common stock,

         o Certify whether beneficial ownership of the shares of MetroBanCorp common stock was acquired before the dates set forth in such notice; and

         o Deposit the shareholder's certificates representing shares of MetroBanCorp common stock in accordance with the terms of such notice.

         MetroBanCorp shareholders who do not demand payment or deposit the shareholder's certificates representing shares of MetroBanCorp common stock as required and within the applicable time period are considered to have voted such shares of MetroBanCorp common stock in favor of the merger and are not entitled to receive payment for such shares under the dissenters' rights provision of the Indiana Business Corporation Law.

         A shareholder who does not comply with the preliminary conditions described above will be considered not to be entitled to dissenters' rights under the Indiana Business Corporation Law. Shareholders who execute and return the enclosed proxy but do not specify a choice on the merger proposal will be deemed to have voted in favor of the merger and accordingly to have waived their dissenters' rights, unless the shareholder revokes the proxy prior to its being voted.

         Upon consummation of the merger, First Indiana will pay each dissenting shareholder who has fully complied with all statutory requirements and First Indiana's notice, and who was the beneficial owner of the MetroBanCorp common stock prior to September 4, 2002 (the date that the merger was first publicly announced), First Indiana's estimate of the fair value of each share of MetroBanCorp common stock as of the time immediately prior to the merger, excluding any appreciation in value in anticipation of the merger.

         Dissenters who comply with the above procedures can object to the fair value established by First Indiana by stating their estimate of the fair value and demanding payment of the additional amount claimed as fair value. First Indiana can elect to agree to the dissenters' fair value demand or can commence an action in the Marion County Circuit or Superior Court for a judicial determination of the fair value. The court may appoint appraisers to determine the fair value. The cost of the proceeding, including compensation and expenses of the appraisers and counsel for the parties and experts, will be assessed against all parties to the action in such amounts as the court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the court finds the fair value of this dissenters' shares, plus interest, exceeds the amount paid by First Indiana.

         The foregoing summary of the applicable provisions of Chapter 44 of Title 23 of the Indiana Business Corporation Law is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such Chapter, a copy of which is attached as Appendix C. Any MetroBanCorp shareholder who intends to dissent from the merger should review the text of Appendix C carefully and should also consult with an attorney. Any shareholder who fails to strictly follow the procedures described in the statute will forfeit dissenters' rights.

Conditions to the Completion of the Merger

         MetroBanCorp's and First Indiana's obligations to complete the merger are subject to the satisfaction of the following conditions at or prior to the effective time of the merger:

          o The merger agreement will have been approved by the affirmative vote of the holders of at least a majority of the issued shares of MetroBanCorp common stock and shareholders owning no more than ten percent (10%) of the outstanding shares of MetroBanCorp will have exercised a right to dissent from the merger;

         o MetroBanCorp, as the sole shareholder of MetroBank, will have approved and adopted the merger agreement;

         o First Indiana and MetroBanCorp will have received all regulatory approvals required for the merger;

         o Hovde will have issued its fairness opinion stating that the consideration to be received by the MetroBanCorp shareholders is fair from a financial point of view;

         o First Indiana and MetroBanCorp will have received certain officers' certificates and other closing documents;

         o The representations and warranties contained in the merger agreement will be accurate at the effective time of the merger;

         o Certain covenants set forth in the merger agreement will have been fulfilled;

         o The closing book value of MetroBanCorp, excluding certain allowed reductions which might occur as a result of the merger, will not be less than $15,342,000. However, First Indiana will still be obligated to proceed with the merger if all other conditions precedent to such obligation are satisfied and MetroBanCorp agrees to certain reductions in the conversion price;

         o The aggregate amount of benefits payable to the officers, directors and employees of MetroBanCorp under certain MetroBanCorp employment agreements, change of control agreements, and incentive plans shall not exceed $1,752,398;

         o First Indiana will have received a favorable, written opinion from KPMG with respect to certain issues related to Section 280G of the Internal Revenue Code; and

         o MetroBank will have reached a final disposition with respect to certain outstanding regulatory compliance matters.

         The conditions to consummation of the merger, which are more fully enumerated in the merger agreement, are requirements subject to waiver by the party entitled to the benefit of such conditions, as set forth in the merger agreement. The condition of MetroBanCorp reaching a final disposition with respect to certain outstanding regulatory compliance matters has been satisfied.

Interests of Certain Persons in the Merger

         Interest of Ike G. Batalis. Ike G. Batalis and First Indiana have entered into a Consulting Agreement, wherein Mr. Batalis agrees, contingent upon the consummation of the bank merger, to the termination of his employment agreement as of the effective time of the merger; to waive his rights to further payments and benefits under that employment agreement, as well as his rights to any payments under MetroBanCorp's Incentive Plan and MetroBanCorp's Target Benefit Plan, and to accept in lieu of such payments and benefits, in respect of his services prior to the effective time, (i) a lump sum cash amount equal to $186,340, relating to the benefit to which he would have been entitled under MetroBanCorp's Target Benefit Plan had it been continued in effect and had he terminated service voluntarily on December 31, 2002, otherwise than in connection with a change in control, plus (ii) a lump sum cash payment in the amount of $395,000. That employment agreement entitled Mr. Batalis to receive an amount equivalent to three (3) years' base salary plus other benefits for a period of two (2) years upon the termination of his employment due to a change of control of MetroBanCorp. The Incentive Plan provided for the establishment of a fund in an amount equal to 4% of the net total sale value of MetroBanCorp, of which 75% would be paid to Mr. Batalis upon MetroBanCorp being acquired. Based upon the total value of the merger, Mr. Batalis would have received $751,206 under the Incentive Plan. Under the terms of the Consulting Agreement, Mr. Batalis will also receive (i) a signing bonus in the amount of $1,000,000; (ii) consulting fees at an annual rate of $54,250 for a three-year period in exchange for his future service as a consultant and his agreement not to compete with First Indiana and its subsidiaries; and (iii) additional fees of up to $50,000 per year for a three year period contingent upon his meeting certain defined targets with respect to the retention of the loan and deposit business of MetroBank. In addition, Mr. Batalis will be entitled to receive the nonforfeitable accrued benefits payable to him under the MetroBanCorp Employees Thrift and Retirement Plan and the MetroBanCorp Supplemental Executive Retirement Plan in respect to his service prior to the effective time.

         Other Executive Officers. Pursuant to the terms of the merger agreement, Charles V. Turean, Gregory J. Murray and Andrew E. Illyes have entered into separate agreements with First Indiana which provide that, contingent upon the consummation of the merger, their individual employment agreements will be terminated, as of the effective time of the merger, and they will each waive their rights to any payments under those employment agreements and under MetroBanCorp's Target Plan, and accept, in lieu of such payments, a single sum cash payment in an amount equal to $253,016 for Mr. Turean, $228,706 for Mr. Murray and $219,964 for Mr. Illyes. The employment agreements provided that Messrs. Murray, Illyes and Turean would each receive an amount equal to two
(2) years' base salary plus various other benefits for a period of one (1) year upon the termination of his employment due to a change in control of MetroBanCorp. In addition, Messrs. Murray, Illyes and Turean will be entitled to receive the nonforfeitable accrued benefits payable to them under the MetroBanCorp Employees Thrift and Retirement Plan and the MetroBanCorp Supplemental Executive Retirement Plan in respect of their service prior to the effective time of the merger.

Break-up Fee

         MetroBanCorp has agreed to pay First Indiana a break-up fee in the amount of $1,500,000, plus out-of-pocket expenses, in the event that (i) the MetroBanCorp Board fails to recommend to MetroBanCorp shareholders approval of the merger agreement; (ii) the MetroBanCorp Board withdraws, modifies or conditions its recommendation of approval of the merger agreement to the MetroBanCorp shareholders; (iii) the MetroBanCorp Board fails to undertake a solicitation of proxies in favor of the merger from the shareholders of MetroBanCorp or MetroBanCorp fails to approve the bank merger as the sole shareholder of MetroBank; or (iv) MetroBanCorp terminates the merger agreement as a result of contemporaneously entering into a definitive agreement with a third party.

Termination of the Merger Agreement

         The merger agreement contains provisions allowing First Indiana and MetroBanCorp to terminate the merger agreement and the merger for various reasons. The merger may be terminated by First Indiana or MetroBanCorp before or after the shareholders of MetroBanCorp have approved the merger if one of the events which gives a party the right to terminate occurs. The merger agreement may be terminated:

         o by the mutual agreement of the Boards of Directors of First Indiana and MetroBanCorp;

         o by either First Indiana or MetroBanCorp if the merger has not been completed by February 28, 2003;

         o by either First Indiana or MetroBanCorp if there has been a breach of any representation or warranty contained in the merger agreement by MetroBanCorp, in the case of termination by First Indiana, or by First Indiana, in the case of termination by MetroBanCorp, and the breach has not been cured within 30 days after written notice to the breaching party of the breach;

         o by either First Indiana or MetroBanCorp if there has been a breach of any of the covenants or agreements contained in the merger agreement by MetroBanCorp, in the case of termination by First Indiana, or by First Indiana, in the case of termination by MetroBanCorp, and (1) the breach has not been cured within 30 days written notice to the breaching party of the breach; and (2) the breach will be likely, individually or in the aggregate with other breaches, to result in a material adverse effect, as defined in the merger agreement;

         o by either First Indiana or MetroBanCorp if the terminating party reasonably determines that the merger has become impracticable because of (1) the commencement or threat of any claim or litigation against First Indiana, First Indiana Bank, MetroBanCorp, or MetroBank, or any director or officer of any of these companies relating to the merger, the bank merger, or the merger agreement, if First Indiana is the terminating party or (2) the commencement, a threat of any material claim, litigation or proceeding against First Indiana which relates to the merger or merger agreement or which is likely to have a material adverse effect on First Indiana, if the terminating party is MetroBanCorp; or

         o by either First Indiana or MetroBanCorp if the shareholders of MetroBanCorp do not approve the merger agreement and MetroBanCorp has not satisfied its obligation to obtain shareholder approval.

         Additionally, First Indiana may terminate the merger if:

         o there has been a material adverse change in the business, assets, capitalization, financial condition or results of operations of MetroBanCorp and its subsidiaries (considered as a whole) as of the effective time of the merger compared to that in existence as of September 4, 2002 (the date of the merger agreement), other than changes that occur as a result of changes in banking laws, accounting principles, actions approved by First Indiana, changes such as interest rates that affect the banking industry generally and changes and charges that are a result of the merger; or

         Further, MetroBanCorp may terminate the merger if:

         o there has been a material adverse change in the financial condition, results of operations, business, assets or capitalization of First Indiana on a consolidated basis as of the effective time as compared to that in existence on September 4, 2002, other than changes that occur as a result of changes in banking laws, accounting principles, changes such as interest rates that affect the banking industry generally and changes and charges that are a result of the merger; or

         o prior to approval of the shareholders of MetroBanCorp of the merger, without breaching its covenant relating to negotiations with other potential acquirors, MetroBanCorp enters into a definitive agreement with a third party that provides for an acquisition of MetroBanCorp or a subsidiary of MetroBanCorp on terms determined in good faith by the MetroBanCorp Board to be more favorable to the shareholders of MetroBanCorp than the merger with First Indiana and the MetroBanCorp Board has determined that to proceed with the merger with First Indiana would violate the directors' fiduciary duties to MetroBanCorp's shareholders.

Upon termination for any of these reasons, the merger agreement will be of no further force or effect except with respect to those provisions concerning confidentiality, the payment of expenses and the break-up fee.

Restrictions Affecting MetroBanCorp

         The merger agreement contains a number of restrictions regarding the conduct of business of MetroBanCorp until the merger is completed. Among other items, MetroBanCorp or any subsidiary of MetroBanCorp may not, without the prior written consent of First Indiana:

         o change its capital stock accounts, except for the issuance of up to 446,007 shares of MetroBanCorp common stock under the MetroBanCorp Stock Option Plans and 1,070 shares of MetroBanCorp common stock under the MetroBanCorp Employee Equity Ownership Plan;

         o authorize any additional class of stock or issue securities other than or in addition to the securities which were issued and outstanding as of the date of the merger agreement;

         o distribute or pay any dividends or make any other distributions to its shareholders except that (1) MetroBank may pay cash dividends to MetroBanCorp in the ordinary course of business for payment of reasonable and necessary business and operating expenses of MetroBank and to provide funds for MetroBanCorp's dividends to its shareholders in accordance with the merger agreement; and (2) MetroBanCorp may pay to its shareholders its usual and customary quarterly cash dividend of no greater than seven and one-half cents ($.075) per share for any quarterly period;

         o        redeem any of its outstanding shares of common stock;

         o merge, consolidate or sell its assets or securities to any other person or entity;

         o purchase any assets or securities or assume any liabilities of another bank, bank holding company or other entity, except in the ordinary course of business;

         o make any loan or commitment to lend money or accept any deposit except in accordance with existing banking practices;

         o acquire or dispose of any real or personal property or fixed asset in excess of certain dollar value thresholds except in the ordinary course of business;

         o amend or restate its Articles of Incorporation or By-Laws or the Articles of Incorporation or By-Laws of any of its subsidiaries;

         o        open, close or alter any of its offices or facilities;

         o fail to maintain the reserve for loan and lease losses of its subsidiary financial institution;

         o elect or appoint any new executive officers or directors of MetroBanCorp or any of its subsidiaries;

         o hire or employ additional employees of MetroBanCorp or any subsidiary, except those which are reasonably necessary for the proper operation of their businesses; or

         o negotiate or discuss with third parties a possible sale, merger or combination of MetroBanCorp, unless the failure to do so would be a breach of the fiduciary duties of the MetroBanCorp Board of Directors.

This discussion of the restrictions imposed by the merger agreement is not intended to be exhaustive, but includes the material restrictions imposed on MetroBanCorp. Please refer to the merger agreement, which has been attached as Appendix A, for a complete listing of the restrictions.

Regulatory Approvals Required for the Merger and the Bank Merger

         First Indiana and MetroBanCorp have agreed to use their best efforts to obtain all regulatory approvals required to complete the transactions contemplated in the merger agreement. The merger may require the prior approval of the Board of Governors of the Federal Reserve System. The Indiana Department of Financial Institutions may make comments to the Federal Reserve regarding the mergers. The mergers cannot be completed without the approval of the Federal Reserve or the waiver of approval by the Federal Reserve under 12 C.F.R. Section
225.12. The bank merger requires the approval of the Office of the Comptroller of the Currency and cannot be completed without this approval.

         Approval of the merger by the Federal Reserve, or waiver of the process thereby, or approval of the bank merger by the OCC is not to be interpreted as the opinion of the regulatory authorities that the merger or the bank merger is favorable to the shareholders of MetroBanCorp from a financial point of view or that the regulatory authorities have considered the adequacy of the terms of the merger or the bank merger. An approval or waiver of the approval process by the Federal Reserve or an approval by the OCC in no way constitutes an endorsement or a recommendation of the merger or bank merger by such regulatory authority.

         o        Federal Reserve

         First Indiana has received a waiver under 12 C.F.R. Section 225.12(d)(2) of the formal approval process normally required for approval of a merger under Section 3 of the Bank Holding Company Act of 1956, as amended, from the Federal Reserve Bank of Chicago.

         o        Department of Financial Institutions

         First Indiana has received notice from the Indiana Department of Financial Institutions that it concurs with the position of First Indiana that the merger is exempt from the application requirements of IC 28-2-14-12, based upon the exemption contained in IC 28-2-14-15(b) and the definition of "acquire" contained in IC 28-2-14-1.

         o        Office of the Comptroller of the Currency

         The bank merger requires the approval of the OCC. First Indiana has filed the required application with the OCC for approval of the bank merger and as of the date of this document that application is pending. The OCC will review the bank merger under statutory criteria which are substantially the same as those required to be considered by the Federal Reserve in evaluating the merger, except that the OCC will not conduct an independent antitrust analysis of the bank merger if the Federal Reserve does so. Applicable regulations require publication of notice of the application for approval of the bank merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any transaction approved by the OCC may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the OCC and the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.

Effective Time

         The merger will become effective upon the filing, in the office of the Secretary of State of the State of Indiana, of Articles of Merger, or at such later date and time as may be set forth in such Articles. First Indiana and MetroBanCorp currently anticipate that the merger will be consummated during January, 2003. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger.

Management, Personnel and Employee Benefits After the Merger

         Upon consummation of the merger, the separate corporate existence of MetroBanCorp will cease. Consequently, the directors and officers of MetroBanCorp will no longer serve in such capacities after the effective time of the merger.

         MetroBank will become a wholly-owned subsidiary of First Indiana. The directors and officers of all of MetroBanCorp's subsidiaries serving at the effective time of the merger will no longer serve in such capacities after the effective time of the merger. Following the effective time of the merger, First Indiana, as the sole shareholder of each of the subsidiaries, will have the ability to elect the boards of directors and officers of the subsidiaries. The current officers of First Indiana will continue in their respective positions after the merger, until the Board of Directors of First Indiana determines otherwise.

         Those persons who are employees of MetroBanCorp as of the effective time of the merger, who continue as employees of First Indiana, First Indiana Bank or any other subsidiary of First Indiana after the effective time of the merger, will receive substantially the same employee benefits on substantially the same terms and conditions that First Indiana and First Indiana Bank may offer to similarly situated employees of its banking subsidiaries from time to time. In addition, years of service of an employee of MetroBanCorp or any of its subsidiaries prior to the effective time of the merger will be credited to each such employee for purposes of eligibility under First Indiana employee welfare benefit and fringe benefit plans and for purposes of eligibility and vesting, but not for purposes of accrual or contributions, under the First Indiana Corporation Defined Benefit Pension Plan ("First Indiana Pension Plan"), the First Indiana Corporation 401(k) Plan ("First Indiana 401(k) Plan"), and the First Indiana Corporation Stock Purchase Plan ("First Indiana Stock Purchase Plan").

         Those officers and employees of MetroBanCorp or any of its subsidiaries who otherwise meet the eligibility requirements of the First Indiana Pension Plan, the First Indiana 401(k) Plan and the First Indiana Stock Purchase Plan, based upon their age or years of service to MetroBanCorp or any of its subsidiaries, will become participants under the First Indiana Pension Plan, the First Indiana 401(k) Plan and the First Indiana Stock Purchase Plan as of the effective time of the merger or as soon as administratively practical thereafter. Those officers and employees who do not meet the eligibility requirements of the First Indiana Pension Plan, the First Indiana 401(k) Plan or the First Indiana Stock Purchase Plan on such date, will become participants in these plans on the first "plan entry date" (as defined in the First Indiana Pension Plan, the First Indiana 401(k) Plan or the First Indiana Stock Purchase Plan, as the case may be) which coincides with or next follows the date on which such eligibility requirements are satisfied.

         Employees of MetroBanCorp and its subsidiaries who become participants in the First Indiana group health plan will be given "creditable coverage" credit for their coverage under the MetroBanCorp group health plan and for the First Indiana group health plan's pre-existing condition limitation provisions. If a condition was not a "pre-existing condition" for a participant in the MetroBanCorp group health plan it will not be considered to be a pre-existing condition under the First Indiana group health plan.

         The MetroBanCorp Employees Thrift and Retirement Plan ("MetroBanCorp Thrift Plan") will be terminated, effective as of December 31, 2002, but contingent on the merger consummating thereafter and contingent on receipt of a favorable determination letter from the Internal Revenue Service as to the MetroBanCorp Thrift Plan's status as a qualified plan at its termination. MetroBanCorp may continue to make matching contributions to the MetroBanCorp Thrift Plan until the plan is frozen, effective December 31, 2002, so long as the matching contributions are comparable in amount to past contributions to the plan. All MetroBanCorp Thrift Plan participants will be fully vested in their benefits under the Thrift Plan, effective as of December 31, 2002.

         In connection with the merger, MetroBanCorp Thrift Plan participants will direct the Trustee of the MetroBanCorp Thrift Plan to vote the shares of MetroBanCorp common stock allocated to their accounts with respect to the merger. In connection with the merger, the Trustee and the Benefits Committee of the MetroBanCorp Thrift Plan have obtained a written opinion from Hovde to the effect that the price of seventeen dollars ($17.00) per share to be received by the MetroBanCorp Thrift Plan in exchange for its shares of MetroBanCorp common stock will constitute "adequate consideration" as defined in Section 3(18) of ERISA, and that the terms and conditions of the merger transaction, as they apply to the MetroBanCorp Thrift Plan, are fair to the MetroBanCorp Thrift Plan and its participants from a financial point of view.

         The MetroBanCorp Employee Equity Ownership Plan ("Equity Plan") will be terminated, subject to consummation of the merger, effective as of the date preceding the effective time of the merger. Awards will be granted under the terms of the Equity Plan for the period ending December 31, 2002. If the effective time of the merger occurs on or before February 10, 2003, no awards or related cash payments will be made under the Equity Plan in respect of service occurring after December 31, 2002. If the effective time of the merger occurs after February 10, 2003, awards and related cash payments will be made under the Equity Plan for each one-half (1/2) month of service completed after December 31, 2002, but prior to the effective time of the merger.

         The MetroBanCorp Supplemental Executive Retirement Plan ("MetroBanCorp SERP") and all participation agreements in effect thereunder will be terminated, subject to consummation of the merger, effective as of the date immediately preceding the effective time of the merger. No participant under the MetroBanCorp SERP will accrue any additional benefits under the MetroBanCorp SERP attributable to periods of service beginning after December 31, 2002. The accumulated benefit obligation in the MetroBanCorp SERP will, after the effective time of the merger, be distributed to the MetroBanCorp SERP participants in single sum distributions in cash.

         Prior to the effective time of the merger, the MetroBanCorp Target Benefit Plan ("Target Plan"), subject to consummation of the merger, will be amended to provide for the termination of the Target Plan as of the effective time of the merger and to provide for the forfeiture of any benefits accrued under the Target Plan.

         Prior to the effective time of the merger, all unexercised options and their related stock appreciation rights ("SARs") granted under the MetroBanCorp stock option plans, including both the 1994 Directors Stock Option Plan and the 1994 Stock Option and Stock Appreciation Rights Plan, will be surrendered for a single sum cash payment from MetroBanCorp equal to the difference between the exercise price of each option and related SAR and the conversion price of seventeen dollars ($17.00) per share. Effective as of the effective time of the merger, both of MetroBanCorp's stock option plans will be terminated.

         The MetroBanCorp Directors' Retirement Plan ("MetroBanCorp Directors' Plan") will be amended prior to the effective time of the merger, conditioned on the consummation of the merger, to provide for its termination, effective as of the date immediately preceding the date on which the merger is consummated. Each participant in the MetroBanCorp Directors' Plan will receive a single sum cash distribution of his vested accrued benefit as of the date of the plan's termination.

         MetroBanCorp will adopt a severance plan ("Severance Pay Plan") for the benefit of the employees of MetroBanCorp and its subsidiaries, other than Ike G. Batalis, Charles V. Turean, Gregory J. Murray and Andrew E. Illyes, who remain employed as of the last business day prior to the date of the consummation of the merger. Individuals covered by the Severance Pay Plan will receive a severance benefit, if within twelve (12) months after the effective time of the merger his or her employment is terminated involuntarily without cause. The individual's severance benefit will be a single sum payment equal to one week's base pay times the number of such employee's years of service with MetroBanCorp and its subsidiaries prior to the effective time of the merger.

         The amount that would otherwise be distributable under MetroBanCorp's Incentive Plan as a result of the merger will be reduced by eliminating the 75% portion thereof that otherwise would be distributable to Ike G. Batalis. No portion of the remaining 25% of the benefit payable under the Incentive Plan may be allocated to Ike G. Batalis. Any portion of the remaining 25% which is allocated to Charles V. Turean, Gregory J. Murray or Andrew E. Illyes will be limited to amounts calculated in a manner to cause such payments, when combined with other payment to not be considered "excess parachute payments" pursuant to
Section 280G of the Code.

Termination of Employment Agreements

         For a discussion of the termination of the employment agreements of Ike
G. Batalis, Charles V. Turean, Gregory J. Murray and Andrew E. Illyes see "Proposed Merger -- Interests of Certain Persons in the Merger" on page 20.

Indemnification; Directors' and Officers' Liability Insurance

         The merger agreement provides that First Indiana will, for six (6) years after the effective time of the merger, indemnify, defend and hold harmless any person who is or has been a director or officer of MetroBanCorp or its subsidiaries against all losses, expenses (including attorneys' fees), claims, damages or liabilities arising out of any claim that is based upon or in any way relates to any act or omission occurring at or prior to the effective time of the merger in the person's capacity as a director or officer. First Indiana will indemnify officers and directors of the subsidiaries of MetroBanCorp following the effective time of the merger to the full extent then permitted under applicable federal and state law and by MetroBanCorp's Articles of Incorporation as in effect on September 4, 2002, including provisions relating to advances of expenses incurred in the defense of any action or suit. The merger agreement also provides that First Indiana will maintain in effect for not less than two (2) years from the effective time of the merger the directors' and officers' liability insurance policies carried by MetroBanCorp. However, First Indiana may substitute other liability insurance policies if the policies provide substantially similar coverage.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following is a discussion of the material federal income tax consequences of the merger to holders of MetroBanCorp common stock.

         This discussion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations under the Code, Internal Revenue Service rulings and judicial and administrative decisions in effect as of the date of this Proxy Statement, all of which are subject to change, possibly with retroactive effect.

         The following discussion is intended only as a summary of the material federal income tax consequences of the merger and does not purport to be a complete analysis or listing of all potential tax effects relative to the merger. The following discussion does not address all aspects of federal income taxation that may be applicable to certain MetroBanCorp shareholders who may be subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who acquired their shares of MetroBanCorp common stock upon the exercise of employee stock options or otherwise as compensation or who hold their shares as part of a hedge, straddle or conversion transaction.

         The following discussion does not address potential foreign, state, local and other tax consequences of the merger. This discussion assumes that MetroBanCorp shareholders hold their respective shares of MetroBanCorp common stock as capital assets within the meaning of Section 1221 of the Code (i.e., property held for investment).

         For federal income tax purposes, the merger will be treated as a taxable sale or exchange of MetroBanCorp common stock by each MetroBanCorp shareholder (including any shareholder who properly exercises dissenters' rights). Accordingly, the federal income tax consequences to MetroBanCorp shareholders receiving cash will generally be as follows:

         The shareholder may recognize a capital gain or loss by reason of the disposition of his, her or its shares of MetroBanCorp common stock pursuant to the merger.

         The capital gain or loss, if any, will be long-term with respect to shares of MetroBanCorp common stock with a holding period of more than twelve
(12) months as of the effective time of the merger, and for individuals such capital gain will generally be subject to a maximum federal income tax rate of twenty percent (20%). The deductibility of capital losses is subject to limitations for both individuals and corporations.

         The amount of capital gain or loss to be recognized by each shareholder will be measured by the difference between the amount of cash received by the shareholder in connection with the merger, or cash received in connection with the exercise of dissenters rights, and the shareholder's tax basis in the shares of MetroBanCorp common stock at the effective time of the merger.

         Cash payments made pursuant to the merger, including any cash paid to a shareholder who properly exercises dissenters' rights, will be reported to the extent required by the Code to MetroBanCorp shareholders and the Internal Revenue Service. These amounts will ordinarily not be subject to withholding of United States federal income tax. However, backup withholding of tax at a rate of thirty percent (30%) will apply to a holder who fails to supply MetroBanCorp with the shareholder's correct taxpayer identification number or has failed to report all interest and dividends required to be shown on the shareholder's federal income tax returns. Accordingly, each MetroBanCorp shareholder will be asked to provide a correct taxpayer identification number on a Substitute Form W-9 which will be included in the appropriate letter of transmittal for the shares of MetroBanCorp common stock. Withholding may also apply to MetroBanCorp shareholders who are otherwise exempt from this withholding, such as a non-resident alien, if that person fails to properly document its status as an exempt recipient.

         We intend this discussion to provide only a summary of the material federal income tax consequences of the merger. We do not intend that it be a complete analysis or description of all potential federal income tax consequences of the merger. We do not address tax consequences which may vary with, or are contingent upon, individual circumstances. In addition, we do not address any non-income tax or any foreign, state or local tax consequences of the merger. Moreover, the above discussion may not be applicable with respect to shares acquired pursuant to the exercise of stock options or otherwise received as compensation. Accordingly, we strongly urge you to consult your tax advisor to determine your particular United States federal, state, local or foreign income or other tax consequences resulting from the merger, with respect to your individual circumstances.

                          DESCRIPTION OF FIRST INDIANA

         First Indiana was incorporated under the laws of the State of Indiana in 1986. It is the holding company for First Indiana Bank, National Association, the largest bank headquartered in Indianapolis, and Somerset Financial Services, LLC, a financial services and consulting firm.

         In 2001, the Federal Reserve approved First Indiana's Bank Holding Company Application, and the Office of the Comptroller of the Currency approved the conversion of First Indiana Bank from a federal savings bank to a national bank. Upon First Indiana Bank becoming a national bank it surrendered its thrift charter. Subsequently, the Federal Reserve Board approved First Indiana's election to become a financial holding company. As a financial holding company, the permissible scope of activities that First Indiana may engage in was expanded to include activities that are financial in nature or incidental to a financial activity.

         First Indiana Bank is engaged primarily in the business of attracting deposits from the general public and originating commercial loans and consumer loans. It offers a full range of banking services through 26 offices in central Indiana. First Indiana Bank also originates home equity loans in 46 states through a national independent agent network. First Indiana Bank has construction and consumer loan service offices in Indiana, Arizona, Florida, Illinois, North Carolina, Oregon, and Ohio. Through its subsidiaries, First Indiana offers a full array of financial services, including tax planning and preparation, accounting services, retirement and estate planning, and investment advisory and trust services.

                           DESCRIPTION OF METROBANCORP

         MetroBanCorp was incorporated under the laws of the State of Indiana on June 22, 1987 for the purpose of holding all of the shares of common stock of MetroBank, an Indiana chartered commercial bank which commenced operations in April, 1988. MetroBank offers a broad range of commercial and consumer lending and deposit services to its customers located principally in Hamilton County and northern Marion County, Indiana. MetroBank conducts its business through banking offices located in Hamilton County. MetroBank's products are principally oriented towards small and medium-sized businesses and the professional community.

                                  LEGAL MATTERS

         Krieg DeVault LLP has represented MetroBanCorp and MetroBank in the negotiation of the mergers and has been asked to render its legal opinion in connection with the merger agreement. Edward R. Schmidt is a partner at such firm and also a director of MetroBanCorp and MetroBank. See "Proposed Merger -- Security Ownership of Management and Certain Beneficial Owners" on page 15.

                                  OTHER MATTERS

         The special meeting is called for the purposes set forth in the notice attached to this Proxy Statement. The Board of Directors of MetroBanCorp knows of no other matters for action by shareholders at the MetroBanCorp special meeting other than the matters described in the notice. However, the enclosed proxy will confer discretionary authority to the persons named therein with respect to any such matters, none of which are known to the Board of Directors of MetroBanCorp as of the date hereof, which may properly come before the special meeting. It is the intention of the persons named in the proxy to vote pursuant to the proxy with respect to such matters in accordance with the best judgment of the person named in the proxy. To the extent that the merger agreement is approved and the transactions contemplated therein are consummated, the independent corporate existence of MetroBanCorp will end and MetroBanCorp will cease to hold its annual meeting of shareholders.

                           FORWARD-LOOKING STATEMENTS

         This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of First Indiana and MetroBanCorp, as well as certain information relating to the merger, including, without limitation statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following factors: (a) expected cost savings from the merger may not be fully realized or realized within the expected time frame; (b) revenues following the merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the merger may be greater than expected; (c) competitive pressures among depository and other financial institutions may increase significantly; (d) changes in the interest rate environment may reduce margins;
(e) general economic or business conditions, either nationally or in the states in which First Indiana is doing business, may be less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (f) legislative or regulatory changes may adversely affect the business in which First Indiana is engaged; (g) technological changes may be more difficult or expensive than anticipated; and (h) changes may occur in the securities markets.

                       WHERE YOU CAN FIND MORE INFORMATION

         First Indiana and MetroBanCorp are subject to the reporting requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the following locations of the SEC:

                  Public Reference Room          Midwest Regional Office
                  450 Fifth Street, N.W.         500 West Madison Street
                  Room 1024                      Suite 1400
                  Washington, D.C. 20549         Chicago, IL 60661-2511

Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding First Indiana and MetroBanCorp, and the address of that site is http://www.sec.gov.com You may obtain information about First Indiana and MetroBanCorp on their Internet sites at http://www.firstindiana.com and http://www.metb.com, respectively. The contents of those Internet sites are not incorporated by reference in, or otherwise a part of, this Proxy Statement. First Indiana's common stock is quoted on the NASDAQ National Market System and reports, proxy statements and other information concerning First Indiana are available for inspection and copying at prescribed rates at the office of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

         MetroBanCorp has not authorized anyone to give any information or make any representation about the merger or MetroBanCorp that is different from, or in addition to, that contained in this document or any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                               LIST OF APPENDICES

Agreement and Plan of Merger........................................Appendix A
Fairness Opinion of Hovde...........................................Appendix B
Chapter 44 of Title 23 of the Indiana Business Corporation Law......Appendix C

                                                                      Appendix A







                          AGREEMENT AND PLAN OF MERGER



                                  by and among







                        METROBANCORP, INC. and METROBANK





                                       and





                           FIRST INDIANA CORPORATION,
                              FIC ACQUISITION CORP.

                                       and

                    FIRST INDIANA BANK, NATIONAL ASSOCIATION







                                September 4, 2002

                                TABLE OF CONTENTS


SECTION 1 THE MERGERS.............................................................................................2
---------------------

         1.01.    The Company Merger..............................................................................2
         -----    -------------------

         1.02.    The Bank Merger.................................................................................4
         -----    ----------------

         1.03.    Reservation of Right to Revise Structure........................................................5
         -----    -----------------------------------------



SECTION 2 CONSIDERATION...........................................................................................5
-----------------------

         2.01.    Consideration...................................................................................5
         -----    --------------

         2.02.    Rights as Shareholders; Stock Transfers.........................................................6
         -----    ----------------------------------------

         2.03.    Distribution of Cash............................................................................6
         -----    ---------------------



SECTION 3 DISSENTING SHAREHOLDERS.................................................................................7
---------------------------------



SECTION 4 REPRESENTATIONS AND WARRANTIES OF MBC...................................................................7
-----------------------------------------------

         4.01.    Organization and Authority......................................................................8
         -----    ---------------------------

         4.02.    Authorization...................................................................................8
         -----    --------------

         4.03.    Capitalization..................................................................................9
         -----    ---------------

         4.04.    Organizational Documents.......................................................................11
         -----    -------------------------

         4.05.    Compliance with Law............................................................................11
         -----    --------------------

         4.06.    Litigation and Pending Proceedings.............................................................13
         -----    -----------------------------------

         4.07.    Financial Statements and Reports...............................................................13
         -----    ---------------------------------

         4.08.    Properties, Contracts, Employees and Other Agreements..........................................14
         -----    ------------------------------------------------------

         4.09.    Absence of Undisclosed Liabilities.............................................................15
         -----    -----------------------------------

         4.10.    Title to Assets................................................................................16
         -----    ----------------

                                      A-i

         4.11.    Employee Benefit Plans.........................................................................16
         -----    -----------------------

         4.12.    Labor Matters..................................................................................18
         -----    --------------

         4.13.    Environmental Matters..........................................................................19
         -----    ----------------------

         4.14.    Tax Matters....................................................................................20
         -----    ------------

         4.15.    Risk Management................................................................................20
         -----    ----------------

         4.16.    Books and Records..............................................................................20
         -----    ------------------

         4.17.    Loans.   ......................................................................................20
         -----    ------

         4.18.    Shareholder Rights Plan........................................................................21
         -----    ------------------------

         4.19.    Deposit Insurance..............................................................................21
         -----    ------------------

         4.20.    Insurance......................................................................................21
         -----    ----------

         4.21.    Broker's, Finder's or Other Fees...............................................................21
         -----    ---------------------------------

         4.22.    Interim Events.................................................................................22
         -----    ---------------

         4.23.    Regulatory Filings.............................................................................22
         -----    -------------------

         4.24.    Indemnification Agreements.....................................................................23
         -----    ---------------------------

         4.25.    Shareholder Approval...........................................................................23
         -----    ---------------------

         4.26.    CRA Rating.....................................................................................23
         -----    -----------

         4.27.    Capital Requirements...........................................................................23
         -----    ---------------------

         4.28.    Representations and Warranties at the Effective Time...........................................23
         -----    -----------------------------------------------------

         4.29.    Nonsurvival of Representations and Warranties..................................................23
         -----    ----------------------------------------------



SECTION 5 REPRESENTATIONS AND WARRANTIES OF FIC..................................................................24
-----------------------------------------------

         5.01.    Organization and Authority.....................................................................25
         -----    ---------------------------

         5.02.    Authorization..................................................................................25
         -----    --------------

         5.03.    Organizational Documents.......................................................................26
         -----    -------------------------

         5.04.    Regulatory Filings.............................................................................26
         -----    -------------------

                                      A-ii

         5.05.    Litigation and Pending Proceedings.............................................................26
         -----    -----------------------------------

         5.06.    Shareholder Approval...........................................................................26
         -----    ---------------------

         5.07.    Broker's, Finder's or Other Fees...............................................................26
         -----    ---------------------------------

         5.08.    Employee Benefit Plans.........................................................................27
         -----    -----------------------

         5.09.    CRA Rating.....................................................................................27
         -----    -----------

         5.10.    Pro Forma Capital Requirements.................................................................28
         -----    -------------------------------

         5.11.    No Financing Contingencies.....................................................................28
         -----    ---------------------------

         5.12.    Representations and Warranties at the Effective Time...........................................28
         -----    -----------------------------------------------------

         5.13.    Nonsurvival of Representations and Warranties..................................................28
         -----    ----------------------------------------------



SECTION 6 COVENANTS OF MBC AND THE BANK..........................................................................28
---------------------------------------

         6.01.    Shareholder Approval...........................................................................28
         -----    ---------------------

         6.02.    Other Approvals and Actions....................................................................29
         -----    ----------------------------

         6.03.    Conduct of Business............................................................................29
         -----    --------------------

         6.04.    Preservation of Business.......................................................................32
         -----    -------------------------

         6.05.    Other Negotiations.............................................................................33
         -----    -------------------

         6.06.    FIC Break-up Fee...............................................................................33
         -----    -----------------

         6.07.    Press Releases.................................................................................34
         -----    ---------------

         6.08.    Disclosure Schedule Update.....................................................................34
         -----    ---------------------------

         6.09.    Information, Access Thereto, Confidentiality...................................................35
         -----    ---------------------------------------------

         6.10.    Subsequent MBC Financial Statements............................................................36
         -----    ------------------------------------

         6.11.    Employee Benefits..............................................................................36
         -----    ------------------

         6.12.    Disposition of MBC Thrift Plan.................................................................36
         -----    -------------------------------

         6.13.    Group Health Plan..............................................................................37
         -----    ------------------

         6.14.    Long Term Disability Plan......................................................................37
         -----    --------------------------

                                      A-ii

         6.15.    Section 125 Plan...............................................................................38
         -----    -----------------

         6.16.    MBC Group Life Plan............................................................................38
         -----    --------------------

         6.17.    Termination of MBC SERP........................................................................38
         -----    ------------------------

         6.18.    Termination of MBC Target Benefit Plan.........................................................38
         -----    ---------------------------------------

         6.19.    Termination of MBC Employee Equity Ownership Plan..............................................39
         -----    --------------------------------------------------

         6.20.    Termination of MBC Directors' Retirement Plan..................................................39
         -----    ----------------------------------------------

         6.21.    MBC Stock Option Plans.........................................................................39
         -----    -----------------------

         6.22.    Elimination of Gross-Up Obligations............................................................40
         -----    ------------------------------------

         6.23.    Employment Agreements..........................................................................40
         -----    ----------------------

         6.24.    Change of Control Payments.....................................................................40
         -----    ---------------------------

         6.25.    Batalis Consulting Agreement...................................................................40
         -----    -----------------------------

         6.26.    Severance Pay..................................................................................41
         -----    --------------

         6.27.    Disposition of Incentive Plan..................................................................41
         -----    ------------------------------

         6.28.    Reports. 41
         -----    --------

         6.29.    Adverse Actions................................................................................42
         -----    ----------------



SECTION 7 COVENANTS OF FIC AND FIRST INDIANA.....................................................................42
--------------------------------------------

         7.01.    Approvals......................................................................................42
         -----    ----------

         7.02.    Employee Benefit Plans.........................................................................42
         -----    -----------------------

         7.03.    Press Releases.................................................................................44
         -----    ---------------

         7.04.    Indemnification and D&O Insurance..............................................................44
         -----    ----------------------------------

         7.05.    Adverse Actions................................................................................44
         -----    ----------------

         7.06.    Regulatory Capital.............................................................................45
         -----    -------------------

         7.07.    Sole Shareholder Approval......................................................................45
         -----    --------------------------

                                      A-iv

SECTION 8 CONDITIONS PRECEDENT TO THE MERGERS....................................................................45
---------------------------------------------

         8.01.    FIC.     ......................................................................................45
         -----    ----

         8.02.    MBC.     ......................................................................................48
         -----    ----



SECTION 9 TERMINATION OF MERGERS.................................................................................49
--------------------------------

         9.01.    Manner of Termination..........................................................................49
         -----    ----------------------

         9.02.    Effect of Termination..........................................................................51
         -----    ----------------------



SECTION 10 CLOSING...............................................................................................51
------------------

         10.01.   Closing Date and Place.........................................................................51
         ------   -----------------------

         10.02.   Deliveries.....................................................................................51
         ------   -----------



SECTION 11 MISCELLANEOUS.........................................................................................52
------------------------

         11.01.   Binding Effect; Assignment.....................................................................52
         ------   ---------------------------

         11.02.   Waiver; Amendment..............................................................................52
         ------   ------------------

         11.03.   Notices. 53
         ------   --------

         11.04.   Headings.......................................................................................54
         ------   ---------

         11.05.   Severability...................................................................................54
         ------   -------------

         11.06.   Counterparts...................................................................................54
         ------   -------------

         11.07.   Governing Law..................................................................................54
         ------   --------------

         11.08.   Entire Agreement...............................................................................55
         ------   -----------------

         11.09.   Expenses.......................................................................................55
         ------   ---------

         11.10.   Certain References.............................................................................55
         ------   -------------------

                          AGREEMENT AND PLAN OF MERGER



         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into, effective as of the 4th day of September, 2002, by and among MetroBanCorp, Inc. ("MBC"), First Indiana Corporation ("FIC"), FIC Acquisition Corp. ("Merger Sub"), MetroBank (the "Bank"), and First Indiana Bank, National Association ("First Indiana").

                              W I T N E S S E T H:

         WHEREAS, MBC is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHC Act"), with its principal office located in Indianapolis, Hamilton County, Indiana; and

         WHEREAS, MBC is the sole owner, directly or indirectly, of all of the outstanding capital stock of the Bank and MB Realty Corporation ("MB Realty") (collectively, the "Subsidiaries"); and

         WHEREAS, FIC is an Indiana corporation registered as a bank holding company under the BHC Act which has elected to be a financial holding company under the BHC Act, with its principal office located in Indianapolis, Marion County, Indiana; and

         WHEREAS, FIC is the sole owner, directly or indirectly, of all of the outstanding capital stock of Merger Sub and First Indiana (collectively, the "FIC Subsidiaries"); and

         WHEREAS, MBC and FIC seek to affiliate through a corporate reorganization whereby MBC will first merge with Merger Sub and will thereby become a wholly-owned subsidiary of FIC; and MBC will then merge with and into FIC, with FIC as the surviving entity; and the Bank will merge immediately thereafter with and into First Indiana and will become a wholly-owned subsidiary of FIC; and

         WHEREAS, the Boards of Directors of the parties hereto have determined that it is in the best interests of their respective corporations or banks and the shareholders thereof to consummate the strategic business combinations provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of merger.

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of MBC with the Merger Sub, the merger of MBC with and into FIC and the Bank with and into First Indiana and the mode of carrying such mergers into effect as follows:

                                   SECTION 1

                                   THE MERGERS
1.01.    The Company Merger.

(a) General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.01(b) hereof), (i) Merger Sub shall merge with and into MBC, with MBC as the surviving entity thereby becoming a wholly-owned subsidiary of FIC; and (ii) MBC will then merge with and into and under the Articles of Incorporation of FIC (such mergers, collectively, the "Company Merger"). The Company Merger is subject to the Bank Merger (as defined in Section 1.02 hereof) occurring immediately after the Company Merger, and if the Bank Merger will not close immediately thereafter, the Company Merger shall not occur. FIC (sometimes hereinafter referred to as the "Surviving Corporation") shall survive the Company Merger and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended ("IBCL").

(b) Effective Time. The Company Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Indiana, of Articles of Merger in accordance with Indiana Code Section 23-1-40-5, as amended, or at such later date and time as may be set forth in such articles (the "Effective Time"). Subject to the terms of this Agreement, the parties shall cause the Company Merger to become effective (a) on the date that is the seventh full NASDAQ trading day (the "Closing Date") to occur after the last of the conditions set forth in Section 8 (other than conditions relating solely to the delivery of documents dated as of the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement, or (b) on such other date as the parties may agree in writing; provided, however, that the Mergers shall not become effective prior to January 13, 2003.

(c) Name, Officers and Directors. The name of the Surviving Corporation shall be "First Indiana Corporation." Its principal office shall be located at 135 North Pennsylvania Street, Indianapolis, Marion County, Indiana. The officers of FIC serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of FIC at the Effective Time, who shall continue to serve until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as directors.

(d) Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of FIC in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended in accordance with applicable law.

(e) Effect of the Company Merger. At the Effective Time, the title to all assets, real estate and other property owned by MBC shall vest in the Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of MBC shall be assumed by the Surviving Corporation.

1.02.    The Bank Merger.

(a) General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Bank shall merge with and into and under the Articles of Association of First Indiana (the "Bank Merger" and together with the Company Merger, the "Mergers"). First Indiana (sometimes hereinafter referred to as the "Surviving Bank") shall survive the Bank Merger and shall continue its corporate existence under the federal banking laws pursuant to the provisions of and with the effect provided in The National Bank Act, as amended.

(b) Name, Officers and Directors. The name of the Surviving Bank shall be "First Indiana Bank, National Association." Its principal office shall be located at 135 North Pennsylvania Street, Indianapolis, Marion County, Indiana. The officers of First Indiana at the Effective Time shall continue to serve as the officers of the Surviving Bank until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Bank following the Effective Time shall be those individuals serving as directors of First Indiana at the Effective Time, who shall continue to serve until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as directors.

(c) Articles of Association and By-Laws. The Articles of Association and By-Laws of First Indiana in existence at the Effective Time shall remain the Articles of Association and By-Laws of the Surviving Bank following the Effective Time, until such Articles of Association and By-Laws shall be further amended as provided by applicable law.

(d) Effect of the Bank Merger. The effect of the Bank Merger upon consummation thereof shall be as set forth under The National Bank Act, as amended.

(e) Integration. At the Effective Time, the parties hereto currently intend to effectuate, or cause to be effectuated, the Bank Merger. The parties agree to cooperate and to take all reasonable actions prior to and following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Bank Merger.

1.03. Reservation of Right to Revise Structure. At FIC's election, the Company Merger may alternatively be structured so that (a) MBC is merged with and into FIC or any other direct or indirect wholly owned subsidiary of FIC or (b) any other direct or indirect wholly owned subsidiary of FIC is merged with and into MBC; provided, however, that no such change shall (x) alter or change the amount or kind of the Conversion Price or the treatment of the holders of MBC Common Stock or MBC Stock Options (as defined herein), (y) prevent the parties from obtaining the opinions of Bose McKinney & Evans LLP and Krieg DeVault LLP referred to in Sections 10.02(a)(iv) and 10.02(b)(iv), respectively, or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

                                   SECTION 2

                                  CONSIDERATION
2.01.    Consideration.

(a) Subject to the terms and conditions of this Agreement, upon and by virtue of the Company Merger becoming effective at the Effective Time, each issued and outstanding share of MBC Common Stock (as defined in Section 4.03(a) hereof) shall be converted into the right to receive a cash amount equal to Seventeen and No/100 Dollars ($17.00) (the "Conversion Price"). Each share of MBC Common Stock that, immediately prior to the Effective Time, is held as treasury stock of MBC or held directly or indirectly by FIC, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall by virtue of the Company Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

(b) Each outstanding and then exercisable option to purchase MBC Common Stock shall be converted into the right to receive cash in an amount equal to the excess of the Conversion Price over the option exercise price.

(c) In no event will the total consideration paid by FIC for MBC Common Stock exceed the product of the Conversion Price times the sum of (i) the number of shares of such Common Stock issued on the date hereof (2,108,607), plus (ii) the number of shares of such Common Stock issued after the date hereof upon exercise of any of the 446,007 vested, in-the-money options outstanding on the date hereof under MBC's stock option plans (or, in the case of options converted to rights to receive cash, the amount paid in respect of such rights pursuant to
Section 2.01(b)), plus (iii) to the extent permitted under Section 6.19 and subject to Section 6.03(a)(xi) below, the number of shares of such Common Stock issued after the date hereof pursuant to MBC's Employee Equity Ownership Plan.

2.02. Rights as Shareholders; Stock Transfers. At the Effective Time, (a) holders of MBC Common Stock shall cease to be, and shall have no rights as, shareholders of MBC, other than the right to receive (1) any dividend or other distribution with respect to such MBC Common Stock with a record date occurring prior to the Effective Time and (2) the consideration provided under this
Section 2, and (b) holders of MBC Stock Options shall have no further or continuing right to receive MBC Common Stock or any form of consideration other than the consideration provided under this Section 2. After the Effective Time, there shall be no transfers on the stock transfer books of MBC or the Surviving Corporation of shares of MBC Common Stock, and no attempted or purported exercise of MBC Stock Options shall be effective.

2.03.    Distribution of Cash.

(a) As soon as reasonably practicable but in no event more than ten (10) calendar days after the Effective Time, FIC shall mail to each record holder of any certificate or certificates whose shares of MBC Common Stock were converted into the right to receive the Conversion Price, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the MBC certificates shall pass, only upon proper delivery of the MBC certificates to FIC and shall be in such form and have such other provisions as FIC may reasonably specify) and instructions for use in effecting the surrender of the MBC certificates in exchange for the Conversion Price.

(b) Following the Effective Time, payment of the Conversion Price, without interest, shall be made by FIC to each former shareholder of MBC within five (5) business days following delivery to FIC of the shareholder's certificate(s) representing its shares of MBC Common Stock accompanied by a properly completed and executed letter of transmittal, all in form and substance reasonably satisfactory to FIC.

(c) Following the Effective Time, stock certificates representing shares of MBC Common Stock held by shareholders of MBC shall be deemed to evidence only the right to receive the Conversion Price, without interest thereon, pursuant to
Section 2.01 hereof.

(d) FIC shall be entitled to rely upon the stock transfer books of MBC to establish the persons entitled to receive payment of the Conversion Price pursuant to this Agreement, which books shall be conclusive with respect to the ownership of shares of MBC Common Stock.

(e) With respect to any certificate for shares of MBC Common Stock which has been lost, stolen or destroyed, FIC shall be authorized to pay the Conversion Price to the registered owner of such certificate upon receipt by FIC of an affidavit of lost, stolen or destroyed stock certificate together with an indemnity, both in form and substance reasonably satisfactory to FIC, and upon compliance by the MBC shareholder with all other reasonable requirements of FIC in connection with lost, stolen or destroyed stock certificates.

(f) Notwithstanding the foregoing, no party hereto shall be liable to any former holder of MBC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                   SECTION 3

                             DISSENTING SHAREHOLDERS

         Notwithstanding the foregoing, if any holders of MBC Common Stock dissent from the Company Merger and demand dissenters' rights under the IBCL, any issued and outstanding shares of MBC Common Stock held by such dissenting holders shall not be converted as described in Section 2 but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holders pursuant to the IBCL; provided, however, that each share of MBC Common Stock outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his or her demand for dissenters' rights or lose his or her right to exercise dissenters' rights shall have only such rights as are provided under the IBCL.

                                   SECTION 4

                      REPRESENTATIONS AND WARRANTIES OF MBC

         On or prior to the date hereof, MBC has delivered to FIC a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Section 4 or to one or more of its covenants contained in Section 6 or which is otherwise disclosed pursuant to this Agreement; provided, that the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by MBC that such item represents a material exception of fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined below) as to MBC.

         For the purpose of this Agreement, and in relation to MBC and the Subsidiaries, a "Material Adverse Effect" means any effect that (i) is material and adverse to the financial condition, operations, business, assets, liabilities or prospects of MBC and the Subsidiaries taken as a whole, or (ii) would materially impair the ability of MBC to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement. Without limiting the foregoing, items, individually or in the aggregate, that have a negative financial effect of $150,000 or more shall be deemed to have a Material Adverse Effect. Material Adverse Effect shall not, however, be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in accounting principles generally accepted in the United States or regulatory accounting requirements applicable to banks and their holding companies generally, (c) actions taken or to be taken by MBC or its Subsidiaries in accordance with the specific terms of this Agreement or based upon the written request of FIC pursuant to this Agreement, in each case in accordance with accounting principles generally accepted in the United States, (d) fees and expenses associated with the Mergers, including legal, accounting, investment banking and any expenses relating to litigation that may be filed to contest the Mergers, (e) acts of terrorism or war, (f) effects of any action taken with the prior written consent of FIC, and (g) changes in general levels of interest rates or conditions or circumstances that affect the banking industry, generally.

         No representation or warranty of MBC and the Bank contained in Sections 4.02(b)(iii), (iv) and (v) and 4.02(c), 4.05(a), 4.08(b) and 4.08(d), 4.10(b),
4.17(c), and 4.23 shall be deemed untrue, incomplete or incorrect, and neither MBC nor the Bank shall be deemed to have breached any such specified representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Section 4, has had or is reasonably likely to have a Material Adverse Effect.

         Accordingly, MBC and Bank hereby represent and warrant to FIC, as follows:

4.01.    Organization and Authority.

(a) MBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. MBC has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. MBC has a class of stock registered pursuant to Section 12, and is subject to the reporting requirements, of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The Bank and MB Realty are MBC's only direct or indirect subsidiaries, and except as disclosed in the Disclosure Schedule MBC owns no voting stock or equity securities of any other corporation, partnership, association or other entity.

(b) The Bank is an Indiana chartered bank duly organized, validly existing and in good standing under the laws of the State of Indiana. The Bank is subject to primary regulatory supervision and examination by the Indiana Department of Financial Institutions ("DFI"). The Bank has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except for MB Realty and as set forth in the Disclosure Schedule and except as security for the satisfaction of obligations to the Bank, the Bank has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

(c) MB Realty is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. MB Realty has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in the Disclosure Schedule, MB Realty has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

4.02.    Authorization.

(a) MBC has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.02(d) and (e) hereof. As of the date hereof, MBC is not aware of any reason why the approvals set forth in
Section 8.02(d) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in
Section 8.02(d). This Agreement, and its execution and delivery by MBC, has been duly authorized and approved by the Board of Directors of MBC and, assuming due execution and delivery by FIC, constitutes a valid and binding obligation of MBC, subject to the fulfillment of the conditions precedent set forth in Section
8.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

(b) Except as set forth in the Disclosure Schedule, neither the execution of this Agreement nor consummation of the Mergers contemplated hereby: (i) conflicts with or violates the organizational documents of either MBC or the Bank; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Mergers are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which MBC or either Subsidiary is a party or by which MBC or either Subsidiary is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than FIC and First Indiana) or any other adverse interest, upon any right, property or asset of MBC or either Subsidiary; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which MBC or either Subsidiary is bound or with respect to which MBC or either Subsidiary is to perform any duties or obligations or receive any rights or benefits.

(c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Mergers by MBC or any Subsidiary.

         (d) MBC has received an oral opinion of Hovde Financial, LLC, to the effect that, as of the date of this Agreement, the Conversion Price to be received in the Company Merger by the shareholders of MBC is fair to the shareholders of MBC from a financial point of view.

4.03.    Capitalization.

(a) The authorized capital stock of MBC as of the date hereof consists, and at the Effective Time will consist, of (i) 1,000,000 shares of preferred stock, no par value, none of which shares are issued or outstanding, and (ii) 3,000,000 shares of common stock, no par value per share, of which 2,056,837 shares are issued and outstanding, and of which another 51,770 shares, although classified as treasury shares, are issued to Raymond James Trust Company as trustee of a trust established by MBC to provide benefits under the MBC SERP. The total of such issued shares of MBC Common Stock, constituting 2,108,607 shares, have been duly and validly authorized by all necessary corporate action of MBC, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former MBC shareholder. An additional 446,007 shares of MBC Common Stock are subject to issuance upon the exercise of options (the "Stock Options") granted under the 1994 Stock Option and Stock Appreciation Rights Plan and the 1994 Directors Stock Option Plan (the "MBC Stock Option Plans"). MBC has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of MBC Common Stock except upon the exercise of Stock

Options. Any shares issued upon exercise of the Stock Options will be validly issued, fully paid and nonassessable. The Disclosure Schedule sets forth, for each Stock Option outstanding under the MBC Stock Option Plans, the name of the grantee, the date of the grant, the type of grant, the status of the grant as qualified or non-qualified under Section 422 of the Internal Revenue Code, the number of shares of MBC Common Stock subject to options that are exercisable as of the date hereof and the exercise price per share.

(b) The authorized capital stock of the Bank as of the date hereof consists, and at the Effective Time will consist, of 10,000 shares of common stock, $10.00 par value per share, all of which shares are issued and outstanding (such issued and outstanding shares are referred to herein as "Bank Common Stock"). Such issued and outstanding shares of Bank Common Stock have been duly and validly authorized by all necessary corporate action of the Bank, are issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former Bank shareholder. All of the issued and outstanding shares of Bank Common Stock are owned by MBC free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. The Bank has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(b) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Bank Common Stock.

(c) The authorized capital stock of MB Realty as of the date hereof consists, and at the Effective Time will consist, of one (1) share of common stock, no par value per share, all of which shares are issued and outstanding (such issued and outstanding shares are referred to herein as "MB Realty Common Stock"). Such issued and outstanding shares of MB Realty Common Stock have been duly and validly authorized by all necessary corporate action of MB Realty, are validly issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former MB Realty shareholder. All of the issued and outstanding shares of MB Realty Common Stock are owned by the Bank free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. MB Realty has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(c) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of MB Realty Common Stock.

(d) Except as set forth in the Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of MBC Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of MBC, by which MBC is or may become bound. MBC does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of MBC Common Stock. To the knowledge of MBC and the Bank, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of either of them or of MB Realty. To the knowledge of MBC and the Bank, upon consummation of the Company Merger and the Bank Merger, FIC shall own and have the power and right to vote all of the outstanding capital stock of the Bank and First Indiana shall own and have the power and right to vote all of the outstanding capital stock of MB Realty.

(e) There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of common stock of the Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of either Subsidiary, by which either Subsidiary is or may become bound. The Subsidiaries do not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of their respective common stock.

(f) Except as set forth in the Disclosure Schedule, MBC has no knowledge of any person or entity which beneficially owns 5% or more of its outstanding shares of MBC Common Stock.

4.04. Organizational Documents. The Articles of Incorporation and the By-Laws of MBC and the Subsidiaries, as amended, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to FIC.

4.05. Compliance with Law.

(a) Neither MBC nor either Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, nor are they in violation of any order, injunction, judgment, writ or decree of any court or government agency or body. MBC and the Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to FIC or First Indiana at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b) Except as set forth in the Disclosure Schedule, neither MBC nor either Subsidiary or their respective property is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, DFI, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of MBC or either Subsidiary. There are no uncured violations, or violations with respect to which refunds or restitutions may be required, cited in any examination report of MBC or either Subsidiary as a result of an examination by any regulatory agency or body, or set forth in any accountant's or auditor's report to MBC or either Subsidiary.

4.06.    Litigation and Pending Proceedings.

(a) Except as set forth in the Disclosure Schedule and lawsuits involving collection of delinquent accounts as to which no counterclaims are asserted against MBC or either Subsidiary, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending or to the knowledge of MBC or either Subsidiary threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does MBC or either Subsidiary have any knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation) against, by or affecting MBC or either Subsidiary or which would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

(b) Except as set forth in the Disclosure Schedule, neither MBC nor the Subsidiaries are: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of MBC or either Subsidiary, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of MBC or either Subsidiary, threatened proceeding by any government regulatory agency or authority having jurisdiction over its respective business, assets, capital, properties or operations.

4.07.    Financial Statements and Reports.

(a) MBC has delivered to FIC copies of the following financial statements and reports of MBC and the Subsidiaries including the notes thereto (collectively, the "MBC Financial Statements"):

(i) Consolidated Balance Sheets and the related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders' Equity of MBC and the Subsidiaries as of and for the years ended December 31,1999, 2000, 2001, and as of and for the six months ended June 30, 2002;

(ii) Consolidated Statements of Cash Flows of MBC and the Subsidiaries for the years ended December 31, 1999, 2000 and 2001, and for the six months ended June 30, 2002;

(iii) Consolidated Statements of Changes in Financial Position of MBC and the Subsidiaries for the years ended December 31, 1999, 2000, and 2001, and for the six months ended June 30, 2002.

(iv) Reports of Condition and Income ("Call Reports") for the Bank as of close of business on December 31,1998, 1999, 2000 and 2001 and on March 31, 2002 and June 30, 2002; and

(v) Financial Statements of MBC on Form FRY-9LP and Form FRY-9C filed with the Board of Governors of the Federal Reserve System at the close of business on December 31, 2001 and on March 31, 2002 and June 30, 2002.

(b) The MBC Financial Statements present fairly the consolidated financial position of MBC as of and at the dates shown and the consolidated results of operations for the periods covered thereby and to the knowledge of MBC and the Bank are complete, correct, represent bona fide transactions, and have been prepared from the books and records of MBC and its subsidiaries. The MBC Financial Statements described in clauses (i), (ii) and (iii) of Section 4.07(a) above for completed fiscal years are audited financial statements and have been prepared in conformance with accounting principles generally accepted in the United States applied on a consistent basis, except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements.

4.08.    Properties, Contracts, Employees and Other Agreements.

(a) Set forth in the Disclosure Schedule are true, accurate and complete copies of the following:

(i) A brief description and the location of all real property owned by MBC and each Subsidiary and the principal buildings and structures located thereon and each lease of real property to which MBC or either Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date of the lease and a brief description of the property covered;

(ii) a list of all agreements, contracts, leases, licenses, lines of credit, understandings, commitments or obligations of MBC or either Subsidiary which individually or in the aggregate:

(A) involve payment or receipt by MBC or either Subsidiary (other than as disbursements of loan proceeds to customers, loan payments by customers or customer deposits) of more than $30,000 per annum or in excess of $150,000 for the remaining term of such agreement;

(B) involve payments based on profits of MBC or either Subsidiary;

(C) relate to the purchase of goods, products, supplies or services in excess of $50,000;

(D) were not made in the ordinary course of business;

(E) may not be terminated without penalty within one (1) year from the date of this Agreement;

(F) to which MBC or any of its Subsidiaries is a party, on the one hand, and under which any affiliate, officer, director or employee of MBC or any of its Subsidiaries, or any person who owns more than 10% of the outstanding MBC Common Stock, on the other hand, is a party or beneficiary; or

(G) with respect to the employment of, or payment to, any present or former directors, officers, employees or consultants relating to their services as such with MBC or any Subsidiary; and

(iii) The name and current annual salary of each director, officer and employee of MBC or either Subsidiary whose current annual salary is in excess of $75,000, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by MBC or either Subsidiary to or for the benefit of each such person for the year ended December 31, 2001, and any employment, severance or deferred compensation agreement or arrangement with respect to each such person.

(b) Each of the agreements, contracts, commitments, leases, instruments and documents set forth in the Disclosure Schedule relating to this Section 4.08 is valid and enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights, and MBC and the Subsidiaries (to the extent each is a party thereto) are, and, to the knowledge of MBC and each Subsidiary, all other parties thereto are, in compliance with the provisions thereof, and neither MBC nor either Subsidiary is in default in the performance, observance or fulfillment of any obligation, covenant or provision contained therein.

(c) None of the agreements, contracts, commitments, leases, instruments and documents set forth in the Disclosure Schedule relating to this Section 4.08 requires the consent of any party to its assignment in connection with the Mergers contemplated by this Agreement.

(d) Neither MBC nor either Subsidiary is, to the knowledge of MBC or either Subsidiary, in default under or in breach of, or alleged to be in default under or in breach of, any loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation.

4.09. Absence of Undisclosed Liabilities. Except (i) as provided in the MBC Financial Statements, Subsequent MBC Financial Statements (as defined in Section
6.10 hereof and only with respect to obligations incurred after the date of this Agreement) and in the Disclosure Schedule, (ii) for unfunded loan commitments and obligations on letters of credit to customers of the Bank, and trade payables incurred in the ordinary course of either Subsidiary's business, and
(iii) for the transactions contemplated by this Agreement, neither MBC nor either Subsidiary has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $50,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license.

4.10.    Title to Assets.

(a) Except as described in this Section 4.10, MBC or one of the Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the MBC Financial Statements as of June 30, 2002, good title to all personal property reflected in the MBC Financial Statements as of June 30, 2002, other than personal property disposed of in the ordinary course of business since June 30, 2002, good title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which MBC or either Subsidiary purports to own or which MBC or either Subsidiary uses in its respective business; good title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in their respective businesses; and good title to all property and assets acquired and not disposed of or leased since June 30, 2002. All of such properties and assets are owned by MBC or the Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, security interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the Disclosure Schedule; (ii) as specifically noted in the MBC Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amount to MBC on a consolidated basis and which do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or impair the use thereof for the purposes for which they are held or used. All real property owned or leased by MBC or a Subsidiary is in compliance with all applicable zoning and land use laws.

(b) All real property, machinery, equipment, furniture and fixtures owned or leased by MBC or a Subsidiary is structurally sound, in good operating condition and has been and is being maintained and repaired in the ordinary course of business.

4.11.    Employee Benefit Plans.

(a) MBC's Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, commission-based compensation, pension, retirement, profit sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by MBC or any of its Subsidiaries for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, "Compensation Plans").

(b) With respect to each Compensation Plan, if applicable, MBC has provided or made available to FIC, at FIC's request, true and complete copies of existing:
(A) Compensation Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) the most recent Form 5500 filed with the Internal Revenue Service ("IRS"); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and
(I) the most recent nondiscrimination tests performed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code") (including 401(k) and 401(m) tests).

(c) Except as set forth in the Disclosure Schedule: (i) each of the Compensation Plans has been administered and operated in all material respects in accordance with the terms thereof and with applicable law, including ERISA, the Code and the Securities Act of 1933, as amended (the "Securities Act"); (ii) neither MBC, any of its Subsidiaries nor any other person for whom indemnification by MBC or any of its Subsidiaries could apply ("Indemnified Person") has incurred or is likely to incur fiduciary liability under Part 4 of Title I of ERISA with respect to any Compensation Plan; (iii) each of the Compensation Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS which reflects all law changes through the "GUST" round of amendments, or an application for such a letter is pending with the IRS, and MBC is not aware of any circumstances that would likely result in the revocation or denial of any such favorable determination letter; (iv) none of MBC, any of its Subsidiaries or an Indemnified Person has engaged in any transaction or taken any action with respect to any Compensation Plan that has subjected, or could, to MBC's knowledge, subject MBC or any of its Subsidiaries or any Indemnified Person to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA; and (v) there is no pending or, to MBC's knowledge, threatened litigation or governmental audit, examination or investigation relating to MBC's Compensation Plans.

(d) None of the Compensation Plans is a plan, and none of MBC and its Subsidiaries ever have maintained or made any contributions to any plan, that is subject to Part 3 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Compensation Plan is a "multiemployer plan" within the meaning of
Section 3(37) or 4001(a)(3) of ERISA or a "multiple employer plan" within the meaning of Section 4064 of ERISA or Section 413(c) of the Code. None of MBC and its Subsidiaries have any current or potential liability or obligation, whether direct or indirect, with respect to any multiemployer or multiple employer plan.

(e)      Reserved.

(f)      Reserved.

(g) Except as set forth in the Disclosure Schedule or as otherwise provided for in this Agreement, no Compensation Plan provides benefits, including death or medical benefits, with respect to any employees or former employees of MBC or any of its Subsidiaries (or their spouses, beneficiaries, or dependents) beyond the retirement or other termination of service of any such employee other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any Pension Plan, (C) disability benefits under any Compensation Plan which is an employee welfare benefit plan (as defined under Section 3(1) of ERISA) that have been fully provided for by insurance or otherwise, (D) benefits in the nature of severance pay under any Compensation Plan, or (E) miscellaneous other post-employment benefits not exceeding $10,000 in the aggregate. Except as set forth in the Disclosure Schedule or as otherwise provided for in this Agreement, MBC and its Subsidiaries may amend or terminate any health plan which provides post-retirement or termination of employment benefits at any time without incurring any liability thereunder. Except as set forth in the Disclosure Schedule, there has been no communication to employees, former employees or their spouses, beneficiaries or dependents by MBC or any of its Subsidiaries that promised or guaranteed such employees retiree health or life insurance or other retiree death benefits on a permanent basis or promised or guaranteed that any such benefits could not be modified, eliminated or terminated.

(h) Except as set forth in the Disclosure Schedule or as otherwise provided for in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby including, without limitation, any termination of employment relating thereto and occurring prior to, at or following the Effective Time, will (A) result in any increase in compensation or any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any current or former director, officer or employee of MBC or any of its Subsidiaries under any Compensation Plan or otherwise from MBC or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Compensation Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefit; provided, however, that effects described in (A), (B) or (C), the aggregate compensation and benefit cost impact of which, actuarially determined as of the Effective Time, do not exceed $10,000, shall not be deemed to violate the representations made in this Section 4.11(h).

(i) Except as set forth in the Disclosure Schedule: (i) neither MBC nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which are, or reasonably would be expected to be, non-deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder; and (ii) none of MBC, the Surviving Corporation or any of their respective subsidiaries will be obligated to make a payment as a result, directly or indirectly, of the transactions contemplated by this Agreement that reasonably would be expected to be non-deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.12. Labor Matters. Neither MBC nor any of its Subsidiaries is a party to or is bound by any collective bargaining contract or understanding with a labor union or labor organization, nor is MBC or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel MBC or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to MBC's knowledge, threatened, nor is MBC aware of any activity involving it or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

4.13. Environmental Matters. Except as set forth in the Disclosure Schedule, (1) to MBC's knowledge, MBC and each of its Subsidiaries has complied in all material respects at all times with applicable Environmental Laws (as defined below); (2) to MBC's knowledge, no property (including buildings and any other structures) currently or formerly owned or operated by MBC or any of its Subsidiaries has been contaminated with, or has had any release of, any Hazardous Substance (as defined below); (3) to MBC's knowledge, neither MBC nor any of its Subsidiaries would reasonably be expected to be ruled to have caused or contributed to any contamination as the owner or operator under any Environmental Law of any property in which it has currently or formerly held a lien; (4) to MBC's knowledge, neither MBC nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (5) neither MBC nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (6) neither MBC nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any federal or state governmental authority or any third party relating to any Environmental Law; (7) to MBC's knowledge, there are no circumstances or conditions involving MBC or any of its Subsidiaries or any currently or formerly owned or operated property (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls or gas station sites) that could result in any claims, liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (8) MBC has delivered to FIC copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to MBC, any of its Subsidiaries, any currently or formerly owned or operated property or any property in which MBC or any of its Subsidiaries has held a lien.

As used in this Section 4.13, "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to: (1) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance. As used in this Section 4.13, "Hazardous Substance" means: (1) any substance in any concentration that is listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (3) any other substance which is or may be the subject of regulatory action by any federal, state or local governmental authority pursuant to any Environmental Law.

4.14. Tax Matters. (1) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Time under any federal, state, local or foreign tax laws ("Tax Returns") with respect to MBC or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (2) all Tax Returns that have been filed by MBC and its Subsidiaries since 1995 are complete and accurate in all respects; (3) all taxes shown to be due and payable (without regard to whether such taxes have been assessed) on such Tax Returns (or, with respect to Tax Returns for which an extension has been timely filed, will be required to be shown as due and payable when such Tax Returns are filed) have been paid or adequate reserves have been established for the payment of such taxes; (4) no audit or examination or refund litigation with respect to any Tax Return is pending or, to MBC's knowledge, has been threatened; (5) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of MBC or any of its Subsidiaries have been paid in full; (6) no waivers of statutes of limitation have been given by or requested with respect to any taxes of MBC or its Subsidiaries; (7) MBC and its Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary tax group for purposes of filing any Tax Return (other than a consolidated group of which MBC was the common parent); (8) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to MBC or any of its Subsidiaries; (9) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement; (10) MBC and its Subsidiaries are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; and
(11) MBC and its Subsidiaries have withheld and paid all taxes that they are required to withhold from compensation income of their employees.

4.15. Risk Management. Except as set forth in the Disclosure Schedule, MBC and the Subsidiaries are not parties to any swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for MBC's own account, or for the account of one or more of MBC's Subsidiaries or their customers.

4.16. Books and Records. The books and records of MBC and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of MBC and its Subsidiaries.

4.17.    Loans.

(a) Except as set forth in the Disclosure Schedule, there is no loan by the Bank in excess of $100,000 that has been classified by the Bank's regulators or management as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss" or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of Bank, and a list of all loans in excess of $100,000 which Bank, has determined to be thirty (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status, have been provided to FIC.

(b) All loans reflected in the MBC Financial Statements as of June 30, 2002 and which have been made, extended, renewed, restructured, approved, amended or acquired since June 30, 2002: (i) to the knowledge of MBC and the Bank, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (ii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iii) are secured, to the extent that MBC or the Bank has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming MBC or the Bank as the secured party or mortgagee.

(c) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the MBC Financial Statements are adequate in all respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

4.18. Shareholder Rights Plan. Except as otherwise provided in this Agreement, the Disclosure Schedule and MBC's Articles of Incorporation and By-Laws, MBC has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of MBC or which may be considered an anti-takeover mechanism.

4.19. Deposit Insurance. The deposits of Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, as amended (the "FDIA"), and MBC or the Bank respectively, have paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

4.20. Insurance. Set forth in the Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by MBC or either Subsidiary on the date hereof or with respect to which MBC or either Subsidiary pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due, and a true, accurate and complete copy thereof has been made available to FIC prior to the date hereof.

4.21. Broker's, Finder's or Other Fees. Except for reasonable fees of MBC's attorneys, accountants, employee benefits consultants, investment bankers and amounts due under MBC's Incentive Plan, all of which shall be paid by MBC prior to the Effective Time, no agent, broker or other person acting on behalf of MBC or either Subsidiary or under any authority of MBC or either Subsidiary is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Mergers contemplated hereby. No action has been taken by MBC that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by MBC to Hovde Financial, LLC in an amount and on terms set forth in the Disclosure Schedule.

4.22.    Interim Events.

(a) Except as set forth in the Disclosure Schedule, between the period from December 31, 2001 to the date of this Agreement, no event has occurred and no fact or circumstance shall have come to exist or come to be known which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a Material Adverse Effect.

(b) Except as set forth in the Disclosure Schedule, between the period from December 31, 2001 to the date of this Agreement, MBC and the Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their respective past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been:

(i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to MBC Common Stock; or

(ii) any split, combination or reclassification of any capital stock of MBC or either Subsidiary or any issuance or the authorization of any issuance of any other securities in respect of, or in lieu of or in substitution for shares of MBC Common Stock, except for issuances of MBC Common Stock upon the exercise of options awarded prior to the date hereof in accordance with the terms of the MBC Stock Option Plans.

4.23. Regulatory Filings. MBC and each Subsidiary respectively, have filed and will continue to file in a timely manner all required filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, all reports on Form 8-K, Form 10-K and Form 10-Q and proxy statements, and with all appropriate federal and state regulatory agencies and authorities as required by applicable law. All such filings with the SEC and with all other appropriate federal and state regulatory agencies were and will be true, accurate and complete as of the dates of the filings and have complied or will comply in all respects as to form with the applicable requirements and were or will be prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis, and no such filing has contained or will contain any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in light of the circumstances under which they were made, not false or misleading.

4.24.    Indemnification Agreements.

(a) Neither MBC nor either Subsidiary is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or the By-Laws of MBC and each Subsidiary respectively.

(b) No claims have been made against or filed with MBC or either Subsidiary nor have, to the knowledge of MBC, any claims been threatened against MBC or either Subsidiary for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of MBC or either Subsidiary.

4.25. Shareholder Approval. The affirmative vote of the holders of a majority of the shares of MBC Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders) is required for shareholder approval of this Agreement and the Company Merger.

4.26. CRA Rating. Except as set forth in the Disclosure Schedule, the Bank was rated "Satisfactory" or "Outstanding" following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. The Bank has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

4.27. Capital Requirements. The Bank is (i) at least "well capitalized", as defined for purposes of the FDIA, and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over the Bank.

4.28. Representations and Warranties at the Effective Time. All representations and warranties of MBC and the Bank contained herein or in the Disclosure Schedules or other documents provided pursuant to this Agreement shall be true, accurate and complete in all material respects on and as of the Effective Time as though made or given at such time.

4.29. Nonsurvival of Representations and Warranties. The representations and warranties of MBC and the Bank contained in this Agreement shall expire at the earlier of the termination of this Agreement and the Effective Time, and thereafter MBC, the Bank and all directors, officers and employees of MBC and the Bank shall have no further liability with respect thereto.

                                   SECTION 5

                      REPRESENTATIONS AND WARRANTIES OF FIC

         On or prior to the date hereof, FIC has delivered to MBC a schedule (the "FIC Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate as an exception to one or more representations or warranties contained in this Section 5 or to one or more of its covenants contained in Section 7 or which is otherwise disclosed pursuant to this Agreement; provided, that the mere inclusion of an item in the FIC Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FIC that such item represents a material exception of fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on FIC (as defined below). The items set forth in the in the FIC Disclosure Schedule establish only those items that constitute an exception to a representation or warranty which constitutes, or is reasonably likely to result in, a Material Adverse Effect as to FIC.

         For the purpose of this Agreement, and in relation to FIC and the FIC Subsidiaries, a "Material Adverse Effect" means any effect that (i) is material and adverse to the financial condition, operations, business, assets, liabilities or prospects of FIC and the FIC Subsidiaries taken as a whole, or
(ii) would materially impair the ability of FIC to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement. Without limiting the foregoing, items, individually or in the aggregate, that have a negative financial effect of $2,700,000 or more shall be deemed to have a Material Adverse Effect. Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Mergers or restructuring charges taken in connection with the Mergers, in each case in accordance with generally accepted accounting principles, (d) fees and expenses associated with the Mergers, including legal, accounting, investment banking and any expenses relating to litigation that may be filed to contest the Mergers and (e) acts of terrorism or war, (f) effects of any action taken with the prior written consent of FIC, (g) changes in general level of interest rate or conditions or circumstances that affect the banking industry, generally.

         No representation or warranty of FIC or First Indiana contained in Sections 5.02(b)(iii), (iv) and (v), 5.04 and 5.08(a) shall be deemed untrue, incomplete or incorrect, and neither FIC nor First Indiana shall be deemed to have breached any such specified representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this
Section 5, has had or is reasonably likely to have a Material Adverse Effect.

         Accordingly, FIC and First Indiana hereby represent and warrant to MBC, as follows:

5.01. Organization and Authority. FIC is a corporation duly organized and validly existing under the laws of the State of Indiana, a registered bank holding company which has elected to be a financial holding company under the BHC Act, as amended, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Each of the FIC Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and has full power and authority to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

5.02.    Authorization.

(a) FIC has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.01 (d) and (e) hereof. As of the date hereof, FIC is not aware of any reason why the approvals set forth in
Section 8.01(d) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in
Section 8.01(d). This Agreement and its execution and delivery by FIC have been duly authorized by its Board of Directors. Assuming due execution and delivery by MBC, this Agreement constitutes a valid and binding obligation of FIC, subject to the conditions precedent set forth in Section 8.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

(b) Neither the execution of this Agreement nor consummation of the Mergers contemplated hereby: (i) conflicts with or violates the organizational documents of either FIC or First Indiana; (ii) conflicts with or violates in any respect any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Mergers are obtained) or any court or administrative judgment, order, injunction, writ or decree;
(iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, contract, lease, agreement, arrangement, commitment or other instrument to which FIC or First Indiana is a party or by which FIC or First Indiana is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than MBC and the Bank) or any other adverse interest, upon any right, property or asset of FIC or FIC Subsidiary; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which FIC is bound or with respect to which FIC is to perform any duties or obligations or receive any rights or benefits.

(c) Other than in connection or in compliance with applicable federal and state banking, securities and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for the consummation by FIC and First Indiana of the Mergers contemplated by this Agreement.

5.03. Organizational Documents. The Articles of Incorporation and By-Laws of FIC in force as of the date of this Agreement have been delivered to MBC and represent true, accurate and complete copies of such corporate documents of FIC in effect as of the date of this Agreement.

5.04. Regulatory Filings. FIC and each of the FIC Subsidiaries have filed and will continue to file in a timely manner all required filings with the SEC, including, but not limited to, all reports on Form 8-K, Form 10-K and Form 10-Q and proxy statements, and with all other federal and state regulatory agencies as required by applicable law. All such filings by FIC with the SEC and with all other federal and state regulatory agencies complied or will comply in all respects as to form with the applicable requirements and were and will be true, accurate and complete in all respects as of the dates of the filings, and no such filings contained or will contain any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

5.05. Litigation and Pending Proceedings. There are no claims, actions, suits, proceedings, investigations or arbitrations pending or, to the knowledge of FIC, threatened in any court or before or by any government agency or authority, arbitration panel or otherwise (nor, to the knowledge of FIC, is there any basis for any claim, action, suit, proceeding, litigation, investigation or arbitration) against, by or affecting FIC or the FIC Subsidiaries which would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

5.06. Shareholder Approval. Approval by FIC's shareholders of the Company Merger or for any other actions contemplated by this Agreement is not required.

5.07. Broker's, Finder's or Other Fees. Except for reasonable fees of FIC's attorneys, accountants, employee benefit consultants, and investment bankers, no agent, broker or other person acting on behalf of FIC or under any authority of FIC is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Mergers contemplated hereby. No action has been taken by FIC or the FIC Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by FIC to RBC Dain Rauscher Inc.

5.08.    Employee Benefit Plans.

(a) Except as set forth in the Disclosure Schedule, with respect to the employee benefit plans, as defined in Section 3(3) of ERISA, sponsored or otherwise maintained by FIC or any of the FIC Subsidiaries, whether written or oral, in which FIC or any of the FIC Subsidiaries participates as a participating employer; to which FIC or any of the FIC Subsidiaries contributes and including any such plans which within the preceding six years have been terminated, merged into another plan of FIC or any of the FIC Subsidiaries, frozen or discontinued (collectively, "FIC Plans"): (i) all such FIC Plans have been, in all respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA, the Code, and Treasury and Labor Regulations promulgated thereunder, (ii) all FIC Plans intended to constitute tax-qualified plans under
Section 401(a) of the Code have complied since their adoption in all material respects with applicable requirements of the Code and the Treasury Regulations promulgated thereunder, and have, except with respect to plan amendments for which the remedial amendment period under Code Section 401(b) has not yet elapsed, received favorable determination letters from the IRS, and FIC is not aware of any circumstances likely to result in revocation of any such favorable determination letter; (iii) each FIC Plan subject to ERISA or intended to be qualified under Section 401(a) of the Code has been and, if applicable, is being operated in all material respects in accordance with the applicable provisions of ERISA and the Code and the Department of Treasury Regulations promulgated thereunder; (iv) except for the FIC common stock held by its trustee as an asset of the FIC 401k Plan, no FIC Plan (or its related trust) holds any stock or other securities of FIC or any related or affiliated person or entity; (v) FIC has not engaged in any transaction that may subject FIC, or any FIC Plan, to a civil penalty imposed by Section 502 of ERISA; (vi) no prohibited transaction (as defined in Section 406 of ERISA and as defined in Section 4975(c) of the Code) has occurred with respect to any FIC Plan; (vi) to the knowledge of FIC, there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened, against FIC, any of the FIC Subsidiaries, any FIC Plan, any fiduciary of any FIC Plan or the assets of any FIC Plan.

(b) FIC has made available to MBC true, accurate and complete copies of the following: (i) pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation right plans and all amendments thereto and all summary plan descriptions thereof (including any modifications thereto); (ii) all group insurance and health insurance contracts, policies or plans; and (iii) all other employee benefit plans maintained or sponsored by, participated in, or contributed to by FIC or any of the FIC Subsidiaries for its employees generally.

5.09. CRA Rating. First Indiana was rated "Satisfactory" or "Outstanding" following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. First Indiana has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

5.10. Pro Forma Capital Requirements. First Indiana is, as of the date of this Agreement and on a pro forma basis giving effect to the Mergers and any financing or capital injection will be at the Effective Time, at least "well capitalized," as defined in federal banking regulations for purposes of the FDIA.

5.11. No Financing Contingencies. Not later than the Effective Time, FIC will have available sufficient cash or other liquid assets to fund this transaction.

5.12. Representations and Warranties at the Effective Time. All representations and warranties of FIC and First Indiana contained herein or in the Disclosure Schedules or other documents provided pursuant to this Agreement shall be true, accurate and complete in all material respects on and as of the Effective Time as though made or given at such time.

5.13. Nonsurvival of Representations and Warranties. The representations and warranties of FIC and First Indiana contained in this Agreement shall expire at the earlier of the termination of this Agreement and the Effective Time and, thereafter, FIC, First Indiana and all directors, officers and employees of FIC and First Indiana shall have no further liability with respect thereto.

                                   SECTION 6

                          COVENANTS OF MBC AND THE BANK

         MBC and the Bank covenant and agree with FIC and First Indiana and covenant and agree to cause their Subsidiaries to act as follows:

6.01.    Shareholder Approval.

(a) Subject to Section 6.05 hereof and all applicable securities laws, MBC shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of MBC at the earliest possible reasonable date after satisfaction of the requirement of a letter from KPMG as set forth in Section 8.01(i). Subject to Section 6.05 hereof, the Board of Directors of

MBC shall recommend to MBC's shareholders that such shareholders approve and adopt this Agreement and the Company Merger contemplated hereby and shall solicit proxies voting in favor of this Agreement from MBC's shareholders unless otherwise necessary under applicable fiduciary duties of MBC's Board of Directors as determined by the Board of Directors of MBC in good faith after consultation with independent legal counsel.

(b) Subject to Section 6.05(b) hereof, the Bank shall submit this Agreement to MBC, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Articles of Incorporation and By-laws of the Bank at a date reasonably in advance of the Effective Time. The Board of Directors of the Bank shall recommend approval of this Agreement and the Bank Merger to MBC, as the sole shareholder of the Bank, and MBC as sole shareholder of the Bank, shall approve this Agreement and the Bank Merger.

6.02.    Other Approvals and Actions.

(a) MBC and the Subsidiaries will proceed expeditiously, cooperate fully and use their best efforts to assist FIC in procuring upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Mergers on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b) Any materials or information provided by MBC or either Subsidiary to FIC for use by FIC or First Indiana in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact and shall not omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

6.03.    Conduct of Business.

(a) Except as set forth in the Disclosure Schedule, on and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, neither MBC nor either Subsidiary shall, without the prior written consent of FIC or First Indiana:

(i) issue additional capital stock or make any changes in its capital stock accounts (including, without limitation, any stock split, stock dividend, recapitalization or reclassification, and any capital stock issued as a matching contribution to the MBC Thrift Plan or the MBC SERP), except for the issuance of up to (A) 446,007 shares of MBC Common Stock under the MBC Stock Option Plans and (B) 1,070 shares of MBC Common Stock under the Equity Plan (as defined herein);

(ii) authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 4.03 hereof;

(iii) distribute or pay any dividends on its shares of common stock, or make any other distribution to its shareholders except that (A) the Subsidiaries may pay cash dividends to MBC in the ordinary course of business for payment of reasonable and necessary business and operating expenses of MBC and to provide funds for MBC's dividends to its shareholders in accordance with this Agreement, and (B) MBC may pay to its shareholders its usual and customary quarterly cash dividend of no greater than Seven and One Half Cents ($.075) per share for any quarterly period, provided that no dividend may be paid for the quarterly period in which the Mergers are consummated unless at least thirty (30) calendar days have elapsed in such quarter, in which case a prorated dividend shall be payable for such partial quarter based upon the number of days from the beginning of the quarter until the Effective Time as compared to the total number of days in the quarter;

(iv) redeem any of its outstanding shares of common stock;

(v) merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other person, corporation or entity or enter into any other similar transaction not in the ordinary course of business;

(vi) purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation or other entity, except in the ordinary course of business when necessary to manage their investment portfolios or in satisfaction of debts previously contracted between the Bank and its borrowers;

(vii) issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

(viii) except for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $50,000 individually or $125,000 in the aggregate;

(ix) subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings and except for pledges or liens: (i) required to be granted in connection with acceptance by MBC or the Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business;

(x) promote to a new position or increase the rate of compensation or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of MBC or either Subsidiary (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices and established employment policies of MBC and the Subsidiaries which have been disclosed to FIC);

(xi) except as agreed to herein, execute, create, institute, modify, amend or terminate (except with respect to any amendments to the MBC Compensation Plans required by law, rule or regulation) any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation rights or profit sharing plans, or any employment, deferred compensation, consulting, bonus or collective bargaining agreement, or any group insurance or health contract or policy, or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of MBC or either Subsidiary, or change the level of benefits or payments under any of the foregoing, or increase or decrease any severance or termination benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

(xii) except as agreed to herein, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of MBC or either Subsidiary;

(xiii) hire or employ any new or additional employees of MBC or either Subsidiary, except as reasonably necessary for the proper operation of their respective businesses;

(xiv) elect or appoint any executive officers or directors of MBC or either Subsidiary who are not presently serving in such capacities;

(xv) except for technical corrections or clarifications amend, modify or restate MBC's or either Subsidiary's respective organizational documents (as described in Section 4.04 hereof) from those in effect on the date of this Agreement and delivered to FIC hereunder;

(xvi) give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber; or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets of MBC or enter into any agreement or commitment relative to the foregoing;

(xvii) fail to continue to make additions to in accordance with the Bank's past practices and to otherwise maintain in all respects the Bank's reserve for loan and lease losses, or any other reserve account, in accordance with safe, sound, and prudent banking practices and in accordance with accounting principles generally accepted in the United States and applied on a consistent basis;

(xviii) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due;

(xix) except for obligations disclosed within this Agreement or the Disclosure Schedule, trade payables and similar liabilities and obligations incurred in the ordinary course of business, and liabilities reflected in the MBC Financial Statements or the Subsequent MBC

Financial Statements, and except for investment banking, legal, accounting and other fees related to the Mergers, and except as contemplated by Section 6.03(a)(vii), (A) borrow any money (except for capital purposes related to the Bank), (B) incur any indebtedness (including, without limitation, through the issuance of debentures), or (C) incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $50,000;

(xx) open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches;

(xxi) pay or commit to pay any management or consulting or other similar type of fees other than in the ordinary course of business; (xxii) make any loan or advance (1) other than in the ordinary course of business consistent with lending policies as in effect on the date hereof or (2) in excess of $1,000,000; provided that MBC or any of its Subsidiaries may make any such loan in the event
(A) MBC or any of its Subsidiaries has delivered to First Indiana or its designated representative a notice of its intention to make such loan and such additional information as First Indiana or its designated representative may reasonably require and (B) First Indiana or its designated representative shall not have reasonably objected to such loan by giving notice of such objection, including the reason for such objections, within three business days following the delivery to First Indiana of the applicable notice of intention; or

(xxiii) make any student loan or advance or process any student loan applications other than in the ordinary course of business or in the aggregate in excess of $1,000,000.

(b) MBC and each Subsidiary shall maintain, or cause to be maintained, in full force and effect, insurance on their respective assets, properties and operations, fidelity coverage and directors' and officers' liability insurance on their directors, officers and employees in such amounts and with regard to such liabilities and hazards as are currently insured by MBC and each Subsidiary as of the date of this Agreement.

6.04. Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, MBC and the Subsidiaries shall: (a) carry on their respective businesses substantially in the manner as is presently being conducted and in the ordinary course of business; (b) use their reasonable best efforts to preserve their business respective organizations intact, keep available the services of the present officers and employees and preserve their present relationships with customers and persons having business dealings with them; (c) maintain all of the properties and assets that each of them owns or utilizes in good operating condition and repair, reasonable wear and tear excepted, and maintain insurance upon such properties and assets in amounts and kinds comparable to that in effect on the date of this Agreement; (d) maintain their respective books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance with all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of their business; and (e) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which any one of them is a party or by which any one of them is or may be subject or bound.

6.05.     Other Negotiations.

(a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of FIC, neither MBC nor either Subsidiary shall permit nor authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit or encourage, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to MBC or the Subsidiaries or to which MBC or the Subsidiaries may become a party (all such transactions are hereinafter referred to as "Acquisition Transactions").

(b) MBC shall promptly communicate to FIC the terms of any proposal or offer which MBC or either Subsidiary may receive with respect to an Acquisition Transaction. MBC or the Subsidiaries may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understandings, in each case, only if MBC's Board of Directors determines in good faith by majority vote, after consultation with its financial advisors and outside legal counsel, that failing to take such action would be a breach of the fiduciary duties of MBC's Board of Directors in connection with seeking an Acquisition Transaction, and that the Acquisition Transaction is substantially more favorable to the shareholders of MBC than the terms of the Company Merger.

(c) This Section 6.05 shall not authorize MBC or either Subsidiary or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party.

6.06.    FIC Break-up Fee.

(a) MBC hereby acknowledges and agrees that FIC has committed and will commit substantial time, effort, resources and expenses, will forgo other opportunities in pursuing the Mergers and would not enter into this Agreement unless MBC agreed to the provisions of this Section 6.06. MBC further agrees that it shall pay in immediately available funds to FIC a break-up fee in the amount of One Million Five Hundred Thousand Dollars ($1,500,000), plus out-of-pocket expenses (collectively, the "FIC Break-up Fee"), in the event that:

(i) The Board of Directors of MBC fails to recommend to shareholders of MBC that such shareholders should approve this Agreement and the Company Merger; or

(ii) The Board of Directors of MBC withdraws, modifies or conditions its recommendation to shareholders of MBC to approve this Agreement and the Company Merger or is silent with respect to the approval of this Agreement and the Company Merger; or

(iii) The Board of Directors of MBC fails to undertake a solicitation of proxies in favor of the Mergers from the shareholders of MBC or MBC fails to approve the Bank Merger as the sole shareholder of the Bank; or

(iv) The Board of Directors of MBC terminates the Agreement and the Mergers pursuant to Section 9.01(c)(v) hereof.

(b) The FIC Break-up Fee shall be paid to FIC within thirty (30) days of the occurrence of any of the events specified in Section 6.06(a) hereof. If the FIC Break-up Fee is not paid as provided, then FIC shall be entitled to recover interest at the highest prime rate set forth in The Wall Street Journal (Midwest Edition) under the section entitled "Money Rates" on the unpaid amount of the FIC Break-up Fee from the time the FIC Break-up Fee is due until paid-in-full, together with all costs of collection thereof, including reasonable attorneys' fees and expenses.

(c) MBC and FIC hereby acknowledge and agree that the FIC Break-up Fee shall compensate FIC for (i) expenses incurred for attorneys, accountants, financial advisors and consultants of FIC in developing the Mergers, (ii) FIC's management time and expense in investigating, analyzing, developing and pursuing the Mergers, and (iii) expenses relating to FIC's due diligence efforts. MBC further acknowledges and agrees that the amount of the FIC Break-up Fee is fair, reasonable and not a penalty and that its obligation to pay the Break-up Fee shall survive any termination of this Agreement by MBC.

6.07. Press Releases. Except as required by law, neither MBC nor either Subsidiary shall issue any news or press releases or make any other public announcements or disclosures relating to the Mergers without the prior consent of FIC, which consent shall not be unreasonably withheld.

6.08. Disclosure Schedule Update. MBC shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of MBC contained herein incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Disclosure Schedule unless FIC shall have first consented in writing with respect thereto.

6.09.    Information, Access Thereto, Confidentiality.

(a) FIC and its respective representatives and agents shall, upon 48 hours' prior written notice and during normal business hours prior to the Effective Time, have reasonable access to the properties, facilities, operations, books and records of MBC and the Subsidiaries. FIC and its respective representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of MBC and the Subsidiaries and of their financial and legal condition as they deem necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere with the normal business operations of MBC and the Subsidiaries. MBC and the Subsidiaries will cooperate with FIC and the FIC Subsidiaries in their efforts to effect a smooth transition of operations following the Effective Time, including allowing representatives and agents of FIC and the FIC Subsidiaries to schedule meetings with employees and officers of MBC and the Subsidiaries prior to the Effective Time for the purpose of training such employees and officers and enrolling them in the benefit plans of FIC and the FIC Subsidiaries. In addition, MBC and the Subsidiaries will cooperate with any environmental consulting firm designated by FIC in connection with the conduct by such firm of an environmental investigation on all real property owned or leased by MBC or the Subsidiaries as of the date of this Agreement and any real property acquired or leased by them after the date of this Agreement. Upon request, MBC and the Subsidiaries shall furnish FIC, or its respective representatives or agents, their attorneys' responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by FIC which has been or is developed by MBC or either Subsidiary, their auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by MBC or either Subsidiary of any claim of attorney-client privilege), and will permit FIC and its respective representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for MBC and the Subsidiaries, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to FIC or its respective representatives or agents. FIC shall not use any such information obtained pursuant to this Agreement for any purpose unrelated to the Mergers. Any confidential information or trade secrets received by FIC or its representatives or agents in the course of such examination (whether conducted prior to or after the date of this Agreement) shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by FIC or, at MBC's request, returned to MBC in the event this Agreement is terminated as provided in Section 9 hereof.

(b) MBC shall not use any information obtained pursuant to this Agreement or in contemplation of the Mergers, including any information obtained as a result of their officers and employees participating in training programs or meetings of FIC or the FIC Subsidiaries, for any purpose unrelated to the Mergers. Any confidential information or trade secrets received by MBC or its Subsidiaries or their representatives or agents pursuant to this Agreement or in contemplation of the Mergers (whether conducted prior to or after the date of this Agreement) shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by MBC or, at FIC's request, returned to FIC in the event this Agreement is terminated as provided in Section 9 hereof.

(c) This Section 6.09 shall not require any party to disclose any information to any other party which would be prohibited by law.

6.10. Subsequent MBC Financial Statements. As soon as reasonably available after the date of this Agreement, MBC shall deliver to FIC the monthly unaudited consolidated balance sheets and profit and loss statements of MBC prepared for its internal use, Call Reports of the Bank for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, the "Subsequent MBC Financial Statements"). The Subsequent MBC Financial Statements shall be prepared on a basis consistent with past accounting practices and accounting principles generally accepted in the United States applied on a consistent basis to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented, subject to year end audit adjustments and the absence of footnotes for interim statements.

6.11. Employee Benefits. Neither the terms of Section 7.02 hereof, nor the provision of any employee benefits by FIC or any of its subsidiaries to employees of MBC or either of its Subsidiaries shall: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of MBC; or (b) prohibit or restrict FIC or the FIC Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

6.12. Disposition of MBC Thrift Plan. MBC shall take any action that needs to be taken prior to the Effective Time to effectuate the disposition of the MetroBanCorp Employees Thrift and Retirement Plan ("MBC Thrift Plan") sponsored by MBC as provided in this Section 6.12:

(a) Termination of MBC Thrift Plan. MBC and the Subsidiaries agree to adopt resolutions to fully vest MBC Thrift Plan participants immediately prior to the Effective Time and to terminate the MBC Thrift Plan. FIC shall receive from MBC evidence that the directors of MBC and the Subsidiaries have adopted such resolutions (the form and substance of which resolutions shall be subject to review and approval of FIC), as of the day immediately preceding the day that includes the Effective Time but contingent on the Closing occurring and contingent on receipt of a favorable determination letter from the IRS as to the MBC Thrift Plan's status as a qualified plan at its termination. The MBC Thrift Plan shall be terminated and all benefits thereunder distributed in accordance with the provisions of its plan documents in effect as of the Effective Time. From the date of this Agreement through the Effective Time, MBC may continue to make matching contributions to the MBC Thrift Plan so long as such contributions are made in cash and are comparable in amount to its past contributions to such plan.

(b) Participation in Merger Transaction. In connection with the Mergers, MBC shall take all actions necessary to assist the fiduciaries of the MBC Thrift Plan in taking the following actions:

(i) Follow its written, confidential pass through voting procedure pursuant to which the participants under the MBC Thrift Plan and their beneficiaries shall direct the Trustee under the MBC Thrift Plan to vote the shares of MBC Common Stock allocated to their MBC Thrift Plan accounts with respect to the Company Merger.

(ii) Provide the MBC Thrift Plan participants and their beneficiaries with a written notice regarding the existence of and provisions for such confidential pass through voting procedures, as well as the same written materials to be provided to the shareholders of MBC in connection with the Company Merger.

(iii) Obtain a written opinion from a qualified, independent financial advisor to the Trustee and the Benefits Committee of the MBC Thrift Plan to the effect that the Conversion Price to be received by the MBC Thrift Plan in exchange for its shares of MBC Common Stock will constitute "adequate consideration" as defined in Section 3(18) of ERISA, and that the terms and conditions of the Company Merger transaction, as they apply to the MBC Thrift Plan, are fair to the MBC Thrift Plan and its participants from a financial point of view, with the cost of such opinion to be paid by MBC, provided such cost shall be reasonable and in no event shall exceed an amount equal to $5,000.

(iv) Take any and all additional actions relating to the MBC Thrift Plan necessary to satisfy the requirements of ERISA applicable to the fiduciaries thereof in connection with the Mergers.

6.13. Group Health Plan. From the date of this Agreement until the Effective Time, MBC and its Subsidiaries shall continue to fund all expenses of the MBC Group Health Plan ("MBC Health Plan"), including but not limited to, benefits, insurance premiums and administrative fees, attributable to claims incurred on or prior to the Effective Time. If FIC decides that it wants to terminate the MBC Health Plan at or shortly after the Effective Time and thereafter to cover continuing employees under its own group health plan, MBC and its Subsidiaries shall take such action in respect of the MBC Health Plan prior to the Effective Time as FIC reasonably may request so that it will be able to effect such termination and transfer of coverage in a prompt and efficient manner.

6.14. Long Term Disability Plan. From the date of this Agreement until the Effective Time, MBC and its Subsidiaries shall continue to pay the insurance premiums necessary to continue the benefits provided under the MBC Long Term Disability Plan ("MBC LTD Plan").

6.15. Section 125 Plan. From the date of this Agreement through the Effective Time, MBC and its Subsidiaries shall continue to contribute to the MBC Section 125 Plan ("MBC Cafeteria Plan") the pre-tax amounts which the MBC Cafeteria Plan participants elect to defer from compensation in order to pay the employee portion of the cost of coverage under the MBC Health Plan. If FIC decides that it wants to terminate the MBC Cafeteria Plan at or shortly after the Effective Time and thereafter to cover continuing employees under its own cafeteria plan, MBC and its Subsidiaries shall take such action in respect of the MBC Cafeteria Plan prior to the Effective Time as FIC reasonably may request so that it will be able to effect such termination and transfer of coverage in a prompt and efficient manner.

6.16. MBC Group Life Plan. From the date of this Agreement through the Effective Time, MBC and the Subsidiaries shall continue to pay the insurance premiums necessary to continue the benefits provided by the MBC Group Term Life Insurance Plan ("MBC Group Life Plan") through the end of the calendar month that includes the Effective Time. If FIC decides that it wants to terminate the MBC Group Life Plan at or shortly after the close of the calendar month that includes the Effective Time, MBC and its Subsidiaries shall take such action in respect of the MBC Group Life Plan prior to the Effective Time as FIC reasonably may request so that it will be able to effect such termination in a prompt and efficient manner.

6.17. Termination of MBC SERP. The MBC Supplemental Executive Retirement Plan ("MBC SERP") and all participation agreements in effect thereunder shall be terminated, effective as of the day immediately preceding the day on which the Effective Time occurs. No participant under the MBC SERP shall accrue any benefits thereunder attributable to periods after December 31, 2002. Any matching contributions required to be made to the MBC SERP after the date hereof shall be made in cash. The Board of Directors of MBC shall, prior to the SERP Termination Date, amend such plan to provide for its termination and to provide that the accumulated benefit obligations in the MBC SERP shall, at the Effective Time, be distributed to participants in a single sum in cash.

6.18. Termination of MBC Target Benefit Plan. Prior to the Effective Time, the Board of Directors of MBC shall amend the MBC Target Benefit Plan ("Target Plan"), conditional upon the consummation of the Mergers, to provide for the termination of such plan effective as of the Effective Time and for the forfeiture of any benefits previously accrued thereunder. The consulting agreement provided for in Section 6.25 below includes a waiver by Ike G. Batalis of his benefits under the Target Plan. Within 30 days after the date hereof, MBC shall obtain written releases and consents from any other participants of the Target Plan who have accrued or will accrue benefits thereunder prior to the Effective Time wherein such participants consent to such forfeiture. In the cases of Charles V. Turean, Gregory J. Murray, and Andrew E. Illyes, such consents, if required, shall be in consideration of the amounts payable to them pursuant to Section 6.23 below.

6.19.    Termination of MBC Employee Equity Ownership Plan.

(a) Prior to the Effective Time, the Board of Directors of MBC shall amend the MBC Employee Equity Ownership Plan ("Equity Plan"), conditional upon consummation of the Mergers, to provide for the termination of such Equity Plan, effective as of the day preceding the day of the Effective Time, and for the grant of awards for any period between December 31, 2002 and the Effective Time, as set forth in (i) and (ii) below:

(i) If the Effective Time occurs on or before February 10, 2003, no awards or related cash payments will be made under the Equity Plan in respect of service occurring after December 31, 2002.

(ii) If the Effective Time occurs after February 10, 2003, awards and related cash payments will be made under the Equity Plan in respect of each one-half month of service completed after December 31, 2002 and prior to the Effective Time. Thus, Equity Plan participants who remain full time employees until the Effective Time will receive, in respect of their service after December 31, 2002 two shares of MBC Common Stock if the Effective Time occurs after February 10, 2003 and before February 15, 2003, three shares of MBC Common Stock if the Effective Time occurs after February 14, 2003 and before February 28, 2003, and four shares of MBC Common Stock if the Effective Time occurs on February 28, 2003, in each case with a related cash payment.

(b) The benefit of each participant under the Equity Plan shall be distributed as soon as practicable after the termination of the Equity Plan but in any case prior to the Effective Time.

6.20. Termination of MBC Directors' Retirement Plan. Prior to the Effective Time, the Board of Directors of MBC shall amend the MBC Directors' Retirement Plan ("MBC Directors' Plan"), conditional upon the consummation of the Mergers: to provide for the termination of the MBC Directors' Plan, effective as of the day immediately preceding the day on which the Effective Time occurs, and for the distribution to each participant, as soon as practicable after the Effective Time, in a single sum in cash, his vested accrued benefit as of the date of such termination, in the respective amounts for each participant set forth in MBC's Disclosure Schedule.

6.21. MBC Stock Option Plans. Prior to the Effective Time, the Board of Directors of MBC shall amend the MBC Option Plans, conditional upon the consummation of the Mergers, to provide for the following: (a) effective as of the day immediately preceding the day on which the Effective Time occurs, all unexercised options and their related stock appreciation rights ("SARs") shall be surrendered by the optionees for a single sum cash payment from MBC equal to the difference between the exercise price of each option and related SAR outstanding on such date and the Conversion Price, treating each option and SAR as a single unit; and (b) effective as of the Effective Time, all MBC Option Plans shall be terminated. MBC shall take all actions necessary to amend all option agreements executed under the MBC Option Plans to provide for the disposition of options and their related SARs as specified in the preceding sentence.

6.22. Elimination of Gross-Up Obligations. To the extent any of MBC and its Subsidiaries are obligated, under the terms of any agreement, plan or arrangement (whether or not identified in the Disclosure Schedule), to reimburse any individual for, or to pay on behalf of any individual, any excise tax imposed on such individual pursuant to Section 4999 of the Internal Revenue Code, or any federal, state or local income taxes payable by such individual in respect of payments by any of MBC and its Subsidiaries to such individual, MBC shall eliminate such obligation prior to the Effective Time or, if it cannot do so unilaterally, obtain from such individual, within 30 days from the date hereof, a written release thereof (which release may be conditional upon the consummation of the Mergers).

6.23.    Employment Agreements.

(a) Within thirty (30) days after the date of this Agreement, MBC shall have obtained signed agreements and releases (in a form previously approved by FIC) from Charles V. Turean, Gregory J. Murray, and Andrew E. Illyes, officers of MBC, in which such officers have agreed, contingent upon consummation of the Mergers, each to terminate his employment agreement as of the Effective Time, each to waive his rights to any payments under said employment agreement (including payments under sections 4(c)(ii) and 4(e) thereof) and any payments under MBC's Target Plan; and each to accept in lieu of such payments a lump sum cash severance payment, payable at the Effective Time, equal to an amount, calculated and set forth in MBC's Disclosure Schedule.

(b) In addition to the lump sum cash severance amounts payable to them under
Section 6.23(a), but subject to Sections 6.12, 6.17 and 6.22 above, Charles V. Turean, Gregory J. Murray, and Andrew E. Illyes shall be entitled to receive the nonforfeitable accrued benefits payable to them under the MBC Thrift Plan and the MBC SERP in respect of their service prior to the Effective Time.

6.24. Change of Control Payments. In consideration of their services to MetroBank prior to the Effective Date, change of control payments shall be made on the Effective Date to those specified officers of MetroBank who do not currently have employment agreements with MetroBank in the respective amounts for each such officer set forth in MBC's Disclosure Schedule. Such payments shall be conditional upon the recipient officer's continued employment by MetroBank until the Effective Time but shall not be conditional on the recipient officer's termination of employment as of or following the Effective Time.

6.25.    Batalis Consulting Agreement.

(a) Contemporaneous with the execution of this Agreement, Ike G. Batalis and First Indiana shall have executed the Consulting Agreement attached hereto as Exhibit A, wherein Mr. Batalis agrees, contingent upon consummation of the Bank Merger, to terminate his employment agreement as of the Effective Time, to waive his rights to further payments and benefits under said employment agreement (including payments under sections 4(c)(ii) and 4(e) thereof), as well as any payments under MBC's Incentive Plan and MBC's Target Plan, and to accept in lieu of all such payments and benefits, in respect of his services prior to the Effective Time, (i) a lump sum cash amount, as calculated and set forth in MBC's Disclosure Schedule, and payable at the Effective Time, relating to the benefit to which he would be entitled under MBC's Target Plan had it been continued in effect and had he terminated service voluntarily on December 31, 2002 otherwise than in connection with a change of control, plus (ii) a lump sum cash severance payment, payable at the Effective Time, in the amount calculated and set forth in MBC's Disclosure Schedule.

(b) In addition to the lump sum amounts payable to him under Section 6.25(a), but subject to Sections 6.12, 6.17 and 6.22 above, Ike G. Batalis shall be entitled to receive the nonforfeitable accrued benefits payable to him under the MBC Thrift Plan and the MBC SERP in respect of his service prior to the Effective Time.

6.26. Severance Pay. MBC and its Subsidiaries may adopt a severance pay plan (in a form previously approved by FIC) for those of their employees, other than Ike
G. Batalis, Charles V. Turean, Gregory J. Murray, or Andrew E. Illyes, who remain employed by them until the last business day prior to the day that includes the Effective Time, pursuant to which any such employee whose employment First Indiana does not offer to continue after the Effective

Time or whose employment is terminated by First Indiana without cause within one year after the Effective Time shall be entitled to a lump sum severance payment equal to the product of (i) one week's base pay times (ii) the number of such employee's full years of service with MBC and its Subsidiaries completed prior to the Effective Time.

6.27. Disposition of Incentive Plan. The amount that otherwise would be distributable under MBC's Incentive Plan by reason of the Mergers shall be reduced by eliminating the seventy-five percent (75%) portion thereof that otherwise would be distributable to Ike G. Batalis. The amount otherwise distributable under MBC's Incentive Plan and the amount of the reduction provided for in this section have been computed and are set forth in MBC's Disclosure Schedule. No portion of the remaining amount distributable under MBC's Incentive Plan shall be allocated to Ike G. Batalis. Any portion of such remaining amount allocated to Charles V. Turean, Gregory J. Murray, or Andrew E. Illyes shall be limited to the amounts calculated and set forth for each in MBC's Disclosure Schedule.

6.28. Reports. Promptly upon its becoming available, MBC shall furnish to FIC one (1) copy of each financial statement, report, notice, or proxy statement sent by MBC to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by MBC with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which MBC is a party. For purposes of this provision, "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over MBC, the Subsidiaries of the respective business, operations or properties of MBC or any of the Subsidiaries.

6.29. Adverse Actions. MBC shall not knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to the standard set out in the third paragraph of Section 4, in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in Section 8 not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

                                   SECTION 7

                       COVENANTS OF FIC AND FIRST INDIANA

         FIC and First Indiana covenant and agree with MBC and the Bank, as follows:

7.01. Approvals. FIC shall have primary responsibility for the preparation, filing and costs of all bank holding company and bank regulatory applications required for consummation of the Mergers. FIC shall file all bank holding company and bank regulatory applications as soon as practicable after the execution of this Agreement. FIC shall provide to MBC's legal counsel a reasonable opportunity to review such applications prior to their filing and shall provide to MBC's legal counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications.

FIC shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to FIC, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Mergers on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

7.02.    Employee Benefit Plans.

(a) As of, or as soon as administratively possible following the Effective Time, FIC and the FIC Subsidiaries will make available to the employees of MBC and its Subsidiaries who continue as employees of FIC or any of the FIC Subsidiaries after the Effective Time, subject to Sections 7.02(b) through 7.02(d) hereof, substantially the same employee benefits on substantially the same terms and conditions as FIC and the FIC Subsidiaries offer to other similarly situated officers and employees. Until such time as such employees of MBC and its Subsidiaries become covered by the FIC welfare benefit plans, they shall remain covered by the corresponding MBC welfare benefit plans, which FIC and the FIC Subsidiaries shall assume and maintain as successor employers. Except as otherwise provided in Sections 6.11 through 6.27, and subject to any modifications required to be made pursuant to Section 8.01(h), FIC will honor
(i) all employee benefit obligations of MBC and its Subsidiaries that as of the Effective Time are accrued and nonforfeitable (including, without limitation, any benefits payable under the MBC Health Plan on claims that are pending or made after the Effective Time in respect of covered expenses incurred prior to the Effective Time and any benefits payable under the MBC LTD Plan in respect of covered MBC employees who become disabled after the date of this Agreement and prior to the Effective Time) and (ii) all employment or severance agreements of MBC and its Subsidiaries that are identified and described in the Disclosure Schedule or provided for in this Agreement.

(b) Subject to the provisions of subsection (c) hereof, years of service (as defined in the applicable FIC plan) of an officer or employee of MBC or any of its Subsidiaries prior to the Effective Time shall be credited, effective as of the date on which such officer or employee becomes covered by a particular FIC plan or benefit, under Section 7.02(a) hereof: (i) for purposes of eligibility under FIC's employee welfare benefit plans and other fringe benefit programs;
(ii) for purposes of eligibility and vesting, but not for purposes of benefit accrual or contributions, under the FIC Defined Benefit Pension Plan ("FIC Pension Plan"), the FIC 401(k) Plan, and the FIC Stock Purchase Plan. Those officers and employees of MBC and its Subsidiaries who otherwise meet the eligibility requirements of the FIC Pension Plan, FIC 401(k) Plan, and FIC Stock Purchase Plan, based on their age and years of service to any of MBC and its Subsidiaries, shall become participants thereunder at the Effective Time. Those officers or employees who do not meet the eligibility requirements of the FIC Pension Plan, FIC 401(k) Plan or Stock Purchase Plan at such times shall become participants thereunder on the first plan entry date under the FIC Pension Plan, FIC 401(k) Plan or Stock Purchase Plan, as the case may be, which coincides with or next follows the date on which such eligibility requirements are satisfied.

(c) In accordance with the provisions of the Health Insurance Portability and Accountability Act ("HIPAA") and the terms of the FIC group health plan, officers and employees of any of MBC and its Subsidiaries who become participants in the FIC group health plan will be given "creditable coverage" credit for their coverage under the MBC Group Health Plan under the FIC group health plan's pre-existing condition limitation provisions. In addition, if a condition was not a "pre-existing condition" for a participant in the MBC Group Health Plan, it shall not be considered to be a pre-existing condition under the FIC group health plan.

(d) Neither the terms of this Section 7.02 nor the provision of any employee benefits by FIC or any of the FIC Subsidiaries to employees of MBC or any of its Subsidiaries shall: (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of MBC or the either Subsidiary; or (ii) prohibit or restrict FIC or the FIC Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

(e) FIC shall assure that the members of the MBC Benefits Committee and the directors and officers of MBC shall continue to have fiduciary insurance coverage for a period of three (3) years following the Effective Time for their activities in respect to MBC's Compensation Plans prior to the Mergers.

(f) FIC and First Indiana shall assume the obligations of MBC and its Subsidiaries under the severance pay plan adopted by MBC and its Subsidiaries pursuant to Section 4.26 above.

         (g) For purposes of this Section 7.02, employees of MBC and its Subsidiaries whose employment is terminated by FIC and the FIC Subsidiaries within one week after the day that includes the Effective Time shall not be considered employees of MBC and its Subsidiaries who continue as employees of FIC or any of the FIC Subsidiaries after the Effective Time. Such employees shall be entitled to receive the same benefits under the Compensation Plans of MBC and its Subsidiaries as employees of MBC and its Subsidiaries whose employment is terminated as of the Effective Time but shall not be eligible to commence participation in any of the employee benefit plans of FIC and the FIC Subsidiaries.

7.03. Press Releases. Except as required by law, FIC shall not issue any news or press releases or make any other public announcements or disclosures relating primarily to MBC with respect to the Mergers without the prior consent of MBC, which consent shall not be unreasonably withheld.

7.04.    Indemnification and D&O Insurance.

(a) For six years after the Effective Time, FIC shall indemnify, defend and hold harmless the present and former officers and directors of MBC and its Subsidiaries against all losses, expenses (including attorneys' fees), claims, damages or liabilities arising out of their actions or omissions in such capacities occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under applicable federal and state law and by MBC's Articles of Incorporation as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

(b) FIC shall use its best efforts to maintain in effect for not less than three
(3) years from the Effective Time at premiums not greater than 125% of the premiums currently paid by MBC the policies of directors' and officers' liability insurance most recently maintained by MBC which covers and insures such directors and officers for past actions or omissions; provided, however, that FIC may substitute therefor policies with reputable and financially sound carriers for substantially similar coverage containing terms and conditions which are no less advantageous for so long as such substitution does not result in gaps or lapses in coverage with respect to claims arising from or relating to matters occurring prior to the Effective Time.

7.05. Adverse Actions. FIC shall not knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to the standard set out in the third paragraph to Section 5, in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Mergers set forth in Section 8 not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

7.06. Regulatory CapitalSubject to Sections 7.01 and 8.01(d), FIC shall obtain financing for the Mergers in a manner necessary to achieve regulatory capital levels and ratios on a proforma basis as reasonably may be required by the Board of Governors of the Federal Reserve System or the Office of the Comptroller of the Currency.

7.07. Sole Shareholder Approval. FIC as the sole shareholder of Merger Sub shall approve and adopt this Agreement as required by applicable law and the Articles of Incorporation of Merger Sub. FIC as the sole shareholder of First Indiana shall approve and adopt this Agreement as required by applicable law and the Articles of Association of First Indiana.

                                   SECTION 8

                       CONDITIONS PRECEDENT TO THE MERGERS

8.01. FIC. The obligation of FIC, First Indiana and Merger Sub to consummate the Mergers is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by FIC:

(a) Representations and Warranties at Effective Time. Each of the representations and warranties of MBC with respect to itself and the Subsidiaries contained in this Agreement shall, subject to the standard set out in the second paragraph of Section 4, be true and correct at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time.

(b) Covenants. Each of the covenants and agreements of MBC with respect to itself and the Subsidiaries shall have been fulfilled or complied with from the date of this Agreement through and as of the Effective Time.

(c) Deliveries at Closing. FIC shall have received from MBC at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to FIC, set forth in Section 10.02(b) hereof.

(d) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the board of directors of FIC reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on FIC or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that FIC would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(e) Shareholder Approval. The shareholders of MBC shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation, and shareholders owning no more than ten percent (10%) of the outstanding shares of MBC shall have exercised a right to dissent from the Company Merger. MBC as the sole shareholder of the Bank shall have approved and adopted this Agreement as required by applicable law and the Bank's Articles of Incorporation.

(f) Officers' Certificate. MBC shall have delivered to FIC a certificate signed by its chief executive officer and chief financial officer, dated as of the Effective Time, certifying: (i) to the effect set out in Section 8.01(a), that the representations and warranties of MBC and the Bank contained in Section 4 hereof shall be true, accurate and correct at and as of the Effective Time; (ii) that all the covenants of MBC and the Bank have been complied with from the date of this Agreement through and as of the Effective Time; and (iii) that MBC and the Bank have satisfied and fully complied with all conditions necessary to make this Agreement effective as to MBC and the Bank.

(g) Closing Book Value. The Closing Book Value (as defined below) of MCB at the end of the month prior to the Effective Time of the Company Merger (excluding any reduction which might occur as a result of payments made by MCB to Hovde Financial, LLC pursuant to the terms of the agreement attached to Section 4.21 of the Disclosure Schedule and any reduction which might occur as a result of reasonable expenses or restructuring charges relating to the Mergers) shall not be less than $15,342,000. As used in the preceding sentence, the term "Closing Book Value" shall mean the amount of the shareholders' equity of MCB as of the end of the month immediately preceding the Effective Time of the Company Merger, determined in accordance with accounting principles generally accepted in the United States, less the amount of any increase in the shareholders' equity of MCB resulting from or attributable to the sale of securities held on and sold after the date of this Agreement or any transactions or accounting adjustments not in the ordinary course of business effected or completed after the date of this Agreement. Notwithstanding anything to the contrary in the foregoing, if the condition in this

Section 8.01(g) is not met, FIC and First Indiana shall still be obligated to proceed with the Mergers (assuming all other conditions precedent to such obligation are satisfied), if MBC agrees to a reduction in the Conversion Price which reduces the aggregate consideration paid by FIC for the MBC Common Stock by the amount by which the Closing Book Value falls below $15,342,000.

(h) Aggregate Benefit Amounts. MBC shall have calculated the amounts paid or payable to officers, directors and employees under Section 6.20 relating to the MBC Directors' Plan, Section 6.23(a) relating to certain employment agreements,
Section 6.24 relating to change of control payments, Section 6.25(a) relating to the compensation of Ike G. Batalis in respect of his services prior to the Effective Time, and Section 6.27 relating to the MBC Incentive Plan, and the affected officers, directors and employees shall have agreed in writing to accept such amounts in full payment of the amounts due them under such agreements, plans and arrangements; and the aggregate of all amounts so paid or payable, including portions thereof previously accrued as an expense, shall not exceed $1,752,398.

(i) 280G Opinion. FIC shall have received a written opinion from KPMG reasonably satisfactory to FIC, based on MBC's data respecting payments made by MBC and its Subsidiaries before or during the calendar month as of which this Agreement is dated and MBC's estimates of payments to be made by MBC and its Subsidiaries after such calendar month and prior to the Effective Time, to the effect that any amounts that are paid by MBC and its Subsidiaries before the Effective Time, or required under MBC's Compensation Plans or this Agreement to be paid at or after the Effective Time, to persons who are disqualified individuals in respect of MBC and its Subsidiaries, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code. The foregoing requirement of such KPMG letter shall be deemed to have been satisfied unless, prior to the date of the mailing of the proxy statement to the shareholders of MBC (which shall not occur until at least 50 days after the date of this Agreement), FIC notifies MBC in writing that KPMG has failed or refused so to opine and identifies in such writing each payment or portion thereof as to which KPMG fails or refuses so to opine. In that event, MBC and its Subsidiaries shall have the opportunity to reduce or restructure the subject payments (with the consent of the affected disqualified individuals, if necessary) so as to satisfy the requirement for the issuance of such written opinion of KPMG. Notwithstanding the foregoing, the satisfaction of the conditions in this
Section 8.01(i) is subject to the accuracy (in all respects material to such KPMG opinion) of such data and estimates provided by MBC.

(j) FDIC Matter. The Bank shall have either (i) completely settled all issues relating to the unresolved credit transaction item raised by the FDIC in its Compliance Examination and identified in the Disclosure Schedules for Section 4.05(b) by the payment of an amount which, in the aggregate with all other items, would not have a Material Adverse Effect on MBC or (ii) have received from the FDIC or other appropriate regulatory agency having jurisdiction over this matter a letter in form and substance satisfactory to FIC respecting the disposition of this matter.

8.02. MBC. The obligation of MBC and the Bank to consummate the Mergers is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by MBC:

(a) Representations and Warranties at Effective Time. Each of the representations and warranties of FIC contained in this Agreement shall, subject to the standards set out in the second paragraph of Section 5, be true and correct on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time.

(b) Covenants. Each of the covenants and agreements of FIC shall have been fulfilled or complied with from the date of this Agreement through and as of the Effective Time.

(c) Deliveries at Closing. MBC shall have received from FIC at the Closing the items and documents, in form and content reasonably satisfactory to MBC, listed in Section 11.02(a) hereof.

(d) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the board of directors of MBC reasonably determines in good faith would reduce the benefits of the transactions contemplated hereby to such a degree that MBC would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(e) Shareholder Approval. The shareholders of MBC shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation. MBC as the sole shareholder of the Bank shall have approved and adopted this Agreement as required by applicable law and the Bank's Articles of Incorporation.

(f) Officers' Certificate. FIC shall have delivered to MBC a certificate signed by its chief executive officer and chief financial officer, dated as of the Effective Time, certifying that: (i) to the effect set out in Section 8.02(a), the representations and warranties of FIC contained in Section 5 hereof shall be true, accurate and correct at and as of the Effective Time; (ii) that all the covenants of FIC and First Indiana have been complied with from the date of this Agreement through and as of the Effective Time; and (iii) FIC has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

(g) Fairness Opinion to Shareholders. MBC's investment banker shall have issued (as of a date not later than the mailing date of the proxy statement relating to the Company Merger to be mailed to the shareholders of MBC) its fairness opinion stating that the consideration to be received by MBC shareholders relating to the Company Merger is fair to the shareholders of MBC from a financial point of view.

                                   SECTION 9

                             TERMINATION OF MERGERS

9.01. Manner of Termination. This Agreement and the Mergers may be terminated at any time prior to the Effective Time by written notice delivered by FIC to MBC, or by MBC to FIC as follows:

(a)      By FIC or MBC, if:

(i) the Mergers contemplated by this Agreement have not been consummated by February 28, 2003; provided, however, that a party hereto in willful breach of or willful default hereunder shall have no right to terminate this Agreement pursuant to this Section 9.01(a)(i); or

(ii) the respective Boards of Directors of FIC and MBC mutually agree to terminate this Agreement.

(b) By FIC, if:

(i) at any time prior to the Effective Time, FIC's Board of Directors so determines, in the event of either

(A) a breach by MBC of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to MBC of such breach; or

(B) a breach by MBC of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to MBC of such breach; or

(ii) it shall reasonably determine that the Mergers contemplated by this Agreement have become impracticable by reason of commencement or threat of any claim, litigation or proceeding against FIC, First Indiana, MBC or the Bank, or any director or officer of any of such entities relating to this Agreement or the Mergers; or

(iii) there has been a material adverse change in the business, assets, capitalization, financial condition or results of operations of MBC and the Subsidiaries taken as a whole, as of the Effective Time, as compared to that in existence as of the date of this Agreement, other than any change resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in banking laws of general applicability or interpretations thereof by courts or governmental authorities, changes in accounting principles generally accepted in the United States or regulatory accounting requirements applicable to banks and their holding companies generally, any modifications or changes to valuation policies and practices in connection with the Mergers or restructuring charges taken in connection with the Mergers, in each case in accordance with accounting principles generally accepted in the United States, effects of any action taken with the prior written consent of FIC and changes in the general level of interest rates or conditions or circumstances that affect the banking industry generally; or

(iv) MBC fulfills the requirements of Section 6.01 hereof but the shareholders of MBC do not approve and adopt the Company Merger and this Agreement.

(c) By MBC, if:

(i) at any time prior to the Effective Time, MBC's Board of Directors so determines, in the event of either

(A) a breach by FIC of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to FIC of such breach; or

(B) a breach by FIC of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to FIC of such breach; or

(ii) there has been a material adverse change in the financial condition, results of operations, business, assets or capitalization of FIC on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement, other than any change resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, changes in accounting principles generally accepted in the United States or regulatory accounting requirements applicable to banks and their holding companies generally, any modifications or changes to valuation policies and practices in connection with the Mergers or restructuring charges taken in connection with the Mergers, in each case in accordance with accounting principles generally accepted in the United States, effects of any action taken with the prior written consent of MBC and changes in the general level of interest rates or conditions or circumstances that affect the banking industry generally; or

(iii) it shall reasonably determine that the Mergers contemplated by this Agreement have become impracticable by reason of commencement or threat of any material claim, litigation or proceeding against FIC or First Indiana (A) relating to this Agreement or the Mergers or (B) which is likely to have a Material Adverse Effect on FIC; or

(iv) MBC fulfills the requirements of Section 6.01 hereof but the shareholders of MBC do not approve and adopt the Company Merger and this Agreement; or (v) after the fulfillment of the requirements of Section 6.05(b) hereof, the Board of Directors enters into an agreement, arrangement or understanding with a third party with respect to an Acquisition Transaction.

9.02. Effect of Termination. Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of FIC or MBC and their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the confidentiality provisions of this Agreement set forth in Section 6.09 hereof and the Confidentiality Agreement dated February 20, 2002 by and between FIC and MBC (the "Confidentiality Agreement"); (ii) the payment of expenses set forth in
Section 11.09 hereof; and (iii) the payment of the FIC Break-up Fee as provided by Section 6.06 hereof; provided, however, that termination will not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination. The obligation to pay the FIC Break-up Fee in accordance with Section 6.06 hereof will survive any termination of this Agreement.

                                   SECTION 10

                                     CLOSING

10.01. Closing Date and Place. So long as all conditions precedent set forth in
Section 8 hereof have been satisfied and fulfilled, the closing of the Mergers ("Closing") shall take place on the Effective Time in Indianapolis, Indiana at a place designated by FIC.

10.02.   Deliveries.

(a) At the Closing, FIC shall deliver to MBC the following:

(i) the officers' certificate contemplated by Section 8.02(f) hereof;

(ii) copies of all approvals by government regulatory agencies necessary to consummate the Mergers;

(iii) copies of (A) the resolutions of the Board of Directors of FIC certified by the Secretary of FIC, relative to the approval of this Agreement and the Company Merger and (B) the resolutions of the Board of Directors and sole shareholder of First Indiana, certified by its Secretary relative to the approval of this Agreement and the Bank Merger;

(iv) an opinion of its counsel dated as of the Effective Time and substantially in form set forth in Exhibit B attached hereto; and

(v) such other documents as MBC or its legal counsel may reasonably request.

(b) At the Closing, MBC shall deliver to FIC the following:

(i) the officers' certificate contemplated by Section 8.01(f) hereof;

(ii) a list of MBC's shareholders as of the Effective Time certified by the President and Secretary of MBC;

(iii) copies of (A) the resolutions adopted by the Board of Directors of MBC certified by the Secretary of MBC, relative to the approval of this Agreement and the Company Merger and (B) the resolutions of the Board of Directors and sole shareholder of the Bank, certified by its Secretary relative to the approval of this Agreement and the Bank Merger;

(iv) an opinion of its counsel dated as of the Effective Time and substantially in form set forth in Exhibit C attached hereto; and

(v) such other documents as FIC or its legal counsel may reasonably request.

                                   SECTION 11

                                  MISCELLANEOUS

11.01. Binding Effect; Assignment. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of the respective parties hereto and their respective heirs, legatees, representatives, successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that no consent shall be required if this Agreement is assigned to any successor to or a subsidiary of FIC following the Effective Time, whether by operation of law or otherwise. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons except as specifically set forth in Section 7.04 hereof .

11.02.   Waiver; Amendment.

(a) The parties may by an instrument in writing extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements set forth in this Agreement, except that the consideration to be received by the MBC shareholders shall not be decreased by such an amendment following the adoption and approval of the Company Merger and this Agreement by the MBC shareholders (other than a reduction in the Conversion Price pursuant to Section 8.01(g)). Either of the holding company parties by an instrument in writing (i) may waive any inaccuracies in the representations or warranties of the other holding company party or its subsidiaries contained in this Agreement or in any document delivered pursuant hereto; (ii) waive the performance by the other holding company party or its subsidiaries of any of the covenants or agreements to be performed by it or them under this Agreement; or (iii) waive the satisfaction or fulfillment of any condition, the satisfaction or fulfillment of which is a condition to the obligation of the holding company party so waiving to consummate the Mergers. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

11.03. Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by overnight courier, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

         If to MBC or the Bank:               with a copy to (which shall not
                                              constitute notice):

         MetroBanCorp                         Krieg DeVault LLP
         10333 N. Meridian Street             One Indiana Square, Suite 2800
         Suite 111                            Indianapolis, Indiana 46204-2017
         Indianapolis, Indiana 46290          ATTN:  Michael J. Messaglia, Esq.
         ATTN: Ike G. Batalis                 Telephone: (317) 238-6249
         Telephone:  (317) 573-2400           Fax:  (317) 636-1507
         Fax:  (317) 573-2346

         If to FIC, First Indiana or          with a copy to (which shall not
         Merger Sub:                          constitute notice):

         First Indiana Corporation            Bose McKinney & Evans LLP
         First Indiana Plaza                  135 N. Pennsylvania St., #2700
         135 N. Pennsylvania Street           Indianapolis, IN 46204
         Indianapolis, Indiana 46204          ATTN: David A. Butcher
         ATTN:  Owen B. Melton, Jr.           Telephone: (317) 684-5123
         Telephone:  (317) 269-1220           Fax: (317) 684-5173
         Fax:  (317) 269-1290

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; when received, if delivered by registered or certified mail (postage prepaid and return receipt requested); when receipt acknowledged, if faxed; and the next business day after timely delivery to a recognized overnight courier service, if delivered by overnight courier.

11.04. Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

11.05. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.

11.06. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Hamilton and Marion Counties, Indiana or the

United States District Court for the Southern District of Indiana. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts.

11.08. Entire Agreement. This Agreement when executed and delivered supersedes, terminates and renders of no further force or effect all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Mergers or matters contemplated herein and constitutes the entire agreement between the parties hereto, except for the Confidentiality Agreement, which shall continue in full force and effect following the date hereof. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.09. Expenses. FIC and First Indiana shall pay their expenses incidental to the Mergers contemplated hereby. MBC and the Bank shall pay their expenses incidental to the Mergers contemplated hereby.

11.10. Certain References. Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term "business day" shall mean any day except Saturday and Sunday when the Bank and First Indiana are open for the transaction of business.

         IN WITNESS WHEREOF, MBC, the Bank, FIC, Merger Sub and First Indiana have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

                                           METROBANCORP


                                           By: /s/ Ike G. Batalis
                                               ---------------------
                                               Ike G. Batalis
ATTEST:                                        President and Chief Executive
By:  /s/  Charles V. Turean                    Officer
     -----------------------------------       "MBC"
     Charles V. Turean, Secretary


                                           METROBANK


                                           By: /s/ Ike G. Batalis
                                               ------------------------------
                                               Ike G. Batalis
ATTEST:                                        President and Chief Executive
By:  /s/  Charles V. Turean                    Officer
     -----------------------------------       "Bank"
     Charles V. Turean, Secretary


                                           FIRST INDIANA CORPORATION


                                           By: /s/ Marni McKinney
                                               ------------------------------
ATTEST:                                        Marni McKinney
By:   /s/  Owen B. Melton, Jr.                 "FIC"
      ------------------------------------


                                           FIC ACQUISITION CORP.


                                           By: /s/ Marni McKinney
                                               ------------------------------
ATTEST:                                        Marni McKinney
By:   /s/  Owen B. Melton, Jr.                 "Merger Sub"
      ------------------------------------

                                           FIRST INDIANA BANK, NATIONAL
                                           ASSOCIATION


                                           By: /s/ Owen B. Melton, Jr.
                                               ------------------------------
ATTEST:                                        Owen B. Melton, Jr.
By:   /s/  Marni McKinney                      "First Indiana"
     -------------------------------------

                                VOTING AGREEMENT



         Each of the undersigned directors of MBC hereby (a) agrees in his capacity as a director to recommend to MBC's shareholders the approval of this Agreement and the Merger, except as otherwise provided in Sections 6.01 and 6.05 of this Agreement, and (b) agrees in his individual capacity to vote his shares of MBC common stock that are registered in his personal name (and agrees to use his best efforts to cause all additional shares of MBC Common Stock owned jointly with any other person or by his spouse or over which he has voting influence or control to be voted) in favor of this Agreement and the Company Merger. In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of MBC with the purpose of avoiding his agreements set forth in the preceding sentence.

         Dated this 4th day of September, 2002.

                   /s/  Chris G. Batalis
                   -------------------------------------
                   Chris G. Batalis

                   /s/  Ike G. Batalis
                   -------------------------------------
                   Ike G. Batalis

                   /s/  Terry L. Eaton
                   -------------------------------------
                   Terry L. Eaton

                   /s/  James F. Keenan
                   -------------------------------------
                   James F. Keenan

                   /s/  Robert L. Lauth, Jr.
                   -------------------------------------
                   Robert L. Lauth, Jr.

                   /s/  James C. Lintzenich
                   -------------------------------------
                   James C. Lintzenich

                   /s/  R.D. Richardson
                   -------------------------------------
                   R.D. Richardson

                   /s/  Edward R. Schmidt
                   -------------------------------------
                   Edward R. Schmidt

                   /s/  Donald F. Walter
                   -------------------------------------
                   Donald F. Walter

                              SCHEDULE OF EXHIBITS





Exhibit A   -              Consulting Agreement

Exhibit B                  Legal opinion of Bose McKinney & Evans LLP

Exhibit C   -              Legal opinion of Krieg DeVault LLP

                                                                      APPENDIX B

                               Hovde Financial LLC
                     INVESTMENT BANKERS & FINANCIAL ADVISORS


November 15, 2002


Board of Directors
MetroBanCorp
10333 North Meridian Street
Suite 111
Indianapolis, IN 46290

Dear Members of the Board:

         We understand that First Indiana Corporation ("First Indiana"), an Indiana corporation, and MetroBanCorp ("MetroBanCorp"), an Indiana corporation, have entered into an Agreement and Plan of Merger (the "Agreement") dated September 4, 2002, pursuant to which MetroBanCorp will merge with and into, and under the charter of First Indiana (the "Merger"). As set forth in Section 2.01
(a) of the Agreement, at the Effective Time of the Merger (as defined in the Agreement) each of the outstanding shares of MetroBanCorp common stock ("MetroBanCorp Common Stock"), par value $0.00 per share, shall be converted into the right to receive a cash amount equal to Seventeen and No/100 Dollars ($17.00) (the "Merger Consideration"). In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of MetroBanCorp.

         Hovde Financial LLC ("Hovde"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with MetroBanCorp, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of Hovde and their affiliates may from time to time effect transactions and hold securities of First Indiana and MetroBanCorp. As of the date hereof, 30,874 shares of First Indiana Common Stock and no shares of MetroBanCorp Common Stock are owned.

         We were retained by MetroBanCorp to act as its financial advisor in connection with the Merger. We will receive compensation from MetroBanCorp in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. MetroBanCorp has agreed to indemnify us for certain liabilities arising out of our engagement.

                 1826 Jefferson Place, NW o Washington, DC 20036
             o Telephone (202) 775-8109 o Facsimile (202) 775-8365
                   1629 Colonial Parkway o Inverness, IL 60067
  o Telephone (847) 991-6622 o Facsimile (847) 991-5928 1801 N. Flagler Drive
                    o Suite 207 o West Palm Beach, FL 33407
              o Telephone (561) 659-0061 o Facsimile (561) 805-9889

Board of Directors
MetroBanCorp
November 15, 2002
Page 2 of 4


         During the course of our engagement and for the purposes of the opinion set forth herein, we have:

         (i)      reviewed the Agreement;

         (ii) reviewed certain historical publicly available business and financial information concerning First Indiana and MetroBanCorp;

         (iii) reviewed certain internal financial statements and other financial and operating data concerning First Indiana and MetroBanCorp;

         (iv) analyzed certain financial projections prepared by the managements of First Indiana and MetroBanCorp;

         (v) conducted meetings with members of the senior management of First Indiana and MetroBanCorp for the purpose of reviewing the future prospects of First Indiana and MetroBanCorp, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements (the "Synergies") expected to be achieved as a result of the Merger;

         (vi) reviewed historical market prices and trading volumes for First Indiana Common Stock and MetroBanCorp Common Stock;

         (vii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant;

         (viii) analyzed the pro forma impact of the Merger on the combined company's earnings per share, consolidated capitalization and financial ratios;

         (ix) performed such other analyses and considered such other factors as we have deemed appropriate.

         We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations.

Board of Directors
MetroBanCorp
November 15, 2002
Page 3 of 4



         In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by First Indiana and MetroBanCorp and in the discussions with First Indiana and MetroBanCorp management. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and non-performing assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of First Indiana and MetroBanCorp and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for First Indiana and MetroBanCorp are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of First Indiana or MetroBanCorp. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of First Indiana and MetroBanCorp and we were not furnished with any such evaluations or appraisals.

         We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will not qualify as a tax-free reorganization for United States federal income tax purposes. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to First Indiana and MetroBanCorp. In rendering this opinion, we have been advised by First Indiana and MetroBanCorp and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on First Indiana or the surviving corporation that would have a material adverse effect on First Indiana or the contemplated benefits of the Merger. We have also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of First Indiana or the surviving corporation after the Merger.

         Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

Board of Directors
MetroBanCorp
November 15, 2002
Page 4 of 4



         We are not expressing any opinion herein as to constitute a recommendation to any holder of MetroBanCorp Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of MetroBanCorp Common Stock.

         This letter is solely for the information of the Board of Directors of MetroBanCorp and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of MetroBanCorp Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

         Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the shareholders of MetroBanCorp.

                                   Sincerely,

                                   /s/ HOVDE FINANCIAL LLC
                                   HOVDE FINANCIAL LLC

                                                                      APPENDIX C

                    TITLE 23. BUSINESS AND OTHER ASSOCIATIONS
                   ARTICLE 1. INDIANA BUSINESS CORPORATION LAW
                         CHAPTER 44. DISSENTERS' RIGHTS

23-1-44-1 "CORPORATION" DEFINED

         Sec. 1. As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

23-1-44-2 "DISSENTER" DEFINED

         Sec. 2. As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

23-1-44-3 "FAIR VALUE" DEFINED

         Sec. 3. As used in this chapter, "fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

23-1-44-4 "INTEREST" DEFINED

         Sec. 4. As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

23-1-44-5 "RECORD SHAREHOLDER" DEFINED

         Sec. 5. As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

23-1-44-6 "BENEFICIAL SHAREHOLDER" DEFINED

         Sec. 6. As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

23-1-44-7 "SHAREHOLDER" DEFINED

         Sec. 7. As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

23-1-44-8 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

         Sec. 8. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

                  (1) Consummation of a plan of merger to which the corporation is a party if:

                           (A) shareholder approval is required for the merger
                  by IC 23-1-40-3 or the articles of incorporation; and

                           (B) the shareholder is entitled to vote on the
                  merger.

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale.

         (4) The approval of a control share acquisition under IC 23-1-42.

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

         (1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

         (2) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets -- National Market Issues or a similar market.

         (c) A shareholder:

         (1) who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

         (2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

23-1-44-9 DISSENTERS' RIGHTS OF BENEFICIAL SHAREHOLDER

         Sec. 9. (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one
(1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

         (1) the beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) the beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

23-1-44-10 PROPOSED ACTION CREATING DISSENTERS' RIGHTS; NOTICE

         Sec. 10.(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

         (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 of this chapter.

23-1-44-11 PROPOSED ACTION CREATING DISSENTERS' RIGHTS; ASSERTION OF DISSENTERS' RIGHTS

         Sec. 11.(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

         (1) must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

         (2) must not vote the shareholder's shares in favor of the proposed action.

         (b) A shareholder who does not satisfy the requirements of subsection
(a) is not entitled to payment for the shareholder's shares under this chapter.

23-1-44-12 DISSENTERS' NOTICE; CONTENTS

         Sec. 12.(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 of this chapter.

         (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

                  (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                  (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

                  (4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

                  (5) be accompanied by a copy of this chapter.

23-1-44-13 DEMAND FOR PAYMENT AND DEPOSIT OF SHARES BY SHAREHOLDER

         Sec. 13. (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice under section 12(b)(3) of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

23-1-44-14 UNCERTIFICATED SHARES; RESTRICTION ON TRANSFER; DISSENTERS' RIGHTS

         Sec. 14. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

23-1-44-15 PAYMENT TO DISSENTER

         Sec. 15. (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

         (b) The payment must be accompanied by:

         (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (2) a statement of the corporation's estimate of the fair value of the shares; and

         (3) a statement of the dissenter's right to demand payment under section 18 of this chapter.

23-1-44-16 FAILURE TO TAKE ACTION; RETURN OF CERTIFICATES; NEW ACTION BY CORPORATION

         Sec. 16. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedure.

23-1-44-17 WITHHOLDING PAYMENT BY CORPORATION; CORPORATION'S ESTIMATE OF FAIR VALUE; AFTER-ACQUIRED SHARES

         Sec. 17. (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 of this chapter.

23-1-44-18 DISSENTERS' ESTIMATE OF FAIR VALUE; DEMAND FOR PAYMENT; WAIVER

         Sec. 18. (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

                  (1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

                  (2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

                  (3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty
         (60) days after the date set for demanding payment.

         (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

23-1-44-19 COURT PROCEEDING TO DETERMINE FAIR VALUE; JUDICIAL APPRAISAL

         Sec. 19.(a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment:

                  (1) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

                  (2) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

23-1-44-20 COSTS; FEES; ATTORNEY FEES

         Sec. 20.(a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

                  (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PROXY
                                  METROBANCORP
                         Special Meeting of Shareholders
                                December 19, 2002

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Ike G. Batalis and Charles V. Turean, or either of them, as proxies of the undersigned, each with full power of substitution and resubstitution, to represent and to vote all of the shares of common stock of MetroBanCorp ("MBC") which the undersigned beneficially holds of record on November 18, 2002 and would be entitled to vote at the Special Meeting of Shareholders of MBC, to be held at 10333 North Meridian Street, Indianapolis, Indiana, in the First Floor Conference Center, on Thursday, December 19, 2002, at 1:00 p.m., local time, and at any adjournments thereof, with all of the powers the undersigned would possess if personally present, on the matters set forth below.

         The Board of Directors of MBC recommends a vote FOR approval and adoption of the Agreement of Affiliation and Merger specified in Item 1 below.

         1. Approval and adoption of the Agreement and Plan of Merger ("Agreement"), dated as of September 4, 2002, among MBC, MetroBank, First Indiana Corporation, FIC Acquisition Corp. and First Indiana Bank, National Association, pursuant to which MBC will merge with and into First Indiana Acquisition Corp. and each outstanding share of MBC common stock will be converted into the right to receive a cash amount equal to Seventeen and No/100 Dollars ($17.00) as provided for in the Agreement.

                  ___ FOR                ___ AGAINST              ___ ABSTAIN

                            (continued on other side)
                           (continued from other side)

         2. In their discretion, on such other matters as may properly come before the Special Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE AGREEMENT. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF MBC. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.

Please sign exactly as your name appears on your stock certificates and on the label placed below. Joint owners should each sign personally. Trustees, guardians, executors and others signing in a representative capacity should indicate the capacity in which they sign.


                                      DATED:                             , 2002
                                             ---------------------------

         (PLACE LABEL HERE)
                                      -----------------------------------------
                                      (Signature of Shareholder)

                                      -----------------------------------------
                                      (Signature of Shareholder)